Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MEDTECH ACQUISITION CORPORATION,

MTAC MERGER SUB, INC.,

and

TRISALUS LIFE SCIENCES, INC.,

dated as of

November 11, 2022

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A -	Form of Sponsor Support Agreement
Exhibit B -	Form of Support Agreement
Exhibit C -	Form of Acquiror Charter
Exhibit D -	Form of Acquiror Bylaws
Exhibit E -	Form of Registration Rights Agreement
Exhibit F -	Form of Lock-Up Agreement
Exhibit G -	Form of Certificate of Merger
Exhibit H -	Form of Acquiror LTIP
Exhibit I -	Form of Acquiror ESPP
Exhibit J -	Form of Extension Note

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 11, 2022, (the “Agreement Date”) by and among MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”) and TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations thereunder (the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Company has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement, the other Transaction Agreements and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the Company Stockholders;

WHEREAS, the board of directors of Acquiror has (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending to its stockholders that they approve the Acquiror Stockholder Matters (the “Acquiror Board Recommendation”);

WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Acquiror, Sponsor and the Company are entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things: (i) Sponsor agreed to waive its anti-dilution rights in the Acquiror Certificate of Incorporation with respect to the automatic conversion of Founder Shares into shares of Acquiror Class A Common Stock as of immediately prior to Closing; and (ii) certain Founder Shares held by the Sponsor at the Closing will be subject to certain vesting and forfeiture provisions as set forth in the Sponsor Support Agreement, including for purposes of satisfying Acquiror Transaction Expenses incurred in excess of the Acquiror Transaction Expenses Cap;

WHEREAS, as a material inducement to Acquiror Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Requisite Stockholders shall have each executed support agreements (collectively, the “Support Agreements”) substantially in the form attached hereto as Exhibit B, pursuant to which the Company Requisite Stockholders have agreed to, among other things, provide their written consent, within twenty (20) days following the receipt by such Company Requisite Stockholder of the Information Statement delivered after the effectiveness of the Registration Statement in accordance with Section 7.07, to (a) adopt and approve this Agreement and the Merger, and the other documents contemplated hereby and the Transactions contemplated hereby and thereby, (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company Certificate of Incorporation, the Preferred Conversion and (c) effect the Preferred Conversion;

WHEREAS, as a condition to the consummation of the Transactions, Acquiror shall provide an opportunity to the stockholders of Acquiror to exercise their rights to participate in the Acquiror Stockholder Redemption in conjunction with, inter alia, obtaining approval from the stockholders of the Acquiror for (i) the Extension or (ii) the Transactions;

WHEREAS, pursuant to the Acquiror Organizational Documents, shares of Acquiror Class B Common Stock shall automatically convert into shares of Acquiror Class A Common Stock in connection with the Transactions;

WHEREAS, immediately prior to the Effective Time and subject to obtaining approval of the Acquiror Stockholder Matters, Acquiror shall (i) amend and restate the Acquiror Certificate of Incorporation to be substantially in the form attached hereto as Exhibit C (the “Acquiror Charter”) and effective immediately upon the filing and effectiveness of the Acquiror Charter, each one share of Acquiror Class A Common Stock and each one share of Acquiror Class B Common Stock that were issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share of Acquiror (as defined in the Acquiror Charter, the “Common Stock”) and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit D attached hereto (the “Acquiror Bylaws”);

WHEREAS, in connection with the Closing, the Company Requisite Stockholders shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E;

WHEREAS, as a material inducement to Acquiror’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the effectiveness of this Agreement, and each effective as of the Closing, the Company Requisite Stockholders shall enter into a Lock-Up Agreement (“Lock-Up Agreement”), substantially in the forms attached hereto as Exhibit F.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01            Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on December 17, 2020, as amended and in effect on the date hereof.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 11.01(d).

“Acquiror D&O Tail” has the meaning specified in Section 9.06(b).

“Acquiror ESPP” has the meaning specified in Section 8.05.

“Acquiror Fully Diluted Shares” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

“Acquiror LTIP” has the meaning specified in Section 8.05.

“Acquiror Material Adverse Effect” means any change, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, results or operations or financial condition of Acquiror or (b) the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (i) the Acquiror Stockholder Redemption made in accordance with the Acquiror Certificate of Incorporation, (ii) any change in applicable Laws or GAAP or any interpretation thereof, or (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (provided that the exceptions in this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the announcement, execution, performance or existence of this Agreement, and, to the extent related thereto, the condition in Section 10.03(a)); provided, further that in the case of clauses (ii) and (iii) such changes may be taken into account to the extent that such changes have had or would reasonably be expected to have a disproportionate impact Acquiror as compared to other SPACs.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means Acquiror and Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror and Merger Sub.

“Acquiror Preferred Stock” has the meaning specified in Section 6.11(a)

“Acquiror Share Value” means $10.00.

“Acquiror Stockholder Approval” means the affirmative vote of the requisite holders of Acquiror Common Stock required under the DGCL, Nasdaq listing rules and the Acquiror Certificate of Incorporation to approve each of (A) the entry into this Agreement by Acquiror, and the consummation of the Transactions, (B) the issuance of more than 20% of Acquiror’s outstanding shares of Common Stock, in connection with the Merger, pursuant to the rules of the stock exchange on which Acquiror’s shares are listed, (C) the approval of the Acquiror LTIP and the Acquiror ESPP, (D) the election of members of the board of directors of Acquiror in accordance with Section 2.05, (E) the issuance of the Common Stock pursuant to the instruments entered into in connection with the Future PIPE Investment, (F) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate as necessary in its comments to the Registration Statements or correspondence related thereto, (G) any other proposals the Parties agree are necessary or desirable to consummate the Transactions, (H) the amendment and restatement of the Acquiror Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit C hereto, and (I) any amendment to the Acquiror Certificate of Incorporation in connection with the Extension.

“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(a).

“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(a).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date, including, but not limited to, in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, whether paid or unpaid prior to the Closing, whether or not described on Schedule 6.07 and whether related to the Transactions or a prior potential Business Combination, including, without limitation, (i) fifty percent (50%) of the Antitrust Expenses incurred in accordance with Section 12.05(c)(i) that have not been paid prior to Closing, (ii) fees, costs and expenses required to repay the principal and accrued interest of any promissory notes in favor of the Sponsor, including those entered into during the Interim Period pursuant to Section 8.01(a)(vii) (excluding, from such calculation, to the extent it is converted into Acquiror Warrants in accordance with its terms and conditions prior to the Closing, the Convertible Sponsor Note), (iii) all placement agent fees and other fees relating to the Future PIPE Investment (other than PIPE Investor Reimbursable Expenses), (iv) fifty percent (50%) of the Extension Costs incurred in connection with soliciting stockholder approval of the Extension in accordance with Section 12.05(c)(ii); (v) fifty percent (50%) of any Taxes required to be paid by Acquiror in respect of the Acquiror Stockholder Redemptions pursuant to Section 4501 of the Code (taking into account any offsetting issuances of Common Stock, including pursuant to the Transactions); (vi) all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Transactions; and (vii) to the extent such amounts remain unsatisfied as of immediately prior to the Closing, any deferred underwriting commissions, including the Deferred Discount (as defined in the Raymond James Underwriting Agreement).

“Acquiror Transaction Expenses Cap” means $6,000,000; provided, however, that (i) the Acquiror Transaction Expenses Cap shall be increased to $7,000,000 if the Available Closing Acquiror Cash at Closing equals or exceeds $70,000,000, and (ii) the Acquiror Transaction Expenses Cap shall be increased by additional $1,000,000 for each $5,000,000 of Available Closing Acquiror Cash at Closing in excess of $70,000,000. By way of example, the Acquiror Transaction Expenses Cap shall be $8,000,000 in the event the Available Closing Acquiror Cash at Closing is equal to or exceeds $75,000,000 but is less than $80,000,000.

“Acquiror Units” means equity securities of Acquiror each consisting of one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, charge, action, suit, complaint, grievance, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, Company stockholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company).

“Aggregate Company Common Stock” means, without duplication, and in each case after giving effect to the Preferred Conversion, the exercise of all of the outstanding Series B-3 Warrants prior to the Effective Time in accordance with Section 3.06(b), and the exercise of any other Company Warrants in  accordance with Section 3.06(a), the sum of the aggregate number of Company Common Shares that are issued and outstanding immediately prior to the Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Agreement Date” has the meaning specified in the preamble hereto.

“Ancillary Related Party Arrangements” has the meaning specified in Section 5.25.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended. For the avoidance of doubt. Anti-Corruption Laws do not include Healthcare Laws.

“Antitrust Law” means any antitrust, competition or trade regulation Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Clayton Act, the Federal Trade Commission Act, the Sherman Act and similar domestic, foreign and multilateral competition laws.

“Assumed Warrant” has the meaning specified in Section 3.06(c).

“Audited Financial Statements” has the meaning specified in Section 5.07(a).

“Available Closing Acquiror Cash” means an amount equal to, as of the Effective Time, the sum of (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the amount funded at or prior to the Closing in the Future PIPE Investment (after reduction for the aggregate amount of payments required to be made in connection with the payment of PIPE Investor Reimbursable Expenses, if any), plus (iii) the aggregate amounts contractually committed to be funded following the Closing pursuant to the terms and conditions of Future PIPE Investment (subject to, and assuming for these purposes, the satisfaction or waiver of the conditions to the investor’s obligation to fund such amounts as set forth in the definitive agreements entered into in connection with the applicable Future PIPE Investment), minus (iv) the Acquiror Transaction Expenses (which such amount shall not exceed the Acquiror Transaction Expenses Cap).

“Business Combination” has the meaning specified in the Acquiror Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Certificates” has the meaning specified in Section 3.02(b)(i).

“Certificate of Merger” has the meaning specified in Section 2.02.

“Change in Recommendation” has the meaning specified in Section 9.03.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Equity Value” means $220,000,000.

“Closing Merger Consideration” has the meaning specified in Section 3.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.12(a).

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on September 29, 2022, as amended and in effect on the date hereof.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Dissenting Shares” means any Company Common Shares or Company Preferred Shares that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.

“Company Employees” has the meaning specified in Section 5.12(a).

“Company Equity Plan” means the Surefire Medical, Inc. (also known as TriSalus Life Sciences, Inc.) 2009 Amended and Restated Equity Incentive Plan, as amended from time to time.

“Company Intellectual Property” means the Owned Intellectual Property, Jointly-Owned Intellectual Property and Licensed Intellectual Property.

“Company Options” means options to purchase Company Common Shares granted by the Company pursuant to the Company Equity Plan or otherwise.

“Company Preferred Shares” means, collectively, the Company Series A-1 Preferred Shares, Company Series A-2 Preferred Shares, Company Series A-3 Preferred Shares, Company Series A-4 Preferred Shares, Company Series A-5 Preferred Shares, Company Series A-6 Preferred Shares, the Company Series B Preferred Shares, the Company Series B-1 Preferred Shares, the Company Series B-2 Preferred Shares and the Company Series B-3 Preferred Shares.

“Company Product” has the meaning specified in Section 5.28(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Stockholders” means those holders of Company Shares identified on Schedule 1.01(a), which holders shall represent at least (i) a majority of the holders of the Company Preferred Shares voting as a single class and (ii) a majority of the holders of (a) Company Common Shares and (b) Company Preferred Shares (on an as-converted to Company Common Shares basis based on the conversion rate on the date for such determination of such vote), voting together as a single class.

“Company Series A-1 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series A-2 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-2 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series A-3 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-3 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series A-4 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-4 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series A-5 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-5 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series A-6 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-6 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series B Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series B-1 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series B-2 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-2 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series B-3 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-3 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Service Provider” means any employee, officer, director or individual independent contractor of the Company.

“Company Shares” means, collectively, the Company Series A-1 Preferred Shares, the Company Series A-2 Preferred Shares, the Company Series A-3 Preferred Shares, the Company Series A-4 Preferred Shares, the Company Series A-5 Preferred Shares, the Company Series A-6 Preferred Shares, the Company Series B Preferred Shares, the Company Series B-1 Preferred Shares, the Company Series B-2 Preferred Shares, the Company Series B-3 Preferred Shares and the Company Common Shares.

“Company Stockholder Approval” means an executed written consent pursuant to Section 251 of the DGCL approving the adoption of this Agreement and the consummation of the Transactions, including the Merger, by the Company Requisite Stockholders.

“Company Stockholders” means the holders of Company Shares.

“Company Transaction Expenses” means all fees, costs and expenses payable by the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including (relating thereto) (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company, (ii) fifty percent (50%) of the Antitrust Expenses in accordance with Section 12.05(c)(i) that have not been paid prior to Closing, (iii) all fees, costs and expenses related to the Company D&O Tail, (iv) all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable by the Company in connection with the consummation of the Transactions, (v) the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of the provision of the items under clause (iv) (which shall include all such Taxes and other similar assessments that have been deferred under any COVID-19 Measure), in each case, whether paid or unpaid prior to the Closing, (vi) to the extent not duplicative with the amounts describes in clauses (iv) and (v), “single trigger” sale, success, stay, transaction, change in control, severance, termination or other compensatory payments or benefits payable to current or former Company Service Providers, and all obligations of the Company that would become due and owing under employment, severance or similar agreements or arrangements, in each case, in whole or in part in connection with the consummation of the transactions contemplated hereunder, together with the employer portion of any payroll or similar Taxes related thereto, and determined assuming such amounts are payable as of the Closing, (vii) fifty percent (50%) of the Extension Costs arising in connection with soliciting stockholder approval of the Extension, (viii) fifty percent (50%) of the Extension Expenses in accordance with Section 12.05(c)(iii), and (ix) all fees, costs and expenses related to the Acquiror D&O Tail (provided, for clarity, that all fees, costs and expenses related to the Acquiror D&O Tail shall be paid on the Closing Date).

“Company Transaction Expenses Amount” means an amount equal to all Company Transaction Expenses incurred by the Company that have not been paid prior to the Effective Time.

“Company Warrant” means any warrant to purchase any Company Common Shares or Company Preferred Shares, as applicable.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contemplated Interim Financing” means any issuances by the Company of promissory notes convertible into Company Common Shares no later than immediately prior the Effective Time, in an aggregate amount of up to $15,000,000 and subject in all respects to the covenants and provisions set forth in Section 7.11.

“Contracts” means any agreement, contract, license, lease, sublease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Convertible Sponsor Note” means that certain promissory note, dated as of May 24, 2022, issued by Acquiror in favor of Sponsor, in the principal amount of up to $1,500,000, the principal balance of which may be converted into additional Acquiror Warrants at the election of Sponsor.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“DGCL” has the meaning specified in the Recitals hereto.

“DPA” has the meaning specified in Section 6.11(c).

“Effective Time” has the meaning specified in Section 2.02.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all Laws or Contracts relating to pollution or protection of the environment (including natural resources), human or worker health and safety, or the design, production, sale, distribution, labeling, marketing, handling, treatment, manufacture, use, storage, emission, disposal or release of, or exposure of any Person to, Hazardous Materials or products containing Hazardous Materials.

“ERISA” has the meaning specified in Section 5.12(a).

“ERISA Affiliate” has the meaning specified in Section 5.12(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company or another exchange agent appointed by Acquiror prior to Closing that is reasonably acceptable to the Company to act as the agent for the purpose of paying the Closing Merger Consideration to the Company Stockholders in accordance with Section 3.01.

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Merger Consideration Amount by (ii) the Acquiror Share Value.

“Excluded Share” has the meaning specified in Section 3.02(b)(v).

“Extension” has the meaning specified in Section 9.10.

“Extension Costs” has the meaning specified in Section 12.05(c).

“Extension Note” has the meaning specified in Section 12.05(c).

“FDA” has the meaning specified in Section 5.28(a).

“FDCA” has the meaning specified in Section 5.28(a).

“Final Outside Date” has the meaning specified in Section 9.10.

“Financial Statements” has the meaning specified in Section 5.07(a).

“Founder Shares” means the 6,250,000 shares of Acquiror Class B Common Stock that were issued to the Sponsor prior to the Acquiror’s initial public offering and which are described as “founder shares” in the Acquiror Final Prospectus.

“Future PIPE Investment” shall mean any subscription or investment agreement with respect to the securities of Acquiror entered into by Acquiror following the date hereof and prior to the Closing for the purpose of raising funds in connection with the Transactions, in accordance with the terms of Section 8.02.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, arbiter or arbitral body (public or private), regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any non-governmental regulatory authority or entity or quasi-governmental authority or entity of competent jurisdiction or any similar body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any contractors of a Governmental Authority, department or agency as authorized by Law (including any Healthcare Law), and acting pursuant to the terms and conditions of any such contract.

“Government Bid” means any quotation, bid or proposal by the Company that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract for the delivery of supplies or provision of services between the Company on one hand and any (i) Governmental Authority on the other hand or (ii) between the Company as a subcontractor at any tier on one hand and any other Person, including resellers and distributors on the other hand, in connection with any contract with a Governmental Authority.

“Government Official” means any (i) employee or official of (A) a Governmental Authority, (B) instrumentality of a Governmental Authority, including any state-owned enterprise, government agency or government advisor or (C) public international organization, (ii) political party or party official, (iii) candidate for political office or (iv) any other Person acting in an official capacity on behalf of any of the foregoing.

“Government Program” means any “federal healthcare program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, TRICARE, the Medicare Advantage Program, Medicare Prescription Drug Benefit Programs, Maternal and Child Health Service Block Grant, Social Services Block Grant and any other similar or successor federal, state or local healthcare payment programs with or sponsored, in whole or in part, by any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, ruling, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” “infectious,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, silica, lead, mold, radiation, noise, odor, radon, medical waste, flammable or explosive substances, or pesticides.

“Healthcare Laws” means (a) all Laws to the extent applicable to the business of the Company relating to healthcare, including, without limitation: (i) Laws relating to the licensure, certification, qualification or authority to transact business in connection with the payment for, or arrangement of, healthcare benefits, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of healthcare services; (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (iii) healthcare or insurance fraud or abuse Laws, including, but not limited to, the following Laws: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), and the Exclusion Laws, 42 U.S.C. § 1320a-7; (iv) Laws relating to billings to insurance companies, health maintenance organizations and other managed care plans; (v) any state Law concerning the splitting of healthcare professional fees; (vi) Laws relating to informed consent, Healthcare Permits, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Government Programs, mandated reporting of incidents, occurrences, diseases and events and advertising or marketing of healthcare services; (vii) the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (viii) the Deficit Reduction Act of 2005; (ix) HIPAA (as defined below); (x) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (xi) the Travel Act, 18 U.S.C. § 1952; (xii) the Physician Payments Sunshine Act (42 U.S.C. § 1320(7h); and (xiii) any similar state and local Laws that address the subject matter of the foregoing and (b) any and all amendments or modifications made from time to time to the items referenced in subsection (a) above.

“Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, registrations, accreditations, consents, qualifications, and/or any other permit or permission which are material to or legally required for the operation of the business of the Company as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all Laws promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, without duplication, all obligations (including all obligations in respect of principal, interest, penalties, breakage costs, fees and premiums) of such Person for or in respect of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business); (iv) any lease obligations that are capitalized or are required to be capitalized in accordance with GAAP; (v) the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against; (vi) interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made, whether periodically or upon the happening of a contingency; (vii) all obligations secured by a Lien (other than a Permitted Lien) on any property of such Person; (viii) unfunded pension or retirement agreements, programs, policies, or other similar arrangements, including any employer portion of Taxes due in respect thereof; (ix) all unpaid obligations of the Company for any accrued bonuses or other incentive compensation or accrued or not accrued deferred compensation, in each case, together with the employer portion of any payroll or similar Taxes related thereto and determined assuming such amounts are payable as of the Closing, (x) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer pursuant to Section 2302 of the CARES Act, (xi) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (xii) dividends declared but not yet paid or other distributions payable; (xiii) any obligation of the type referred to in clauses (i) - (xii) of this definition of any other Person, for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Information Statement” has the meaning specified in Section 7.07.

“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, or extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, designs, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, operating and maintenance manuals, methods, and engineering drawings; (e) rights in or to Software or other technology; (f) Internet domain names, social media accounts, social media handles or social media identifiers; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning specified in the recitals.

“Interim Financial Statements” has the meaning specified in Section 5.07(a).

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means any and all of the following owned, leased, licensed or used by or for, or otherwise relied on by, the Company: information technology and computers systems, networks and infrastructure (including Software, databases, facilities and equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format.

“Jointly-Owned Intellectual Property” means all Intellectual Property that is jointly owned or purported to be jointly owned by and between the Company and a third party.

“Law” means any statute, law (including common law), code, act, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all Contracts related to leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures or other interest in real property held by the Company.

“Leases” has the meaning specified in Section 5.18(b).

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Licensed Intellectual Property” has the meaning specified in Section 5.19(b).

“Licensed Personnel” means any Person employed as an employee, agent, independent contractor or otherwise engaged by or otherwise providing licensed services for or on behalf of the Company that is required to hold a Healthcare Permit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Listing Application” has the meaning specified in Section 8.06.

“Listing Event” means any of (a) the Acquiror Common Stock being delisted from Nasdaq, (b) Acquiror receiving a notice from Nasdaq to the effect that the Acquiror Common Stock no longer meets the Nasdaq listing requirements, without regard to any cure period that may be available under Nasdaq’s listing rules; or (c) any event whereby Acquiror no longer meets the requirements of Nasdaq Rule 5550 for continued listing on Nasdaq; provided, that with respect to subclauses (a), (b) and (c), such events shall not be deemed Listing Events in the event Acquiror relists the Acquiror Common Stock on the NYSE.

“Material Adverse Effect” means, with respect to the Company, any state of facts, change, event, effect or occurrence that, individually or in the aggregate with any other state of facts, change, event, effect or occurrence, has had or would reasonably be expected to have (a) a material adverse effect on the operations or financial condition of the Company or (b) a material adverse effect on the ability of the Company to consummate the Transactions; provided, that with respect to clause (a) of this definition, in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (provided that the exceptions in this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the announcement, execution, performance or existence of this Agreement, and, to the extent related thereto, the condition in Section 10.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates (including increases in the costs of products, supplies, materials or other goods purchased from third party suppliers) or the economy as a whole, (v) the taking of any action by the Company expressly required by this Agreement, with the prior written consent of Acquiror or at the direction of Acquiror, (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company to meet any projections, forecasts or budgets (provided, that clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or would reasonably be expected to result in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)) and (ix) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith; provided, that in the case of clauses (i), (ii), (iv), (vi), (vii) and (ix) such changes may be taken into account to the extent that such changes have had or would reasonably be expected to have a disproportionate impact on the Company as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 5.11(a).

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal and state statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented, or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) or elsewhere) affecting such program; (b) all applicable provisions of all regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented, or otherwise modified from time to time.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Monthly Extension Amount” means, if the Extension is approved in accordance with Section 9.10, the aggregate amount of dollars equal to the product of (a) 0.04 multiplied by (b) the aggregate number of shares of Acquiror Class A Common Stock that were not redeemed by the record holders of Acquiror Class A Common Stock in connection with the Extension, as adjusted for any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event; provided, for clarity, that any shares of Acquiror Common Stock held by Sponsor shall in no event be included in the calculation of the aggregate number of shares of Acquiror Class A Common Stock pursuant to this clause (b).

“Most Recent Balance Sheet” has the meaning specified in Section 5.07(a).

“Multiemployer Plan” has the meaning specified in Section 5.12(g).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Note Conversion” has the meaning specified in Section 3.02(a).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Parachute Payment Waiver” has the meaning specified in Section 7.05.

“Party” has the meaning specified in the preamble hereto.

“Payor” means any and all Government Programs and all other healthcare service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” has the meaning specified in Section 7.04(a).

“Per Share Merger Consideration Amount” means the amount determined by dividing (i) the Closing Equity Value by (ii) the Aggregate Company Common Stock.

“Permits” has the meaning specified in Section 5.10(a).

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens for labor, materials or supplies arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient accruals or reserves have been established in accordance with GAAP, consistently applied, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which adequate accruals or reserves have been established in accordance with GAAP, consistently applied, (iv) restrictions, easements, covenants, conditions, rights of way and other similar matters of record affecting title to any Leased Real Property that that do not prohibit, materially interfere with or impair any of the Company’s present use or occupancy of any such Leased Real Property in the operation of the business conducted thereon, (v) non-exclusive licenses of Owned Intellectual Property granted by the Company to vendors, distributors and customers in the ordinary course of business, (vi) with respect to Leased Real Property, the interests and rights of the respective lessors thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, (vii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of the Leased Real Property, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements not yet due or payable, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security and otherwise not material to the Company, and (x) prior to Closing, the Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, all information in Company’s possession or control that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual.

“PIPE Investor Reimbursable Expenses” means those out-of-pocket expenses of investors participating in the Future PIPE Investment to the extent Acquiror is required to reimburse such amounts pursuant to the terms of any instrument entered into in connection with such Future PIPE Investment and the terms of such instrument are reasonably acceptable to the Company.

“Policies” has the meaning specified in Section 5.15.

“Preferred Conversion” has the meaning specified in Section 3.02(a).

“Raymond James” means Raymond James & Associates, Inc.

“Raymond James Amendment” has the meaning set forth in Section 8.10.

“Raymond James Underwriting Agreement” means that certain Underwriting Agreement, dated as of December 17, 2020, by and between the Company and Raymond James.

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 9.02(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Reviewed Financials” has the meaning specified in Section 7.04(a).

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (as of the Agreement Date, this includes the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“SEC SPAC Accounting Changes” has the meaning specified in Section 6.08(a).

“Second Merger” has the meaning specified in Section 9.05(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Series B-3 Warrants” means those warrants for Company Series B-3 Preferred Shares issued pursuant to that certain Series B-2/B-3 Preferred Stock and Warrant Purchase Agreement, dated October 5, 2022, by and among the Company and the investors named therein.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iii) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.03.

“Sponsor” means MedTech Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Standard Contracts” means (i) “shrink wrap” or other licenses for generally commercially available Software (including open source Software) or hosted services, (ii) non-exclusive licenses or licenses to intellectual property granted to customers, vendors, distributors, or suppliers of the Company entered into in the ordinary course of business or to Company service providers, employees, consultants, and independent contractors for the purposes of the performance of services for the Company by such Persons, (iii) nondisclosure agreements entered into (a) in the ordinary course of business or (b) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (iv) incidental trademark licenses and (v) any Contract that is terminable without penalty by any other party thereto on ninety (90) days’ or less notice; provided that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other taxes, charges, fees duties, levies, tariffs, imposts, tolls, customs or other assessments, including all net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, registration, license, excise, severance, environmental, stamp, occupation, premium, personal property, real property, windfall profits, wealth, net wealth, net worth, capital stock, profits, profits share, lease, service, service use, disability, registration, value added, estimated, customs duties, production, and sales or use taxes, or other tax or like assessment or charge of any kind whatsoever imposed by a Governmental Authority, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto; (b) any liability for an amount described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) as a result of any tax sharing, allocation, indemnification or other agreement, arrangement or understanding or as a result of being a successor or transferee, pursuant to any contract, or otherwise under applicable Law.

“Tax Return” means any return, report, statement, refund, claim, declaration, information report (including FinCEN Form 114 and any analogous or similar report under applicable Law), information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule, exhibit, supplement or attachment thereto or any related or supporting information, and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(d).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Trade Controls” means all U.S. and applicable non-U.S. Laws relating to (i) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State and the United Nations; (ii) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection and the United Nations; (iii) anti-boycott requirements; and (iv) the prevention of money laundering.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Lock-Up Agreements, any instrument or agreement entered into in connection with the Future PIPE Investment, the Sponsor Support Agreement, the Support Agreements, the Letters of Transmittal, the Acquiror Charter, the Acquiror Bylaws, the Certificate of Merger, the Acquiror LTIP and the Acquiror ESPP, and all other agreements, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means Acquiror Transaction Expenses plus Company Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Treasury Regulations” means the regulations promulgated under the Code.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS (Civilian Health and Medical Program of the Uniformed Services), and all Laws, rules, regulations, manuals, orders and administrative, reimbursement or other guidelines of all Governmental Entities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Unit Separation” has the meaning specified in Section 8.07.

“Waived 280G Benefits” has the meaning specified in Section 7.05.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02            Construction.

(a)             Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (i.e., shall mean “and/or”), and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)             When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business, consistent with past custom and practice.

(c)             Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)             Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)             The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)              Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(g)             All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)             The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one (1) Business Day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case with delivery confirmation.

Section 1.03            Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, assuming reasonable inquiry of, in the case of the Company, Mary Szela, Steven Katz, MD and Sean Murphy, and, in the case of the Acquiror Parties, Christopher Dewey, David Matlin and Robert Weiss; provided, that with respect to matters involving Intellectual Property, “knowledge” does not require that such individuals have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches.

Section 1.04            Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Shares or Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Acquiror with respect to its shares of Common Stock or rights to acquire Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Shares or shares of Common Stock, as applicable, will be appropriately adjusted to provide to the Company Stockholders or the holders of Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, that this Section 1.04 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGER

Section 2.01            The Merger. At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of Acquiror.

Section 2.02            Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit G attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, being the “Effective Time”).

Section 2.03            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.04            Governing Documents. Immediately prior to the Effective Time and subject to obtaining approval of the Acquiror Stockholder Matters, (a) the Acquiror Certificate of Incorporation shall be amended and restated to read the same as the Acquiror Charter attached hereto as Exhibit C and (b) the bylaws of Acquiror shall be amended and restated to read the same as the Acquiror Bylaws attached hereto as Exhibit D. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “TriSalus Operating Life Sciences, Inc.” simultaneously upon the Acquiror’s filing of an amendment to its amended and restated certificate of incorporation to change its name to “TriSalus Life Sciences, Inc.”.

Section 2.05            Directors and Officers. The Parties shall take all actions necessary to ensure that immediately after the Effective Time: (a) the directors and executive officers of Acquiror shall be comprised of the Persons whose names are set forth in the Registration Statement and (b) the directors and executive officers of the Surviving Company shall be the directors and executive officers set forth on Schedule 2.05.

Section 2.06            Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors and officers of the Company and Merger Sub (or their designees) are fully authorized for, on behalf and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01            Merger Consideration.

(a)             The total consideration to be deposited with the Exchange Agent, in trust and for the benefit of the Company Stockholders, in respect of the Merger shall consist of the number of shares (rounded to the nearest whole share) of Common Stock determined by dividing (a) the Closing Equity Value by (b) $10.00 (such aggregate consideration to be paid to the Company Stockholders, the “Closing Merger Consideration”).

(b)             At or immediately prior to the Effective Time, Acquiror shall deposit with the Exchange Agent, or shall cause to be deposited with the Exchange Agent, to be held in trust for the benefit of the Company Stockholders and for the purpose of exchanging certificates for Company Shares (collectively, the “Certificates”), if any, representing such Company Share or, if held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, by evidence of book-entry shares, an aggregate number of shares of Common Stock equal to the Closing Merger Consideration. All shares of Common Stock in book-entry form deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”. Subject to Section 3.03, Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to issue the Closing Merger Consideration to Company Stockholders that hold Company Common Shares immediately prior to the Effective Time (including holders of shares of Company Common Shares resulting from (i) the exercise of any Company Warrants in accordance with Section 3.06(a) and Section 3.06(b) and (ii) the Preferred Conversion, but excluding, for the avoidance of doubt, holders of (A) Excluded Shares or (B) Company Dissenting Shares) who has delivered to the Exchange Agent, a completed and duly executed Letter of Transmittal, along with all Certificates (if any) representing the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder. Notwithstanding anything to the contrary in this Agreement, the Closing Merger Consideration paid or payable in respect of the Company Shares in accordance with the terms and conditions of this Agreement shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Shares, and from and after the Effective Time, no holder of Company Shares shall have any ownership right in the Company, other than such holder’s right to receive such holder’s applicable portion of the Closing Merger Consideration, and there shall be no further restriction of transfers of Company Shares on the register of stockholders of the Surviving Corporation. In furtherance of the foregoing, the Parties hereby affirm, agree and acknowledge that under no circumstances shall the aggregate consideration payable in connection with the Transactions in respect of all outstanding Company Shares exceed a number of shares of Common Stock equal to the Closing Merger Consideration.

(c)             Notwithstanding anything to the contrary contained herein, no fractional shares of Common Stock shall be issued (whether in book-entry form or otherwise) in exchange for Company Common Shares. The aggregate Per Share Closing Merger Consideration Amount in respect of such Company Common Shares held by such Company Stockholder shall be determined by rounding down any fractional amount of shares of Common Stock to be issued to such Company Stockholder in accordance with Section 3.02(b)(iii).

Section 3.02            Effect on Capital Stock.

(a)             Immediately prior to the Effective Time, each share of Company Preferred Share that is issued and outstanding immediately prior to the Effective Time shall automatically convert into a number of Company Common Shares in accordance with the Company Certificate of Incorporation (the “Preferred Conversion”). All of the shares of Company Preferred Shares converted into Company Common Shares shall no longer be outstanding and shall cease to exist, and each former holder of a Company Preferred Share shall thereafter cease to have any rights with respect to such Company Preferred Share, except for such holder’s right to receive their applicable portion of the Closing Merger Consideration in accordance with Section 3.02(b)(i). Immediately prior to the Effective Time, each convertible note of the Company issued in the Contemplated Interim Financing that is issued and outstanding immediately prior to the Effective Time shall automatically convert into a number of Company Common Shares in accordance with the terms of the applicable convertible note (the “Note Conversion”).

(b)            On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(i)              Each Company Common Share issued and outstanding immediately following (i) the Preferred Conversion and (ii) the exercise of any Company Warrants in accordance with Section 3.06(a) and Section 3.06(b) (other than Excluded Shares and Company Dissenting Shares) will be, at the Effective Time, cancelled and automatically deemed for all purposes to represent the right to receive a number of shares of Common Stock equal to the Exchange Ratio; provided, however, any shares of Common Stock issued in exchange for Company Common Shares which were subject to vesting restrictions prior to the Effective Time shall continue to be subject to the same vesting restrictions following the Effective Time.

(ii)             From and after the Effective Time, the Company Stockholders shall cease to have any other rights in and to the Company or the Surviving Corporation and each Certificate relating to the ownership of shares of Company Shares (other than Excluded Shares and Company Dissenting Shares) shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration as calculated pursuant to Section 3.02(b)(i). At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Shares shall be made thereafter.

(iii)            Notwithstanding anything to the contrary contained herein, no fractional shares of Common Stock shall be issued (whether in book-entry form or otherwise) by virtue of the Merger, and any such fractional share (after aggregating all shares of Common Stock to be issued to such Company Stockholder) shall be rounded down to the nearest whole share.

(iv)            Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(v)             Each Company Share held in the Company’s treasury or owned by Acquiror or Merger Sub immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

(vi)            The effect of the Merger on Company Dissenting Shares, if any, is addressed in Section 3.05.

Section 3.03            Exchange Procedures; Stockholder Deliverables.

(a)             As promptly as practicable after the Effective Time, Acquiror shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each Company Stockholder entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.02(b), a letter of transmittal and instructions for use in exchanging such Company Stockholder’s Company Shares for such Company Stockholder’s applicable portion of the Closing Merger Consideration from the Exchange Fund, and which shall be in customary form and contain provisions which Acquiror may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL. In the event that a Company Stockholder does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal (along with all Certificates representing Company Shares, to the extent such Company Shares are certificated, and such other documents as may reasonably be requested by the Exchange Agent), such Company Stockholder shall not be entitled to receive its portion of the Closing Merger Consideration until such Person delivers a duly executed and completed Letter of Transmittal and its Certificates to the Exchange Agent. Upon delivery of such duly executed Letter of Transmittal, such other documents as may be reasonably requested by the Exchange Agent and its Certificates (if such shares are certificated) to the Exchange Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the applicable portion of the Closing Merger Consideration in respect of his, her or its Company Shares referenced in such Letter of Transmittal. Until surrendered as contemplated by this Section 3.03, each Company Share (including (i) Company Common Shares issued pursuant to the exercise of any Company Warrants in accordance with Section 3.06(a) and Section 3.06(b) and (ii) Company Preferred Stock converted into Company Common Shares pursuant to the Preferred Conversion, but excluding any Excluded Shares and Company Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder to which such Company Stockholder is entitled pursuant to this Article III. No dividends or other distributions declared with respect to shares of Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Letter of Transmittal and its Certificates to the Exchange Agent. After the delivery of such materials, a Company Stockholder shall be entitled to receive such Company Stockholder’s share of any such dividend(s) or other distribution(s), without any interest thereon, which had become payable in respect of shares of Common Stock issuable to such Company Stockholder.

(b)             No interest will be paid or accrued on the Closing Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each Company Share (excluding any Excluded Shares or Company Dissenting Shares) shall solely represent the right to receive a portion of the Closing Merger Consideration to which each such Company Share is entitled to receive pursuant to Section 3.03(a).

(c)             Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Closing Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable portion of the Closing Merger Consideration, without any interest thereon. None of Acquiror, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Closing Merger Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04            Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the provision by such Person of a customary indemnity against any claim that may be made against the Company or Acquiror with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder deliverable in respect of any Company Shares outstanding immediately prior to the Effective Time evidenced thereby (including Company Common Shares resulting from the exercise of Company Warrants in accordance with Section 3.06(a) and Section 3.06(b) and the Preferred Conversion, but excluding any Company Dissenting Shares) as determined in accordance with this Article III and subject to the other deliveries required by Section 3.01, Section 3.02 and Section 3.03.

Section 3.05            Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Closing Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Closing Merger Consideration as if such share never had been a Company Dissenting Share, and the Exchange Agent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 3.01, Section 3.02, Section 3.03 and this Section 3.05, its applicable portion of the Closing Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Acquiror as promptly as practicable, (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company shall, or shall cause its Affiliates to, enforce any contractual waivers that the Company Stockholders have granted regarding appraisal rights that would apply to the Merger.

Section 3.06            Treatment of Company Warrants.

(a)             Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would either automatically expire worthless or be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Merger, without any election or action by the Company or the holder thereof, shall automatically expire worthless or be exercised or exchanged in full for the applicable Company Shares, as applicable, each in accordance with its terms immediately prior to the Effective Time, without any action on the part of the Company or the holder thereof, and to the extent applicable, any Company Share issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 3.02 (and without duplication) shall be canceled and converted into the right to receive the applicable portion of the Closing Merger Consideration in respect of such Company Shares held by such Company Stockholder.

(b)             Each Series B-3 Warrant that is outstanding and unexercised immediately prior to the Effective Time, without any election or action by the Company or the holder thereof, shall automatically be exercised in full for the applicable Company Shares immediately prior to the Effective Time, and to the extent applicable, any Company Share issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 3.02 (and without duplication) shall be canceled and converted into the right to receive the applicable portion of the Closing Merger Consideration in respect of such Company Shares held by such Company Stockholder.

(c)             Each Company Warrant (other than Series B-3 Warrants) that is outstanding and unexercised immediately prior to the Effective Time and did not expire worthless or automatically exercised in full prior to the Effective Terms in accordance with its terms (pursuant to Section 3.06(a) or Section 3.06(b)) shall be converted into a warrant to purchase shares of Common Stock on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Warrant immediately prior to the Effective Time (each, an “Assumed Warrant”), except that (i), such Assumed Warrant shall entitle the holder thereof to purchase such whole number of shares of Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Shares (as calculated on as converted to Company Common Share basis) subject to such Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (ii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the quotient of (1) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (2) the Exchange Ratio.

Section 3.07            Treatment of Company Options.

(a)             As of the Effective Time, each Company Option that is then outstanding shall be assumed and converted into an option to purchase a number of shares of Common Stock on the terms and conditions in this Section 3.07(a) (each, an “Acquiror Option”). Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Section 3.07(a)). As of the Effective Time, each such Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Shares subject to such Company Option multiplied by (ii) the Exchange Ratio, at an exercise price per share of Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.07(a) to the contrary, the exercise price and the number of shares of Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and Treasury Regulation Section 1.424-1, consistent with the requirements of Section 424 of the Code, including that such conversion will not constitute a “modification” of such Company Options for purposes of Sections 409A or Section 424 of the Code.

(b)             The Company shall take all necessary actions to effect the treatment of the Company Options pursuant to Section 3.07(a) in accordance with the Company Equity Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Company board of directors shall amend, to the extent it deems necessary, the Company Equity Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company equity awards (including, but not limited to, any Company Options) will be granted under the Company Equity Plan. Notwithstanding the foregoing, from and after the Effective Time, each Acquiror Option that is issued in exchange for a Company Option that immediately prior to the Effective Time was subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the Effective Time.

Section 3.08            Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
CLOSING TRANSACTIONS

Section 4.01            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.pdf)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the second (2nd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are actually satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02            Closing Statement.

(a)             No fewer than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Closing Date Capitalization Statement”), signed by the Chief Executive Officer of the Company (in her capacity as such), which sets forth, as of the record date, the (i) (1) name of each Company Stockholder of record on the books and records of the Company, (2) number of shares of Company Common Shares (after giving effect to (a) the exercise of any Company Warrants pursuant to Section 3.06(a) and Section 3.06(b) and (b) the Preferred Conversion) owned by each such Company Stockholder, and (3) the allocation of the Closing Merger Consideration payable to each Company Stockholder; (ii) on a holder-by-holder and warrant-by-warrant basis, each Assumed Warrant that will be outstanding as of the Closing, and, with respect to such Assumed Warrant, the number of shares of Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant and (iii) on a holder-by-holder and option-by-option basis, each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option. The Company shall consider in good faith Acquiror’s comments to the Closing Date Capitalization Statement, which comments Acquiror shall deliver to the Company no fewer than two (2) Business Days prior to the Closing Date, and revise the Closing Date Capitalization Statement to incorporate any changes the Company, acting in good faith, determines are appropriate. In connection with preparation and delivery of the Closing Date Capitalization Statement, the Company shall provide all reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions and any additional documentation or information as may reasonably be requested by Acquiror. The Company shall deliver to the Exchange Agent and Acquiror the Closing Date Capitalization Statement as finalized pursuant to this Section 4.02(a) at least one (1) Business Day prior to the Closing Date. Acquiror and the Exchange Agent shall be entitled to rely absolutely, and shall have no liability to any Company Stockholder or any other Person for relying on or paying the Closing Merger Consideration in accordance with, such Closing Date Capitalization Statement.

(b)             No fewer than three (3) Business Days prior to the Closing Date, the Company shall provide to Acquiror, a written statement setting forth the Company’s good faith estimates of the Company Transaction Expenses Amount as of 12:01 a.m. (Eastern time) on the Closing Date.

(c)             No fewer than three (3) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written statement setting forth the Acquiror’s good faith estimates of the Acquiror Transaction Expenses as of 12:01 a.m. on the Closing Date.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which, subject to Section 12.08, qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror as follows:

Section 5.01            Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Company Certificate of Incorporation certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in material violation of any of the provisions of its Company Certificate of Incorporation or bylaws.

Section 5.02            Subsidiaries. The Company’s Subsidiaries are set forth on Schedule 5.02. All of the Company’s Subsidiaries are either dormant (and in the process of being dissolved) or have been dissolved. The Subsidiaries have no assets and no liabilities. Without limiting the generality of the foregoing, the Company does not control, own or possess, directly or indirectly, or have any equity interest in, any other Person (other than passive investments).

Section 5.03            Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors of the Company, and, other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). At a meeting duly called and held, the board of directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the stockholders of the Company. The Company Stockholder Approval is the only vote or consent of holders of any class of equity securities of the Company or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions.

Section 5.04            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, and except as set forth on Schedule 5.04, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Certificate of Incorporation, bylaws or other organizational documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law or Data Security Requirement, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, including but not limited to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties, rights or assets of the Company, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (other than a Permitted Lien) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority.

Section 5.05            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions, except for (a) the filing of the Certificate of Merger in accordance with the DGCL, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, (c) applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and (d) as otherwise disclosed on Schedule 5.05.

Section 5.06            Current Capitalization.

(a)             The authorized capital stock of the Company consists of 2,136,411,964 shares of capital stock, including (i) 5,331,943 shares of Company Series A-1 Preferred Shares, 5,331,943 of which are issued and outstanding as of the date hereof, (ii) 23,307,464 shares of Company Series A-2 Preferred Shares, 23,307,464 of which are issued and outstanding as of the date hereof (iii) 24,792,020 shares of Company Series A-3 Preferred Shares, 24,792,020 of which are issued and outstanding as of the date hereof, (iv) 5,169,690 shares of Company Series A-4 Preferred Shares, 5,169,690 of which are issued and outstanding as of the date hereof, (v) 29,715,910 shares of Company Series A-5 Preferred Shares, 29,545,455 of which are issued and outstanding as of the date hereof, (vi) 32,601,000 shares of Company Series A-6 Preferred Shares, 32,391,000 of which are issued and outstanding as of the date hereof, (vii) 284,065,377 shares of Company Series B Preferred Shares, 282,580,377 of which are issued and outstanding as of the date hereof, (viii) 67,142,854 shares of Company Series B-1 Preferred Shares, 67,142,854 of which are issued and outstanding as of the date hereof, (ix) 71,428,570 shares of Company Series B-2 Preferred Shares, 28,571,428 of which are issued and outstanding as of the date hereof, (x) 342,857,136 shares of Company Series B-3 Preferred Shares, none of which are issued and outstanding as of the date hereof, and (xi) 1,250,000,000 shares of common stock (the “Company Common Shares”), 13,743,505 of which are issued and outstanding as of the date hereof.  The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)             Schedule 5.06(b)(i) accurately sets forth, as of the date hereof, the following information with respect to each outstanding and unexercised Company Option: (i) the name of the holder of such Company Option; (ii) the number of Company Common Shares subject to such Company Option; (iii) the per share exercise price of such Company Option; (iv) the date on which such Company Option was granted and the expiration date of the Company Option, (v) the vesting commencement date and the vesting schedule or vesting requirements of such Company Option, (vi) the number of Company Options that are vested and exercisable, (vii) whether any such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code or is subject to Section 409A of the Code and (viii) whether and under which equity plan such Company Option was granted. Schedule 5.06(b)(ii) accurately sets forth, as of the date hereof, the following information with respect to each outstanding and unexercised Company Warrant: (1) the name of the holder of such Company Warrant; (2) the number and type of Company Shares subject to such Company Warrant; (3) the per share exercise price of such Company Warrant; (4) the date on which such Company Warrant was granted, and (5) the vesting schedule of such Company Warrant. Assuming the Company satisfies its obligations under Section 7.12, all of the Company Warrants that are outstanding and unexercised immediately prior to the Effective Time shall either (i) automatically expire worthless, or (ii) be exercised or otherwise exchanged in full for the applicable Company Shares, as applicable, each in accordance with its terms immediately prior to the Effective Time, without any action on the part of the Company or the holder thereof, all in accordance with Section 3.06(a) or Section 3.06(b), as applicable.

(c)             Except as provided in subsection (b), as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for either Company Shares or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock or equity appreciation rights, profit participation rights, phantom stock or equity ownership interests or other equity, equity-based or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. Except as set forth on Schedule 5.06(c), the Company is not party to any shareholders agreement, voting agreement, proxies registration rights agreement or other agreements or understandings relating to its equity interests.

(d)             (i) Each Company Option has an exercise price that has been determined pursuant to a valuation consistent with applicable Laws to be at least equal to the fair market value of the underlying Company Common Share as of the date of grant of such Company Option; (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed; and (iii) all Company Options have been issued in compliance with the Company Equity Plan (if granted thereunder) and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

Section 5.07            Financial Statements.

(a)             Attached as Schedule 5.07 hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company as at December 31, 2021 and December 31, 2020, and the related audited consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company as at June 30, 2022 and the related unaudited statement of income and comprehensive income, shareholders’ equity (deficit) and cash flows for the 6-month period then ended (such June 30, 2022 balance sheet, the “Most Recent Balance Sheet” or the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)             The Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects (except in the case of the Interim Financial Statements, which omit footnotes and other presentation items and normal and recurring year-end adjustments, in each case, the impact of which is not material, individually or in the aggregate) and were derived from, and accurately reflect in all material respects, the books and records of the Company.

(c)             The books of account and other financial records of the Company have been kept accurately in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. There has been no change in the accounting methods or practices of the Company since the date of the Most Recent Balance Sheet. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls (including any notification of any “significant deficiency” or “material weakness”), including any written complaint, allegation, assertion or claim that the Company or any of its officers, directors or employees has engaged in questionable accounting or auditing practices.

(d)             All accounts payable of the Company, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions of the Company. Since the date of the Most Recent Balance Sheet, the Company has paid its accounts payable in the ordinary course of business.

(e)             Except for any inventory that is subject to a reserve for obsolete or unmarketable inventory shown on the Most Recent Balance Sheet and except for inventory that has become obsolete or unmarketable in the ordinary course of business since the date of the Most Recent Balance Sheet: (i) all inventory of the Company is saleable, usable and merchantable in all material respects and conforms in all material respects with any applicable contractual commitments and requirements of any Governmental Authority and (ii) all such inventory has been accumulated for use or sale and is of quality adequate to satisfy existing Contracts, purchase orders and sales of the Company.

(f)              Schedule 5.07(f) sets forth a list of all Indebtedness for borrowed money of the Company outstanding as of the date of this Agreement, including the principal amount of such Indebtedness for borrowed money, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 5.08            Undisclosed Liabilities. As of the date of this Agreement, the Company has no liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on the liability column of a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with the past practice of the Company, including arising under performance of obligations of the Company under Contracts binding upon the Company (none of which is a liability for breach of contract, breach of warranty, tort, infringement, or violation of Law or a claim or lawsuit or an environmental liability), (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) that will be discharged or paid off prior to Closing or (e) disclosed in the Schedules (including an express reference to this Section 5.08).

Section 5.09            Litigation and Proceedings. Except as set forth on Schedule 5.09, since January 1, 2019, there has been no, pending or, to the knowledge of the Company, threatened Action by, against or affecting the Company or any of its properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not a party to a settlement, conciliation or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company.

Section 5.10            Compliance with Laws.

(a)             Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company, the Company is, and since January 1, 2019 has been, in compliance with all applicable Laws and Governmental Orders. The Company holds, and since January 1, 2019 has held, all licenses issued by a Governmental Authority, approvals, clearances, concessions, exemptions, qualifications, accreditations, consents, registrations, franchises, certificates and permits, including but not limited to Healthcare Permits (“Permits”) necessary for the lawful conduct of the business of the Company, except where the failure to so hold would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company. Except as set forth on Schedule 5.10, from January 1, 2019, to the knowledge of the Company, the Company has not received any written notice of any material violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company is currently threatened, against the Company (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business). To the knowledge of the Company, no material investigation or review by any Governmental Authority with respect to the Company is pending, or threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2019, other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company.

(b)             Neither the Company nor any of its respective representatives, has in violation of Anti-Corruption Laws offered, provided, promised, or authorized the provision of any contribution, gift, entertainment, expense relating to political activity, or any other money, property, or thing of value, directly or indirectly, to any Government Official to influence official action or to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer.

(c)             Neither the Company nor any of its representatives acting on behalf of the Company, is currently, or has been in the past five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country while acting on behalf of the Company, or (iv) otherwise in violation of Trade Controls or Anti-Corruption Laws. In the past five years, the Company has not received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation, or conducted any internal investigation or audit, in each case concerning any actual violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 5.11            Contracts; No Defaults.

(a)             Schedule 5.11(a) contains a correct and complete listing of all Contracts (other than purchase orders, Company Benefit Plans and Standard Contracts) described in clauses (i) through (xvii) of this Section 5.11(a) to which, as of the date of this Agreement, the Company is a party (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)              Each Contract that involved, or which the Company reasonably anticipates will involve, aggregate payments or consideration furnished (x) by the Company of more than $250,000, or (y) to the Company of more than $500,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year (excluding Contracts with Company Service Providers);

(ii)             Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or the disposition of any material assets of the Company since January 1, 2019 (other than sales of assets or inventory of the Company in the ordinary course of business), in each case, involving payments in excess of $250,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing (other than indemnification obligations under which there are no pending claims or other provisions that customarily survive such performance);

(iii)             Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property and (y) involves aggregate payments in excess of $250,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv)            Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the Company;

(v)             Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $250,000, individually or in the aggregate;

(vi)            Each Contract that (A) limits or purports to limit, in any respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any geographical area or that would so limit or purport to limit, in any respect, the operations of Acquiror or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any customer in any material respect or that would so limit or purports to limit, in any material respect, Acquiror or any of its Affiliates after the Closing;

(vii)           Each (A) license agreement relating to the use of any (y) third party Intellectual Property by the Company in excess of $150,000, except for licenses for generally available, unmodified, off-the-shelf software for an aggregate fee, royalty or other consideration not in excess of $150,000 or (z) Owned Intellectual Property or Jointly-Owned Intellectual Property by a third party, except for non-exclusive licenses granted to customers in the ordinary course of business, (B) Contract relating to the acquisition, divestiture, or development of Owned Intellectual Property or Jointly-Owned Intellectual Property (other than (i) Contracts with employees and contractors on the Company’s standard forms provided to Acquiror under which such Intellectual Property is assigned to the Company and (ii) such Contracts that have been consummated with no material obligations remaining to be performed or material liabilities continuing after the Agreement Date, including indemnification obligations under which there are no pending claims or other provisions that customarily survive such performance), or (C) Contracts entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements that are currently in effect and have ongoing material obligations;

(viii)          Each employee collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(ix)             Each sales commission or brokerage Contract that involves annual payments in excess of $150,000 in the fiscal year ended December 31, 2022 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(x)              Each Government Contract;

(xi)             Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer or director of the Company;

(xii)            Each Contract that includes any Affiliate of the Company (as a counterparty (excluding Ancillary Related Party Arrangements);

(xiii)           Each Contract that is a currency or interest hedging arrangement;

(xiv)           Each Contract with any Person (A) pursuant to which the Company (or Acquiror or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Intellectual Property;

(xv)            Each Contract (A) for the employment, engagement or services of any director, manager, officer, employee or individual independent contractor of the Company whose annual base compensation is in excess of $250,000 in the fiscal year ending December 31, 2022, or (B) providing for any change of control or severance payment;

(xvi)           Each settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on the Company (or Acquiror or any of its Affiliates after the Closing); and

(xvii)          Any commitment to enter into an agreement of the type described in clauses (i) through (xvi) of this Section 5.11(a).

(b)             All of the Contracts listed pursuant to Section 5.11(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions, and (w) neither the Company, nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) to the knowledge of the Company, the Company has not received any written claim or notice of material breach of or material default under any such Contract, (y) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) to the knowledge of the Company, no party to any such Contract that is a material customer of or material supplier to the Company has, within the past 12 months, canceled or terminated its business with (other than such termination due to fulfillment of its or the Company’s obligations under such Contract), or threatened in writing to cancel or terminate its business with, the Company.

Section 5.12            Company Benefit Plans.

(a)             Schedule 5.12(a) sets forth a true and complete list of each material Company Benefit Plan as of the Agreement Date. For purposes of this Agreement, “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any other stock purchase, stock option or other equity or equity based, termination, severance, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, retirement, welfare benefit, employee loan and all other benefit or compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by the Company for the benefit of any current or former employee, officer, director, owner, service provider or consultant of the Company (the “Company Employees”) (or any current or former dependent or beneficiary of a Company Employee), or under or with respect to which the Company has any current or contingent liability or obligation; provided, that, “Company Benefit Plan” does not include form option notices and notices made on such form, grants made on form option agreements, and at-will employment offer letters or agreements that do not include bonus, severance, equity compensation, change of control, retention and similar pay and benefit arrangements. As of the date hereof, the Company has no ERISA Affiliates (as defined below).

(b)             With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror true and correct copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, or if the plan is unwritten, a written summary thereof, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and any summaries of material modifications, (iii) the most recent annual report on Form 5500 and all attachments with respect to such Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, (vi) the coverage and nondiscrimination testing results (if applicable) for the three most recently completed plan years, and (vii) all non-ordinary course communications with any Governmental Authority.

(c)             Each Company Benefit Plan has been established, funded, maintained and administered, in form and operation, in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions and premium payments required to have been made with respect to any Company Benefit Plan have been timely made. There are no audits, investigations or Actions (other than routine claims for benefits) pending or threatened in writing with respect to any Company Benefit Plan. There have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Code Section 4975) or breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(d)             Each Company Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and (A) has received a current favorable determination letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)             No event has occurred and no condition exists that would subject the Company, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any Tax, fine, lien, penalty, assessment or other liability imposed by ERISA, the Code or other applicable Law, including under Code Sections 4980B, 4980D, 4980H, 6721 and 6722.

(f)              None of the Company or any ERISA Affiliate (as defined below) has incurred any current or potential liability in respect of, or is obligated to provide any, post-employment, post-retirement or post-ownership health, medical or life insurance benefits for any current, former or retired employee, officer, director, owner or service provider of the Company or any ERISA Affiliate (or any current or former dependent or beneficiary thereof), except as required to avoid an excise tax under Code Section 4980B and for which the covered individual pays the full premium cost.

(g)             None of the Company or any ERISA Affiliate sponsored or was required to contribute to, at any point during the six-year period prior to the date hereof, and the Company has no current or contingent liability or obligation under or with respect to, any: (i) multiemployer pension plan (as defined in Section 3(37) of ERISA or Code Section 4001(a)(3)) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Code Section 412 or Code Section 4971; (ii) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iii) multiple employer plan subject to Code Section 413(c). No circumstance or condition exists that would result in any obligation of the Company to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that was contributed to or required to be contributed to by an ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, is or at any relevant time was considered under common control and treated as one employer under Code Sections 414(b), (c), (m) or (o).

(h)             Except as set forth on Schedule 5.12(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger could reasonably be expected to, directly or indirectly (whether alone or in connection with any subsequent event(s)) (i) result in any compensation or benefit (including the forgiveness of any indebtedness) becoming due to any current or former Company Service Provider, (ii) result in the acceleration, vesting or creation of any rights of any current or former Company Service Provider to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise, (iii) result in severance pay or any increase in severance pay upon any termination of employment or engagement, (iv) cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing.

(i)              No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee or Company Service Provider could reasonably be expected to, alone or in combination with any other amount or benefit, constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)) as a result of, either alone or together with any other event, the consummation of the transactions contemplated by this Agreement.

(j)              Each Company Benefit Plan that constitutes, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) has been documented and operated in all material respects in compliance with Code Section 409A since January 1, 2019 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Code Section 409A) of the Company any compensation or benefits which has subjected or would subject such service provider to gross income inclusion or additional Tax pursuant to Code Section 409A(a)(1). The Company has no current or contingent obligation to indemnify, gross up or otherwise reimburse or make whole any Person for any penalty, interest and/or Tax incurred by such Person, pursuant to Code Sections 409A or 4999.

(k)             No Company Benefit Plan is and the Company does not currently have any obligation to maintain, sponsor, establish, participate in or contribute to any Company Benefit Plan (or similar arrangement) that is subject to any Law, custom or rule of any jurisdiction outside of the United States.

Section 5.13            Labor Matters.

(a)             The Company is not a party to or bound by any collective bargaining agreement or other Contract or arrangement with any labor union, works council, or other labor organization. None of the Company’s employees are represented by any labor union, works council, or other labor organization with respect to their employment with the Company. To the knowledge of the Company there are, and since January 1, 2019 through the Agreement Date there have been, no pending or threatened written activities or proceedings to organize any of the Company’s employees. No labor union, works council, or other labor organization, or group of employees of the Company, has made a demand for recognition, and there are no representation proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b)             Since January 1, 2019, the Company has not implemented any plant closings or employee layoffs that would require advance notification under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages has occurred since December 31, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

(c)             The Company (i) is, and since January 1, 2019 has been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, leave, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), disability rights or benefits, disability accommodation, equal opportunity, employment harassment, discrimination or retaliation, whistleblowing, equal employment opportunity, employee trainings and notices, COVID-19, affirmative action and unemployment insurance, plant closures and layoffs (including the WARN Act), affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and independent contractors, worker’s compensation, withholding, unemployment insurance and employment record retention, (ii) has not been determined to have committed any unfair labor practice as defined by the National Labor Relations Board or received notice of any unfair labor practice charge or Action against it before the National Labor Relations Board or any other Governmental Authority, and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, handbilling, slowdowns or work stoppages.

(d)             The Company has no material liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to any current or former employees or independent contractors under applicable Law, Contract or policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation. Except as would not result in material liability for the Company, each individual who is providing or since January 1, 2019 has provided services to the Company and is or was classified and treated as an (y) independent contractor, consultant, leased employee, or other non-employee service provider, or (z) exempt employees, in each case, is and has been properly classified and treated as such for all applicable purposes.

(e)             To the knowledge of the Company, no current employee or independent contractor of the Company is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) to the Company or (ii) with respect to any Person who is a current employee or independent contractor of the Company, to any third party with respect to such Person's right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.

(f)              The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan, or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates or benefits to workers.

(g)             The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy allegations of which it has been aware. With respect to each such allegation determined to have potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

(h)             To the knowledge of the Company, no employee of the Company with an annualized compensation at or above the level of $250,000 for the fiscal year ended December 31, 2022, as of the date of the Agreement, intends to terminate his or her employment prior to the one year anniversary of the Closing.

(i)              All employees of the Company have provided legally required documentation establishing their authorization to work in jurisdictions in which they are working. Schedule 5.13(i) sets forth an accurate and complete list of all employees who are working under an immigration visa.

(j)              As of the date of this Agreement, there are no outstanding, pending or, to the Company’s knowledge, threatened Actions, causes of action, complaints, grievances, demands, or orders against the Company (or its respective directors, officers, agents, or employees) claiming that the Company has violated any Laws related to employment before any Governmental Authority, including but not limited to, the National Labor Relations Board, the Department of Labor, and the Equal Employment Opportunity Commission regarding any current or former employees.

(k)             The Company has not received any written assertion of any claim of any violation of any applicable Law or contractual obligation to any employee, former employee, independent contractor or consultant during the period from January 1, 2019 through the date of this Agreement.

Section 5.14            Taxes.

(a)             All income and other material Tax Returns required by Law to be filed by the Company have been filed, and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely paid to the appropriate Governmental Authority. As of the date of the Most Recent Balance Sheet, the Company has no material liabilities for unpaid Taxes which have not been accrued or reserved on the Most Recent Balance Sheet, and since the date of the Most Recent Balance Sheet, the Company has not incurred or accrued any material Tax liability (or recognized any material taxable income or extraordinary gain) outside the ordinary course of business.

(b)             The Company has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c)             The Company is not engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes and the Company has not received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the knowledge of the Company, made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction.

(d)             There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company and no written request for any such waiver or extension is currently pending. There are no requests for rulings or determinations in respect of any tax pending between the Company and any Governmental Authority. No power of attorney with respect to Taxes has been granted with respect to the Company.

(e)             The Company has never had a permanent establishment (as defined in any applicable Tax treaty or convention) or an office or fixed place of business in a jurisdiction outside the country of its organization.

(f)              The Company (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income Tax-deferral treatment under Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(g)             The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2)(or any similar or corresponding provision of state, local or non-U.S. Law).

(h)             The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); or (E) deferred revenue or prepaid amount received on or prior to the Closing. The Company will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(i)              There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(j)              The Company (i) has no liability for the Taxes of any Person (other than the Company) (i) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) other than a group of which the Company is the common parent, as a transferee or successor, Contract (other than liabilities pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes), assumption or by operation of Law; and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes other than a group of which the Company is the common parent.

(k)             The Company is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification agreement or similar agreement or arrangement (except, in each case, pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(l)              The Company has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers; and (ii) received and retained, for all sales or services claimed as exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(m)            To the extent applicable, a valid election under Section 83(b) of the Code has been timely made with respect to any Company Shares issued in connection with the performance of services and subject to vesting at issuance or that otherwise were subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. The Company has delivered or made available to Acquiror correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center, in either case, to the extent such documentation was received by the Company.

(n)             The Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes. The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Code Section 368(a)(2)(F).

(o)             The Company has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Code Section 172, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(p)             The Company has not applied for or received any relief from Taxes under any COVID-19 Measure, including but not limited to by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(q)             To the knowledge of the Company, the Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.15            Insurance. Schedule 5.15 contains a list of all material insurance policies carried by, or for the benefit of, the Company (collectively, the “Policies”). The Policies provide coverage reasonably sufficient for a business of the size and type operated by the Company. With respect to each Policy required to be listed on Schedule 5.15, (i) all such policies are in full force and effect, (ii) all premiums with respect thereto have been paid, (iii) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect in all material respects, (iv) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (v) no notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received in writing by the Company with respect to any Policy. There is currently no pending material claim by the Company against any insurance carrier under any Policy for which coverage has been denied or disputed by the applicable insurance carrier.

Section 5.16            Permits. As of the date of this Agreement, the Company has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. The Company has obtained all of the material Permits necessary under applicable Laws to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company as currently conducted. The operation of the business of the Company as currently conducted is not in material violation of, nor is the Company in material default or material violation under, any material Permit. As of the Agreement Date, the Company has not received any written notice nor has any knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Permit.

Section 5.17            Machinery, Equipment and Other Tangible Property. Other than Intellectual Property, which is covered in Section 5.19, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company, free and clear of any and all Liens (other than Permitted Liens). All such items of tangible personal property that are material to the operation of the business of the Company are in reasonably good operating condition and in a state of reasonably good maintenance and repair and are suitable for the purposes presently used (ordinary wear and tear expected). The tangible assets owned or leased by the Company constitute all of the tangible assets necessary for the continued conduct of the business of the Company as of the date hereof and immediately after the Closing (as currently contemplated) in the ordinary course of business.

Section 5.18            Real Property.

(a)             The Company owns no real property. The Company is not a party to any agreement or option to purchase any real property or interest therein.

(b)             Schedule 5.18(b) contains a true, correct and complete list, as of the date of this Agreement, of all Leases including, the date and name of the parties to each such Lease document and the address of each applicable Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of all Contracts (including all modifications, amendments, extensions, supplements, renewals, rent commencement notices, guarantees, waivers, side letters and other agreements with respect thereto) pursuant to which the Company use, hold or occupy (or have been granted an option to use, hold or occupy) any Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the Acquiror, (iii) as of the Agreement Date, the Company has not received or given any written notice of material default or breach under any of the Leases and to the knowledge of the Company, the Company has not received written notice of any default or breach that has not been cured; and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or, to the Company’s knowledge, the other party thereto.

(c)             The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. The Company has not collaterally assigned or granted any other security interest in any Lease or any interest therein which is still in effect other than Permitted Liens. The Company is not in default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned for 2021 at any of the Leased Real Properties.

(d)             Each Lease, except as would not, individually or in the aggregate, be material to the Company, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under such Lease to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions, upon the consummation of the Transactions, will entitle the Surviving Corporation or Acquiror to the exclusive use (subject to the terms of the respective Leases in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Leases for the purpose specified in the Leases and in the same manner as currently occupied, used and possessed by the Company.

(e)             The Leased Real Property identified in Schedule 5.18(b) comprise all of the real property used by the Company.

Section 5.19            Intellectual Property, Information Technology and Data Matters.

(a)             Schedule 5.19(a) sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property and Jointly-Owned Intellectual Property: (i) issued Patents and pending applications for Patents, (ii) registered Marks, pending applications for registration of Marks and material unregistered Marks, (iii) registered Copyrights and pending applications for Copyright registration and (iv) internet domain names and social media accounts (collectively, the “Registered Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. Each item of Registered Intellectual Property is subsisting, valid, and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect, except, in each case, where the failure to timely pay or file such fees, documents and certificates would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)             Except as set forth on Schedule 5.19(b), the Company (i) solely and exclusively owns all Owned Intellectual Property, (ii) jointly owns with third parties all Jointly-Owned Intellectual Property, and (iii) has the right, pursuant to a valid written license, sublicense, agreement or permission, to all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company (“Licensed Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens. Immediately after the Closing, all Company Intellectual Property will be owned or available for use by the Surviving Corporation on the same terms and conditions under which the Company owned or used such Intellectual Property as of the Closing, without the payment of any additional amounts or consideration. The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property used in or necessary for the conduct and operation of the businesses of the Company as currently conducted.

(c)             Except as set forth on Schedule 5.19(c), the conduct and operation of the business of the Company does not, as of the Agreement Date, infringe, misappropriate, or violate, and in the past six-years has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any third party, and no Action is pending or has been asserted or, to the knowledge of the Company, threatened in writing (i) that the conduct or operation of the business of the Company or that the use or exploitation by the Company of any Owned Intellectual Property infringes the Intellectual Property of any third party, or (ii) challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, or has since January 1, 2019 infringed, misappropriated, or otherwise violated, any Owned Intellectual Property or Jointly-Owned Intellectual Property, and no Action is pending or has been asserted or threatened in writing by the Company against any Person relating to any of the foregoing or challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property or Jointly-Owned Intellectual Property.

(d)             The Company has taken commercially reasonable security measures designed to protect the confidentiality and value of all trade secrets and other material confidential information included in the Company Intellectual Property. No present or former employee, contractor, officer or director of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property. Except as set forth on Schedule 5.19(d), the Company’s current and former directors, managers, officers, employees, independent contractors and agents who have contributed to or participated in the discovery, creation or development of any Intellectual Property within the scope of their employment or engagement with the Company have entered into a valid and enforceable written Contract providing for (i) the assignment (via a present grant of assignment) to the Company of any and all of such Peron’s right, title, and interest in such Intellectual Property, and (ii) the non-disclosure by such Person of all confidential information of the Company. To the knowledge of the Company, no Person has breached in any material respect any such agreement.

(e)             The Company is not in material breach of or default under any license to or for Intellectual Property to which the Company is a party or by which it is bound.

(f)              No funds or facilities or other resources of any Governmental Authority were used in the development of any Owned Intellectual Property, except for any such funding or use of facilities or resources that does not result (or could not reasonably result) in such Governmental Authority, or employee or staff member thereof, obtaining any rights in any Owned Intellectual Property.

(g)             No source code constituting Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will, or would reasonably be expected to, result in a requirement that any such source code be) delivered, released, licensed, or made available or otherwise disclosed by the Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company subject to written agreements appropriately restricting the disclosure and use of such source code, and no Person other than the Company is in possession of, or has been granted any license or other right to, any such source code.

(h)             No Open Source Software is or has been included, incorporated or embedded in, or linked to, combined, made available or distributed with, any Software included in the Owned Intellectual Property, in each case, in a manner that requires or obligates the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software included in the Owned Intellectual Property; (ii) license any Software included in the Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) create any obligation for the Company to grant, or purport to grant, to any Person any rights or immunities under any Owned Intellectual Property (including any patent non-asserts or patent licenses), or (iv) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or exploit any Owned Intellectual Property. The Company is in compliance in all material respects with the terms and conditions of all licenses for Open Source Software used in the business of the Company.

(i)              Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property; or (ii) the requirement of any payment of any additional consideration for the Surviving Corporation’s right to own or use any of the Company Intellectual Property.

(j)              The Company uses commercially reasonable efforts to maintain and protect the confidentiality, integrity, and security of the IT Systems under the Company’s control and to prevent any unauthorized use, access, interruption, or modification of such IT Systems. Such IT Systems are, to the Company’s knowledge, (i) sufficient for the immediate and currently anticipated future needs of the Company, and (ii) in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Company as currently conducted.

(k)             Since January 1, 2019 through the Agreement Date, the Company has not, to its knowledge, been subject to any or received any written notices of any or provided any notice to any Person in connection with any, (i) material breaches of security (including theft, exfiltration, and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person), phishing incidents, ransomware or malware attacks, or other security incidents affecting (A) the IT Systems, or (B) any data or other information about an individual, including any Personal Information, stored or maintained by the Company (or any third party on its behalf), or (ii) failures, breakdowns, continued substandard performance, or other adverse events affecting any IT Systems that have caused any material disruption of or interruption in or to the use of the IT Systems.

(l)              Since January 1, 2019, the Company is and has been in material compliance in all material respects with all of the following to the extent relating to confidential or sensitive information or Personal Information (including the collection, processing, use, security, transfer, or disposition thereof), or otherwise relating to privacy, security, or security breach notification requirements and applicable to the business of the Company: (i) all applicable Laws; (ii) the Company’s internal and external privacy policies; (iii) all legally-binding industry standards; and (iv) applicable provisions of all Contracts relating to the foregoing (collectively, “Data Security Requirements”). As of the Agreement Date, the Company has not received any written notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Data Security Requirements.

Section 5.20            Environmental Matters.

(a)             The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes and has included obtaining and complying in all material respects with all Permits required under applicable Environmental Laws;

(b)             There are no Actions pending against or, to the knowledge of the Company, threatened against the Company, and the Company has not received any written notice, report or other information in each case regarding any material violation of or liability (contingent or otherwise) under any Environmental Law or concerning any Hazardous Materials;

(c)             the Company (or any other Person to the extent acting on behalf of the Company and thereby giving rise to liability for the Company) has not manufactured, designed, produced, sold, marketed, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility (including the Leased Real Property) contaminated by, any Hazardous Materials, in each case so as to give rise to any material liability (contingent or otherwise) pursuant to any Environmental Laws, and the Company has no material liability (contingent or otherwise) with respect to the presence of Hazardous Materials in any product or item; and

(d)             the Company has furnished to Acquiror all environmental reports and documents materially bearing on any environmental, health or safety liabilities relating to the businesses, properties or facilities of the Company in its possession or under its reasonable control.

Section 5.21            Absence of Changes. Since the date of the Most Recent Balance Sheet through the date of the Agreement:

(a)             there has not been any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect;

(b)             except (i) as set forth on Schedule 5.21(b), (ii) for any actions taken in response to COVID-19 Measures, and (iii) in connection with the Transactions, through and including the date of this Agreement, the Company has carried on its businesses and operated its properties in all material respects in the ordinary course of business; and

(c)             except (i) as set forth on Schedule 5.21(c), (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the Transactions, the Company has not taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 7.01.

Section 5.22            Brokers’ Fees. Except for the fees described on Schedule 5.22 (including the amounts owed with respect thereto), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company or any of their Affiliates for which the Company has any obligation.

Section 5.23            Healthcare Matters. Without limiting the generality of Section 5.10 or Section 5.19:

(a)             Since January 1, 2019, the Company is, and at all times has been, in material compliance in all material respects with all applicable Healthcare Laws.

(b)             There are no, and since January 1, 2019 through the Agreement Date, there have not been any Actions pending or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of Healthcare Law.

(c)             As of the Agreement Date, neither the Company nor to the knowledge of the Company, any of its directors, managing employees or executive officers, is currently, or has ever been suspended, terminated, excluded or debarred from any Government Program or to the knowledge of the Company, threatened in writing with or currently subject to an investigation or proceeding that could result in suspension, exclusion, termination or debarment from any Government Program or any other debarment, exclusion or sanction list or database.

(d)             Since January 1, 2019, the Company has not made an untrue statement of fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to be in material violation of any Healthcare Law. The Company does not bill nor is the Company reimbursed by any Payor.

(e)             The Company (i) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) does not have any reporting obligation pursuant to any settlement agreement entered into with any governmental entity, (iii) to the knowledge of the Company, is not the subject of any Government Program investigation conducted by any federal or state enforcement agency, (iv) is not a defendant in any qui tam/False Claims Act litigation, and (v) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or personal or telephone contact by or from any federal or state enforcement agency, in each case other than routine contacts and notifications not relating to an investigation or an actual or potential violation of any applicable Healthcare Law, in each case (i) though (v) which remains unresolved.

(f)              The Company has established a compliance training program, the purpose of which is to reasonably assure that the Company, its assets, and the business of the Company, respectively are in compliance in all material respects with all Healthcare Laws. There are no material compliance-related complaints or material outstanding corrective actions.

(g)             All products or services marketed by or on behalf of the Company that are subject to the jurisdiction of Healthcare Laws are marketed in compliance in all material respects, with all applicable Healthcare Laws. The Company has a system in place for monitoring and recording all payments or other transfers of value to physicians and teaching hospitals and is, and has at all times since January 1, 2019, been in material compliance with all reporting and disclosure requirements under the Physician Payments Sunshine Act (42 U.S.C. Section 1320a-7h.

Section 5.24            Insurance Regulatory Matters.

(a)             The Company is, and at all times since January 1, 2019, has been, in compliance with all applicable insurance Laws (other than Healthcare Laws), except for such non-compliance which would not constitute a Material Adverse Effect.

(b)             Without limiting the generality of Section 5.24(a), there is no Action, or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of insurance Laws (other than Healthcare Laws), that would reasonably be expected to result in suspension or revocation of any Permit.

Section 5.25            Related Party Transactions. Except for the Contracts set forth on Schedule 5.25, there are no Contracts between the Company, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Company Benefit Plans set forth on Schedule 5.12(a) (clauses (a) through (c) collectively, the “Ancillary Related Party Arrangements”).

Section 5.26            Information Supplied. None of the information relating to the Company supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first filed with the SEC or when first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.27            Government Contracts.

(a)             The Company has not materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract nor received notice that the Company (i) has materially breached or violated any Law, certification, representation, clause or provision, (ii) is in material breach of any Government Contract or Government Bid, or (iii) is subject to any material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Authority.

(b)             Since January 1, 2019, the Company has not received written notice of termination, cure notice, show cause notice or other indication of termination pertaining to any Government Contract.

(c)             With respect to each Government Contract and Government Bid: (i) all pricing discounts have been properly reported to and credited to the customer; (ii) the Company has not received any notice of any interruption or material decrease in the purchasing of products or services; (iii) the Company fully expects and intends to perform all material obligations thereunder and the Company has or will obtain all Governmental Authority authorizations and all third-party certifications and approvals required for such performance; (iv) neither the Company, nor to the knowledge of the Company, any of its officers, or employees have had access to confidential or non-public information to which they were not lawfully entitled; and (v) neither the Company nor to the knowledge of the Company, any of its employees, consultants or independent contractors has violated any requirements associated with offers of employment or the employment of current or former officials or employees of a Governmental Authority.

(d)             Since January 1, 2019, the Company has not submitted certified cost or pricing data.

(e)             All invoices and claims submitted for payment, reimbursement or adjustment submitted by Company were current, accurate and complete in all material respects as of their respective submission dates.

(f)              Neither the Company, nor any of its officers, senior management or employees acting on its behalf, have been debarred, suspended or excluded from participation in the award or performance of any Government Contract for any reason nor has any debarment, suspension or exclusion, investigation or audit, been threatened or initiated against the Company or, to the knowledge of the Company, any of their officers, senior management, or employees.

(g)             Neither the Company, nor any of its officers, senior management, or employees is or since January 1, 2019 has been under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding, or audit pertaining to an alleged or potential violation of any requirement, regulation or Law applicable to any Government Contract.

(h)             Since January 1, 2019, other than in the ordinary course of business, the Company has not conducted or initiated any internal investigation, made a voluntary disclosure or been under any obligation to disclose to any Governmental Authority, or any other Person, any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(i)              The Company maintains adequate systems of internal controls appropriate for its operations that are in material compliance with all relevant and applicable requirements of the Company’s Government Contracts.

(j)              To the knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to the Company's Government Contracts.

(k)             The Company has complied in all material respects with the U.S. Department of Defense requirements for safeguarding covered defense information and cyber incident reporting.

(l)              All material representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Authority or any other Person in connection with any Government Contract, since January 1, 2019 are and have always been current, accurate and complete in all material respects as of their respective effective dates and the Company has provided any reasonably required updates to such representations, certifications and statements.

(m)             Neither the Company, nor, to the knowledge of the Company, any of its officers, directors, members, senior management, or employees acting on its behalf have (i) used any funds of the Company to offer or provide any kickback, bribe, or unlawful gift or gratuity, or (ii) to the knowledge of the Company, made any unlawful expenditures relating to political activity (in each case (i) or (ii), an “Unlawful Payment”). The Company has not received notice of any Unlawful Payment and the Company has controls to detect and prevent, if possible, any such Unlawful Payments.

(n)             There are no outstanding material claims or disputes with the Company arising under or relating to any Government Contract.

(o)             The Company has taken all necessary steps to preserve and protect, in all material respects, their rights in and title to all Intellectual Property delivered, deliverable or otherwise provided directly or indirectly through any other Person to any Governmental Authority in connection with any Government Contract, including (i) providing all notices required in connection with the development of any patentable invention and (ii) properly asserted any restricted, limited or government purpose rights in connection with the delivery of any data.

Section 5.28            FDA Matters. Without limiting the generality of Section 5.10 or Section 5.23:

(a)             The Company is, and since January 1, 2019 at all times has been, in compliance in all material respects with the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and applicable regulations, as amended (collectively, the “FDCA”), including the rules and regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and similar applicable Laws in any State, municipality, or non-U.S. jurisdiction where the Company is doing business.

(b)             As to each product subject to the FDCA or similar Law in any State, municipality, or non-U.S. jurisdiction that is developed, manufactured, manufactured for, tested, distributed, and/or marketed by the Company (a “Company Product”), each such Company Product is being, and since January 1, 2019 has been, developed, manufactured, manufactured for, labeled, tested, distributed, and/or marketed in material compliance with all applicable requirements under the FDCA and similar laws, including those relating to investigational use, approval, or premarket clearance, current good manufacturing practices, labeling, and Quality System Regulation, as defined in 21 C.F.R. Parts 4, 211, and 820 (as applicable), advertising, promotion, continuing medical education, recordkeeping, training, medical device reporting, adverse event reporting, and filing of other reports and security.

(c)             Except as set forth on Schedule 5.28(c), the Company has not received any written communication (including emails) from FDA or any other Governmental Authority as of the Agreement Date (i) contesting the investigational use of, premarket clearance or approval of, uses of, or the labeling and promotion of any Company Product, or (ii) otherwise alleging any violation of the FDCA or any similar Law as applicable to any Company Product.

(d)             No Company Product (i) is currently under consideration by the Company for recall, withdrawal, suspension, seizure, or discontinuance, or (ii) has been recalled, subjected to a product advisory notice, withdrawn, suspended, seized, or discontinued (other than for commercial or other business reasons) by the Company, whether voluntarily or otherwise.

(e)             The Company has not received any written communication (including emails) that the FDA or any similar Governmental Authority (i) intends to withhold or materially condition its approval or clearance of any Company Product; (ii) has commenced, or has threatened to initiate, any action to withdraw its approval or clearance of any Company Product; (iii) has requested the recall, withdrawal, suspension, seizure, or discontinuance of any Company Product; (iv) has commenced, or has threatened to initiate, any action to enjoin the manufacture, sale, or distribution of any Company Product or the operations of the Company; or (v) has commenced, or has threatened to initiate, any civil or criminal action or proceeding against the Company or any of its respective officers, employees, or agents.

(f)              As to each medical device (as that term is defined under the FDCA) for which a premarket approval application, premarket notification, investigational device exemption has been submitted, approved, or cleared for sale and distribution in the United States, the Company is in material compliance with 21 U.S.C. §§ 360, 360c, 360d, 360e, 360e-1, 360g, 360h, 360i and 360j and 21 C.F.R. Parts 803, 807, 812, 814, 820, 821, and 822, respectively, or similar state law, as applicable to the Company’s medical devices.

(g)             No medical device or component of a medical device that is material to the Company’s ability to carry out its business or operations as currently conducted is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), or (iii) in violation of 21 U.S.C. §§ 360 or 360e (or similar Law).

(h)             The Company has not made an untrue, materially misleading, or fraudulent statement of material fact to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or required to be made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA Compliance Policy Guide 120.100, or its policy on “Health Fraud – Factors in Considering Regulatory Action,” set forth in FDA Compliance Policy Guide 120.500, or any similar policies.

(i)              To the knowledge of the Company, there are no facts, circumstances, or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, or proceeding against or affecting the current business or operations of the Company and relating to or arising under the FDCA.

(j)              No officer or director of the Company, and to the knowledge of the Company, no Company employee, has ever been convicted of any felony under any Law for conduct relating to the development, testing, or approval of any drug product or device, including, without limitation, the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application, or biologics license application.

(k)             To the knowledge of the Company, none of the FDA, Drug Enforcement Administration, or other Governmental Authority has issued any Warning Letter, Untitled Letter, Notice of Violation, enforcement proceeding, or other correspondence stating or indicating that the Company has violated any Laws in any material respect.

Article VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except (i) as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which, subject to Section 12.08, qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or (ii) in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (a) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.05, Section 6.06, Section 6.10, Section 6.11 or Section 6.19), each Acquiror Party represents and warrants to the Company as follows:

Section 6.01            Corporate Organization. Each of Acquiror and Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Other than Merger Sub, Acquiror has no Subsidiaries. Merger Sub has no Subsidiaries. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or consummate the Transactions. The Acquiror Parties are currently not in material violation of any of the provisions of its governing documents.

Section 6.02            Due Authorization.

(a)             Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)             At a meeting duly called and held, the board of directors of Acquiror has: (i) determined that this Agreement and the Transaction are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account and net of taxes payable) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions, subject to a Change in Recommendation as set forth in Section 9.03.

Section 6.03            No Conflict. Except as set forth on Schedule 6.03, the execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, including Acquiror Material Contracts, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror.

Section 6.04            Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened in writing, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable. There is no outstanding Governmental Order imposed upon the Acquiror Parties, nor are any assets of the Acquiror Parties’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Except as set forth on Schedule 6.04, since its inception, the Acquiror Parties have not received any written notice of or have been charged with violation of any Laws.

Section 6.05            Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and other applicable requirements of Securities Laws and Nasdaq.

Section 6.06            Financial Ability; Trust Account.

(a)             As of the date hereof, there is at least $250,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 17, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus filed with the SEC (File No. 001-39813) on December 21, 2020 (the “Acquiror Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since December 21, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To the knowledge of Acquiror, as of the date hereof, following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption (or pursuant to any redemption required in accordance with the extension of the Acquiror’s deadline to consummate its Business Combination). As of the date hereof, there are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than (i) pursuant to the Acquiror Stockholder Redemption, or (ii) for the payment of Acquiror Transaction Expenses) to any portion of the proceeds in the Trust Account following the Effective Time.

(b)             As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

Section 6.07            Brokers’ Fees. Except for the fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

Section 6.08            SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)             Except as set forth on Schedule 6.08(a), Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements, prospectuses and other documents required to be filed by it with the SEC since December 17, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). Each of the SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Reports. Except for any changes (including any required revisions to or restatements of the Acquiror’s financial statements or the SEC Reports) to (i) the Acquiror’s historical accounting of the Acquiror Warrants as equity rather than as liabilities that was or may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC or (ii) the Acquiror’s accounting or classification of Acquiror’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Acquiror’s auditors (clauses (i) and (ii), collectively, “SEC SPAC Accounting Changes”), none of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as a result of the SEC SPAC Accounting Changes or as otherwise set forth on Schedule 6.08(a), the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The Parties acknowledge and agree that any restatement, revision or other modification of the Acquiror’s financial statements or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. The Public Certifications are each true as of their respective dates of filing.

(b)             Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)             Acquiror has established and maintained a system of internal controls financial reporting (as defined in Rule 13a-15 under the Exchange Act). To the knowledge of Acquiror, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)             Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror except as otherwise disclosed in the SEC Reports or (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror.

(e)             Except as set forth on Schedule 6.08(e), to the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. Except as set forth on Schedule 6.08(e), to the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f)              Except for any SEC SPAC Accounting Changes, and except as and to the extent reflected or reserved against in the Acquiror’s financial statements included in the SEC Reports, no Acquiror Party has incurred any liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Acquiror’s financial statements included in the SEC Reports, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business since Acquiror’s last annual report on Form 10-K.

(g)             Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 6.09            Business Activities.

(a)             Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions.

(b)             Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)             There is no liability, debt or obligation of or claim or judgment against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the period ended June 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the period ended June 30, 2022 in the ordinary course of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed on Schedule 6.09(c), or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.10            Tax Matters.

(a)             All income and other material Tax Returns required by Law to be filed by the Acquiror have been filed, and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes due and owing by the Acquiror (whether or not reflected on any Tax Return) have been timely paid to the appropriate Governmental Authority.

(b)             Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c)             Acquiror has not engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction.

(d)             There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror and no written request for any such waiver or extension is currently pending. No power of attorney with respect to Taxes has been granted with respect to the Company.

(e)             Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or non-U.S. Law).

(f)              There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.

(g)             Acquiror (i) has no liability for the Taxes of any Person (other than the Company) (i) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, Contract (other than liabilities pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes), assumption or by operation of Law; and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h)             Acquiror is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement or similar agreement or arrangement (except, in each case, pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(i)              To the knowledge of Acquiror, Acquiror has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 6.11            Capitalization.

(a)             As of the date hereof, the authorized capital stock of Acquiror consists of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 10,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 25,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 6,250,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with (1) applicable Law, including federal and state securities Laws and (2) Acquiror’s Organizational Documents, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor. As of the date hereof, Acquiror has issued 13,266,666 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)             Except for this Agreement, the Acquiror Warrants, the Convertible Sponsor Note (and the Acquiror Warrants issuable thereunder) and the Acquiror Class B Common Stock, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except for obligations related to the Acquiror Stockholder Redemptions disclosed in the SEC Reports or the Acquiror Organizational Documents, as of the date hereof, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, as of the date hereof, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. As of the date hereof, there are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that would be triggered as a result of the issuance of securities under this Agreement that have not been, or will not be, waived on or prior to the Closing Date.

(c)             Acquiror is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Acquiror is not controlled by a “foreign person,” as defined in the DPA. No national or subnational governments of a single foreign state has a “substantial interest” in Acquiror within the meaning of the DPA.

Section 6.12            Nasdaq Stock Market Listing. The issued and outstanding Acquiror Units, Acquiror Class A Common Stock and Acquiror Warrants are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, Acquiror is in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the units of Acquiror, Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of the units of Acquiror, Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. Acquiror has not taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act.

Section 6.13            [Reserved.]

Section 6.14            Related Party Transactions. Except (a) as set forth on Schedule 6.14, or (b) agreements relating to equity ownership, including in connection with the Future PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of such Acquiror Party on the other hand.

Section 6.15            Investment Company Act. Neither Acquiror nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.16            Absence of Changes. Since June 30, 2022 through the Agreement Date, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (b) Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (c) Acquiror has not taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of the Company pursuant to Section 8.01.

Section 6.17            Registration Statement; Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, (or any amendment or supplement thereto), shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the information contained in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first filed with the SEC or when first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon a writing to Acquiror by or on behalf of the Company specifically for its inclusion or omission in the Registration Statement.

Section 6.18            Code Section 280G. Acquiror does not (a) have any employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any benefit plans. Neither the execution and delivery of this Agreement or any of the Transaction Agreements nor the consummation of the Transactions contemplated hereby will: (x) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by the Acquiror or its Subsidiaries to any director, officer, manager or employee of Acquiror; or (y) result in the acceleration of the time of payment or vesting of any such benefits payable by Acquiror or its Subsidiaries. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Acquiror or any of its Subsidiaries being classified as an “excess parachute payment” under Section 280G of the Code. There are no other outstanding loans, convertible notes, or extensions of credit made by Acquiror in favor of any of its executive officers (as defined in Rule 3b-7 under the Exchange Act), directors or employees or to Sponsor.

Section 6.19            Acquiror Material Contracts.

(a)             Schedule 6.19(a) contains a listing of all Contracts described in clauses (i) and (ii) of this Section 6.19(a) to which, as of the date of this Agreement, Acquiror is a party (together with all material amendments, waivers or other changes thereto) (collectively, the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to Company or its agents or Representatives.

(i)              other than (i) Contracts filed as exhibits to the SEC Reports, (ii) confidentiality and non-disclosure agreements, and (iii) this Agreement, all Contracts with continuing post-Closing obligations to which Acquiror or its Subsidiaries is a party or by which any of their respective assets are bound; and

(ii)             all Contracts entered into between Acquiror and holders of Acquiror Transaction Expenses that provide for the satisfaction of such Acquiror Transaction Expenses with Common Stock to be held by the Sponsor pursuant to this Agreement or other forms of non-cash consideration.

(b)             All of the Acquiror Material Contracts listed pursuant to Section 6.19(a) are, as of the Agreement Date (i) in full force and effect and (ii) represent the legal, valid and binding obligations of Acquiror and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the Agreement Date, (w) neither Acquiror, nor, to the knowledge of Acquiror, any other party thereto is or is alleged to be in material breach of or material default under any such Acquiror Material Contract, (A) to the knowledge of Acquiror, Acquiror has not received any written claim or notice of material breach of or material default under any such Acquiror Material Contract, and (B) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Acquiror Material Contract (in each case, with or without notice or lapse of time or both). Each Acquiror Material Contract of a type required to be listed on Schedule 6.19(a), whether or not set forth on Schedule 6.19(a), was entered into at arm’s length in all material respects.

Article VII
COVENANTS OF THE COMPANY

Section 7.01            Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article XI (the “Interim Period”), the Company shall, except (a) as contemplated by this Agreement, the Transaction Agreements or any Material Contract disclosed on Schedule 5.11(a), (b) as set forth on Schedule 7.01, (c) as required by Law or to comply with or implement COVID-19 Measures or (d) consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, delayed, withheld or denied) (i) (A) use its commercially reasonable efforts to operate its business only in the ordinary course of business in all material respects and (B) use its commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company and (ii), not do any of the following (other than to the extent necessary to comply with Section 3.06(b) or in connection with any Future Pipe Investment):

(a)             change or amend the Company Certificate of Incorporation, bylaws or other organizational documents of the Company, except in connection with a Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11);

(b)             make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(c)             except in connection with a Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11), enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.19(a) or Schedule 5.11(a), or any lease, sublease or license related to the Leased Real Property, in each case, other than entry into such agreements in the ordinary course of business;

(d)             (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of the Company, in each case other than (A) in the ordinary course of business pursuant to the Company Equity Plan, (B) in connection with the Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11), (C) upon the exercise or settlement of Company Options under the Company Equity Plan and applicable award agreement and as required to comply with any Company Benefit Plan or (D) upon the exercise of any Company Warrants pursuant to its terms;

(e)             sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of the Company (other than Owned Intellectual Property), other than (i) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or no longer be material to the business of the Company or (ii) in the ordinary course of business;

(f)              (i) cancel or compromise any claim or Indebtedness for borrowed money owed to the Company, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $150,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company any confidentiality Contract to which the Company is a party;

(g)             transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain, or otherwise dispose of any right, title or interest in any Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;

(h)             disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any Person;

(i)              except as required by the existing terms of any Company Benefit Plans set forth on Schedule 5.12(a) as in effect on the date hereof or otherwise permitted by Section 5.12, (i) increase the compensation or benefits of any Company employee except for increases in salary, hourly wage rates, declaration of bonuses or benefits (other than severance or retention) made in the ordinary course of business, (ii) make any grant of any severance, retention or termination payment to any Person, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business or as required by Contracts in effect as of the date hereof, (iii) make any change in the key management structure of the Company, including the hiring of additional officers or the termination of existing officers with “Chief” in his, her or their title, (iv) except to replace an employee or other service provider who voluntarily terminates his or her service after the date hereof, hire any employee of the Company or any other individual who is providing or will provide services to the Company, other than any Person with an annual cash compensation of less than $250,000, (v) accelerate or commit to accelerate the funding, payment or vesting of any benefit or compensation to any current or former employee, director, officer or other service provider, or (vi) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(j)              directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or any substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(k)             make any loans or advance any money or other property to any Person, except for (A) prepayments and deposits paid to suppliers of the Company in the ordinary course of business and (B) trade credit extended to customers of the Company in the ordinary course of business;

(l)              except in connection with a Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11), enter into, assume, assign, partially or completely amend any material term of, modify, any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.11(a), any lease, sublease or license related to the Leased Real Property, other than entry into such agreements in the ordinary course of business;

(m)            redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company, except for (i) the acquisition by the Company of Company Shares in connection with the surrender of such Company Shares by holders of Company Options in order to pay the exercise price of Company Options, (ii) withholding of Company Shares to satisfy Tax obligations with respect to Company Options and (iii) acquisition by the Company of any Company Shares or other equity interests of the Company in connection with forfeiture or cancellation of such Company Shares and equity interests;

(n)             adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(o)             make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may be recommended by the Company’s auditors or as may be required by GAAP or regulatory guidelines;

(p)             adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);

(q)             make, revoke or change any material Tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than routinely granted extensions or waivers resulting from extensions of time to file Tax Returns), incur any material Taxes outside of the ordinary course of business, or take any actions with respect to Taxes (including deductions or credits) pursuant to any COVID-19 Measure;

(r)              directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness for borrowed money other than the Contemplated Interim Financing (and subject to the restrictions set forth in Section 7.11) or in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness for borrowed money other than in the ordinary course of business or pursuant to the Contemplated Interim Financing (and subject to the restrictions set forth in Section 7.11);

(s)             make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business;

(t)              fail to maintain in full force and effect material insurance policies covering the Company and its properties, assets and businesses in a form and amount consistent with past practices;

(u)             enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(v)             enter into any material transaction or materially amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company and other than in connection with a Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11));

(w)            enter into any agreement that materially restricts the ability of the Company to (i) engage or compete in any line of business, or (ii) enter into any new line of business;

(x)              terminate, amend, fail to review or preserve or otherwise fail to maintain in full force and effect any material Permit, except for amendments contemplated in the ordinary course of business;

(y)             make individual commitments for capital expenditures or construction of fixed assets in excess of $150,000; or

(z)             enter into any agreement, or otherwise become obligated, to do or take any action prohibited under this Section 7.01.

Notwithstanding the foregoing, nothing contained in this Section 7.01 shall give to Acquiror, directly or indirectly, the right to control or direct the operations of the Company during the Interim Period, including in a manner which may violate the HSR Act or other Antitrust Law.

Section 7.02            Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Company, to all of its properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees, and shall furnish Acquiror and such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company, in each case, as Acquiror or its Representatives may reasonably request to facilitate the Transactions; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03            No Claim Against the Trust Account. The Company acknowledges that it has read the Acquiror Final Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by December 22, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account (or distributions therefrom pursuant to the Acquiror Stockholder Redemption or as set forth in the prior sentence), Trustee and Acquiror or to collect from the Trust Account (or distributions therefrom pursuant to the Acquiror Stockholder Redemption or as set forth in the prior sentence) any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account (including any distributions therefrom pursuant to the Acquiror Stockholder Redemption or as set forth in the prior sentence) at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Stockholder Redemption) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Stockholder Redemption. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04            Proxy Solicitation; Other Actions.

(a)             The Company shall provide Acquiror, (i) as promptly as reasonably practicable following the execution of this Agreement, but in no event later than November 30, 2022, the Financial Statements and consolidated statements of income and comprehensive income, stockholder’s equity and cash flows, of the Company for the years ended December 31, 2021 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “PCAOB Audited Financials”), and (ii) no later than November 30, 2022, reviewed financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, stockholder’s equity and cash flows, of the Company as at and for the nine months ended September 30, 2022, prepared in accordance with GAAP and Regulation S-X (the “Reviewed Financials”), and (iii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Registration Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement (w) will fairly present in all material respects the consolidated financial position of the Company as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (x) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (y) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, and (z) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall be available to, and the Company shall use its commercially reasonably efforts to make their officers, managers, representatives and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (A) the drafting of the Registration Statement and (B) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)             From and after the date on which the proxy statement contained in the Registration Statement is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which becomes known by the Company that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, upon becoming aware of such untrue statement of a material fact or omission to state a material fact necessary in order to make statements not misleading, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains such untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; and, provided further, that no information received by Acquiror pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 7.05            Code Section 280G. Prior to the Closing Date, if required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under 280G with respect to any payment or benefit in connection with any of the transactions contemplated by this Agreement, the Company shall use commercially reasonable efforts to (a) obtain from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Code Section 280G(c) and any regulations promulgated thereunder) who could otherwise receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Code Section 280G(b)(2)(A) and any regulations promulgated thereunder) as a result of or in connection with the consummation of the transactions contemplated hereby, a waiver (a “Parachute Payment Waiver”) of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Code Section 280G and any regulations promulgated thereunder) and (b) submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Code Section 280G(b)(5)(B)(ii) and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Acquiror for its review and comment no later than five Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall incorporate any comments provided by Acquiror in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Code Section 280G(b)(5)(B) as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Acquiror evidence reasonably acceptable to Acquiror that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 7.05 and that either (i) the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided. Notwithstanding the foregoing, with respect to any Acquiror Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Acquiror and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date), Acquiror shall provide a copy of such Acquiror Arrangement to the Company at least five days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Code Section 280G) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Code Section 280G, and the Company shall incorporate such Acquiror Arrangements into its calculations and 280G shareholder approval process described herein.

Section 7.06            FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Acquiror (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) stating that it is not, and has not been during the period specified in Code Section 897(c)(1)(A)(ii), a United States real property holding corporation, in each case, in a form and substance reasonably acceptable to Acquiror and (b) an IRS Form W-9 duly executed by the Company.

Section 7.07            Company Stockholder Approval; Support Agreements. As promptly as reasonably practicable (and in any event, within five (5) Business Days) after the Registration Statement is declared effective under the Securities Act, the Company shall prepare (with the cooperation of Acquiror) and deliver to each Company Stockholder an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to Acquiror (as it may be amended or supplemented from time to time, the “Information Statement”). The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the Company Stockholders with respect to the adoption of this Agreement and the approval of the Merger and shall include (a) a statement to the effect that the Company’s board of directors had recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger; and (b) such other information as Acquiror and the Company reasonably agree is required or advisable under applicable Law to be included therein. The Company shall, with the cooperation of Acquiror (to the extent reasonably required), prepare any other necessary documentation required or advisable to be provided to the Company Stockholders pursuant to the DGCL. None of the information supplied or to be supplied by Acquiror or the Company for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. As promptly as reasonably practicable (and in any event, within twenty (20) days after the Information Statement is delivered to the Company Stockholders), the Company shall obtain and deliver to Acquiror evidence of the Company Stockholder Approval in the form of a written consent executed by each of the Company Requisite Stockholders, and the Company shall take all other action necessary or advisable to secure the Company Stockholder Approval, and if applicable, any additional consents or approvals of its stockholders related thereto.

Section 7.08            Financial Information Prior to Closing. No later than (i) 30 days following the last day of each fiscal month of the Company that occurs between the date hereof and the Closing Date, the Company shall deliver to the Acquiror unaudited combined financial statements (including a balance sheet, income statement and statement of cash flows) for such fiscal month then ended and (ii) 30 days following the last day of each fiscal quarter of the Company that occurs between the date hereof and the Closing Date, the Company shall deliver to the Acquiror unaudited consolidated financial statements (including a balance sheet, income statement and statement of cash flows) for such fiscal quarter then ended.

Section 7.09            Employment Agreements. During the Interim Period, notwithstanding anything to the contrary contained in this Agreement, the Company may enter into employment agreements with such officers of the Company employed by the Company as of the Agreement Date (which agreements shall be in a form reasonably acceptable to Acquiror); provided, for the avoidance of doubt, that failure to enter into any such employment agreements shall not be a breach of this Agreement; and provided further, however, that the Company shall solicit feedback and give good faith consideration to comments from Acquiror prior to executing such documents.

Section 7.10            Assignment of Inventions Agreements. During the Interim Period, the Company shall use commercially reasonable efforts to obtain confidentiality and assignment of inventions agreements, in a form reasonably acceptable to Acquiror from any current or former employee, consultant or member of the board of directors of the Company who has contributed to the creation or development of Owned Intellectual Property and has not signed such an agreement as of the date hereof (or an agreement containing substantially equivalent terms).

Section 7.11            Contemplated Interim Financing. During the Interim Period, the Company may conduct one or several Contemplated Interim Financings, provided, however, that the material terms of any Contemplated Interim Financing shall be submitted to, and approved in writing by, Acquiror at least ten (10) days prior to the consummation of such Contemplated Interim Financing (such consent to not be unreasonably conditioned, withheld or delayed to the extent the entry into such Contemplated Interim Financing on such terms would not otherwise impair the parties’ ability to negotiate, obtain or secure a Future PIPE Investment).

Section 7.12            Company Warrants. If and to the extent any Series B-3 Warrants are then outstanding, the Company shall have obtained, prior to the initial filing of the Registration Statement, the consent of the holders of at least a majority of the Series B-3 Warrants to amend such Series B-3 Warrants in a manner reasonably satisfactory to Acquiror to cause the Series B-3 Warrants’ automatic exercise immediately prior to the Effective Time in accordance with Sections 3.06(b).

Article VIII
COVENANTS OF ACQUIROR

Section 8.01            Conduct of Acquiror During the Interim Period.

(a)             During the Interim Period, the Acquiror shall, except (a) as set forth on Schedule 8.01, (b) as contemplated by this Agreement or the Transaction Agreements, (c) as required by Law or to comply with or implement COVID-19 Measures or (d) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), (i) (A) use its commercially reasonable efforts to operate its business only in the ordinary course of business in all material respects and (B) use its commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of Acquiror and (ii), not, and shall not permit any of its Subsidiaries to:

(i)              change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub except as approved by the Acquiror’s stockholders in accordance with the Acquiror Organizational Documents; provided, however, that Acquiror may be entitled to amend the Acquiror Certificate of Incorporation as necessary to effect, or to give effect to, the Extension;

(ii)             (A) make, declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Merger Sub; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;

(iii)             make, revoke or change any material Tax election, adopt or change any accounting method with respect to Taxes (other than in the ordinary course for a newly formed entity), file any amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than routinely granted extensions or waivers resulting from extensions of time to file Tax Returns);

(iv)            except for the transactions contemplated by any Future PIPE Investment or in connection with the incurrence of Indebtedness in favor of Sponsor in accordance with Section 8.01(a)(vii), enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)             waive, release, compromise, settle or satisfy any pending or threatened Action, (A) if such settlement would require payment by Acquiror in an amount greater than $250,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(vi)            enter into, or amend or modify any material term of, terminate or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 6.14 or Schedule 6.19(a) to which the Acquiror or its Subsidiaries is a party or by which it is bound;

(vii)           except for any transactions contemplated by a Future PIPE Investment (of which the Company is aware), incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, other than (A) any instrument entered into by Acquiror pursuant to the Future PIPE Investment or (B) any Indebtedness incurred by Acquiror from the Sponsor in order to (1) fund the payment of Acquiror Transaction Expenses, (2) satisfy the Acquiror Parties’ obligations under this Agreement or in connection with the Transactions or (3) fund the Acquiror’s operating expenses incurred during the Interim Period in the ordinary course of business consistent with past practice;

(viii)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(ix)             fail to maintain its existence, adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquiror or its Subsidiaries (other than the Merger);

(x)              amend, waive or otherwise change the Trust Agreement in any manner adverse to the Acquiror;

(xi)             terminate, waive or assign any material right under any Acquiror Material Contract;

(xii)            hire any employees;

(xiii)           establish any Subsidiary or enter into any new line of business;

(xiv)           make any capital expenditures;

(xv)            make any loans, advances or capital contributions to, or investments in, any other Person (including to Sponsor, or any of Acquiror’s officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xvi)           make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or other applicable Laws;

(xvii)          terminate without replacement or amend in a manner detrimental to Acquiror and Merger Sub, taken as a whole, any material insurance policy insuring the business of Acquiror and Merger Sub;

(xviii)         knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xix)           (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) the issuance of Acquiror Warrants in connection with a conversion of the Convertible Sponsor Note; (y) the issuance of (or agreement to issue) shares of Acquiror Class A Common Stock pursuant to the Future PIPE Investment or other financing agreements entered into in accordance with Section 8.02, as applicable; (z) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein except as may be required pursuant to the terms and conditions of such Acquiror Warrants; or

(xx)            Enter into any agreement to do any action prohibited under this Section 8.01.

(b)             During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.02            Future PIPE Investment. During the Interim Period, the Parties shall use their commercially reasonable efforts to enter into and consummate Future PIPE Investments on terms mutually agreeable to the Parties, and, if the Parties mutually agree to seek a Future PIPE Investment, the Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Future PIPE Investment. Once Acquiror shall have entered into such Future PIPE Investments described in this Section 8.02, Acquiror shall use commercially reasonable efforts to comply with the terms of its obligations and satisfy, in all material respects, all conditions and covenants applicable to Acquiror, and Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify or terminate any provision or remedy under, or any replacements of, any of the instruments without the Company’s consent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice during the Interim Period of any breach or default claimed in writing by any party to any instrument or agreement related to a Future PIPE Investment. For the avoidance of doubt, during the Interim Period, in no event shall Acquiror enter into any Future PIPE Investment without first seeking the consent of the Company.

Section 8.03            Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 8.04            Section 16 Matters. Prior to the Effective Time, Acquiror shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.05            LTIP; ESPP. Acquiror shall, prior to the Closing, obtain the approval of the Acquiror LTIP and Acquiror ESPP from the stockholders of Acquiror, in each case to become effective as of the Closing Date. Effective as of (and contingent on) the Closing, Acquiror shall adopt (a) a long-term incentive plan, in substantially the form attached hereto as Exhibit H, which shall (i) initially reserve a number of shares of Common Stock equal to twelve percent (12%) of the Acquiror Fully Diluted Shares as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal of up to five percent (5%) of the Acquiror Fully Diluted Shares as of December 31 of the preceding year (the “Acquiror LTIP”), and (b) an employee stock purchase plan, in substantially the form attached hereto as Exhibit I, which shall (i) initially reserve a number of shares of Common Stock equal to three percent (3%) of the Acquiror Fully Diluted Shares as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal up to two percent (2%) of the Acquiror Fully Diluted Shares as of December 31 of the preceding year (the “Acquiror ESPP”).

Section 8.06            Nasdaq Listing. From the date hereof through the Effective Time, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on Nasdaq, and in the event a Listing Event occurs, Acquiror shall use reasonable best efforts to cure such Listing Event.  Acquiror shall prepare and submit to Nasdaq a listing application covering all shares of Common Stock issuable in accordance with this Agreement (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application.  Acquiror shall use commercially reasonable efforts to: (a) cause the Listing Application to have been approved by Nasdaq; (b) satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) cause all shares of Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq, with the trading ticker “TLSI”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the Effective Time, and in each of case (a), (b) and (c), the Company shall reasonably cooperate with Acquiror with respect thereto.

Section 8.07            Separation of Units. Immediately prior to the Effective Time, Acquiror shall instruct its Transfer Agent to separate, if not already separated prior to such time each share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant comprising each issued and outstanding Acquiror Unit (the “Unit Separation”), and the holder thereof shall be deemed to hold one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant as of such time; provided, that no fractional Acquiror Warrants shall be issued in connection with the Unit Separation such that if a holder of an Acquiror Unit would be entitled to receive a fractional Acquiror Warrant upon the Unit Separation, then the number of Acquiror Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Acquiror Warrants.

Section 8.08            Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.09            Stockholder Litigation. In the event that any Action related to this Agreement, any Transaction Agreement or the Transactions is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall (a) promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof; (b) shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action; (c) shall give due consideration to the Company’s advice with respect to such Action; and (d) not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.10            Amendment to Underwriting Agreement. During the Interim Period, Acquiror shall use its commercially reasonable efforts to enter into an amendment to the Raymond James Underwriting Agreement, in a form and with terms as reasonably acceptable by the Company, whereby Raymond James agrees to waive its rights to the Deferred Discount (as defined in the Raymond James Underwriting Agreement) and any other deferred underwriting fees payable by Acquiror (the “Raymond James Amendment”).

Article IX
JOINT COVENANTS

Section 9.01            [Reserved]

Section 9.02            Registration Statement.

(a)             As promptly as practicable following the execution and delivery of this Agreement and receipt of the PCAOB Audited Financials, Acquiror shall, in accordance with this Section 9.02(a), prepare with the reasonable assistance of the Company, and file with the SEC, a preliminary registration statement containing a prospectus/proxy statement on Form S-4 concerning the Transactions (as amended or supplemented, the “Registration Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting to be held for the purpose of, among other things: (1) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock in accordance with the Acquiror Organizational Documents by delivering such shares for redemption not later than two Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (2) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (I) the adoption of this Agreement and approval of the Transactions; (II) the issuance of shares of Common Stock in connection with the Merger (including as may be required under Nasdaq); (III) the amendment and restatement of the Acquiror Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit C hereto; (IV) the election of members of the board of directors of Acquiror in accordance with Section 2.05; (V) the approval of the Acquiror LTIP and the Acquiror ESPP; (VI) the approval of the issuance of the Common Stock pursuant to instruments entered into in connection with the Future PIPE Investment, (VII)  adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (VIII) any other proposals the Parties agree are necessary or desirable to consummate the Transactions and (IX) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Stockholder Matters”). Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Registration Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Acquiror and the Company each shall use their reasonable best efforts to (a) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) to be declared effective under the Securities Act as promptly as practicable and (d) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror shall cause the proxy statement contained in the Registration Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 9.03, as promptly as practicable following the date that the Registration Statement is declared effective.

(b)             Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the filing of any supplement or amendment to the Registration Statement; (C) any request by the SEC for amendment of the Registration Statement; (D) any comments from the SEC relating to the Registration Statement and responses thereto; and (E) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Registration Statement as promptly as practicable and shall use its commercially reasonable efforts to have the registration statement containing the Registration Statement declared effective under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to participate in any discussions or meetings with the SEC and comment on such drafts and obtain the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to providing a written response to any comments or inquiries by the SEC.

(c)             If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance and Acquiror shall file, as soon as reasonably practicable thereafter, an amendment or supplement to the Registration Statement containing such information.

Section 9.03            Acquiror Special Meeting. Acquiror shall, as promptly as practicable following the date that the Registration Statement is declared effective, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting in accordance with the DGCL. Acquiror shall convene and hold a special meeting of Acquiror’s stockholders, for the purpose of obtaining the approval of the Acquiror Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 30 days after the date on which Acquiror commences the mailing of the proxy statement contained in the Registration Statement to its stockholders. Acquiror shall use its commercially reasonable efforts to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including any adjourned or postponed special meeting in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Acquiror Stockholder Matters. Acquiror shall include the Acquiror Board Recommendation in the Registration Statement; provided, that, notwithstanding the foregoing, subject to compliance by Acquiror, its Affiliates and their Representatives with Section 9.04(b), at any time prior to obtaining approval of the Acquiror Stockholder Matters, the board of directors of Acquiror may amend, change, withdraw, modify, withhold, qualify or otherwise fail to make the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the board of directors of Acquiror shall have unanimously determined in good faith, after consultation with its outside legal counsel and financial advisors, and without any violation by Acquiror, its Affiliates or any of their respective Representatives of Section 9.04(b), Section 9.02 and this Section 9.03, that a Material Adverse Effect has occurred on or after the date of this Agreement and as a result, a failure to make a Change in Recommendation would constitute a breach of its fiduciary duties to its stockholders under applicable Law; provided, however, that the board of directors of Acquiror may not make such Change in Recommendation unless (a) the board of directors of Acquiror has provided prior written notice to the Company (a “Acquiror Recommendation Change Notice”) that it is prepared to effect a Change in Recommendation at least ten (10) Business Days prior to taking such action, which notice shall specify (i) the Material Adverse Effect that has occurred on or after the date of this Agreement and (ii) the basis for why a failure to make a Change in Recommendation would constitute a breach of its fiduciary duties to its stockholders under applicable Law, (b) during the ten (10) Business Day period after delivery of the Acquiror Recommendation Change Notice, Acquiror shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the board of directors of Acquiror to reaffirm its Acquiror Board Recommendation and not make such Change in Recommendation and (c) at the end of such ten (10) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the board or directors of Acquiror determines in good faith (after consultation with its outside legal counsel and financial advisors) that a Material Adverse Effect has occurred on or after the date of this Agreement and as a result, the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to Acquiror’s stockholders under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 9.03 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 30 days after the date for which the Special Meeting was originally scheduled: (i) to ensure that any supplement or amendment to the Registration Statement that, subject to the Company’s and its outside legal counsel’s reasonable review and comment, the board of directors of Acquiror has determined in good faith, after consultation with its outside legal counsel that it is required by applicable Law is disclosed to Acquiror’s stockholders and for such supplement or amendment to be promptly disseminated to Acquiror’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of Acquiror Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Acquiror Stockholder Matters; or (iv) only with the prior written consent of the Company; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.04            Exclusivity.

(a)             During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, written or oral, any action to solicit, initiate, continue or knowingly engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in (i) any issuance, sale, pledge, disposal of, grant or transfer of twenty percent (20%) or more of the Company’s equity securities; provided, that the Company shall be entitled to take all actions necessary to effect, or give effect to, the Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11), or (ii) any merger, sale of substantially all of the assets of the Company, liquidation, dissolution, reorganization, financing, refinancing, recapitalization, or similar transaction involving the Company, or any other transaction that would impede, delay, interfere with or prevent the consummation of the Transactions, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions and the Contemplated Interim Financing, an “Acquisition Transaction”); provided further, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions, conversations, negotiations or other communications with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. The Company represents and warrants to Acquiror that this Section 9.04(a) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or any of its Affiliates are currently bound.

(b)             During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, written or oral, any action to solicit, initiate, continue or knowingly engage in discussions or negotiations with, or enter into any agreement or letter of intent with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, binding or non-binding, relating to any Business Combination (a “Business Combination Proposal”) other than with the Company and its Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions, conversations, negotiations or other communications with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. Acquiror represents and warrants to the Company that this Section 9.04(b) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which Acquiror or any of its Affiliates are currently bound. Solely for purposes of this Section 9.04(b), the term “Affiliates” shall exclude any special purpose acquisition companies that are Affiliates of Acquiror.

Section 9.05            Tax Matters.

(a)             For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger constitute a transaction that qualifies as a “reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations thereunder and will otherwise qualify for the Intended Tax Treatment. The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Code Section 1313(a). Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)             No Party (i) knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party); (ii) shall take or cause to be taken any action, or fail to take or cause to be taken any action, which such fact, circumstance, action or failure to act would reasonably be expected to prevent the Merger from so qualifying for the Intended Tax Treatment.

(c)             The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3(a).

(d)             Without limiting the generality of the foregoing, if following the date of this Agreement, the Company or Acquiror reasonably determines on advice of their counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company directly and wholly owned by Acquiror that is disregarded as an entity for federal tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), then the parties shall notify each other of such risk and, after reaching mutual agreement upon reasonable, good faith consultation with each other and their respective counsel, consummate the Second Merger; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes, (ii) references to the Company or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination; and (iii) references to the “Merger” in the third Recital, Section 5.14(q), Section 6.10(i), Section 8.01(a)(xviii), Section 9.05(a) and Section 9.05(b) shall be deemed to be references to the Merger and the Second Merger, taken together as one integrated transaction for U.S. federal income tax purposes. For the avoidance of doubt, the implementation of the Second Merger shall not be a condition to Closing under this Agreement.

(e)             Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax audit or other similar proceeding, relating to the matters contemplated by this Section 9.05. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax audit or other similar proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)              Notwithstanding the foregoing, except as provided in Section 6.10(i) of this Agreement, Acquiror makes no representations or warranties to the Company or to any Stockholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Stockholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

Section 9.06            Indemnification and Insurance.

(a)             Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents of the Company as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)             Acquiror shall use commercially reasonable efforts to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (a “Acquiror D&O Tail”); provided, however, that if Acquiror is unable to obtain such Acquiror D&O Tail, then for a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage. Notwithstanding the foregoing, in no event shall Acquiror or the Company be required to expend an annual premium for such Acquiror D&O Tail in excess of 300% of the last annual payment made by Acquiror for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available given the foregoing limitation.

(c)             Notwithstanding anything contained in this Agreement to the contrary, this Section 9.06 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 9.06.

Section 9.07            Confidentiality; Publicity

(a)             Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby prior to the Effective Time (at which time the Confidentiality Agreement shall terminate and be of no further force or effect).

(b)             None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to obtain such consent from the other Party with respect to such announcement or communication, prior to its announcement or issuance; provided, that, subject to this Section 9.07, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; provided further, that subject to Section 7.02 and this Section 9.07, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; and, provided further, that notwithstanding anything to the contrary in this Section 9.07(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

Section 9.08            Cooperation; Further Assurances.

(a)             Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article X to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Authorities, if any, and the taking of all commercially reasonable steps as may be necessary to avoid any Actions, including making all necessary filings pursuant to the HSR Act; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions set forth on Schedule 9.08(c); provided, that in no event shall Acquiror, Merger Sub, or the Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise required in connection with the consummation of the Transactions; (d) the termination of each agreement set forth on Schedule 9.08(d); (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require a Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions. Except as required by this Agreement, no Party shall knowingly engage in any action or enter into any transaction that would reasonably be expected to materially impair or delay a Party’s ability to consummate the Transactions or perform their respective obligations hereunder.

(b)             Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any material communication between the Acquiror, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any material communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or pull and refile or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Party. The Company and Acquiror will share equally all filing fees in connection with the HSR Act when due. During the Interim Period, the Acquiror, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of the Acquiror) or Company (in the case of Acquiror), a reasonable opportunity to review in advance, and consider in good faith the views of the other or others (as applicable) in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by video conference or telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, the Company, or, in the case the Company, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c)             Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror or Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Sponsor’s or any of its Affiliates’ investment in the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided (i) to a Governmental Authority on a confidential basis or (ii) in connection with the Registration Statement to the extent requested by the SEC).

Section 9.09            Board of Directors. Acquiror will use commercially reasonable efforts to take all actions reasonably necessary to, and the Company shall reasonably cooperate with Acquiror to, cause the board of directors of the Acquiror, immediately after the Effective Time (the “Closing Acquiror Board”) to consist of nine (9) directors, which shall include (a) seven (7) directors designated by the Company, (the “Company Directors”) (provided, that at least a majority of the authorized number of Company Directors on the Closing Acquiror Board shall qualify as “independent directors” pursuant to Nasdaq listing standards), and (b) two (2) directors as non-executive directors designated solely by Acquiror (the “Acquiror Directors”). The Parties acknowledge and agree that the Closing Acquiror Board will be a classified board with three (3) classes of directors, with:

(a)             a first class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the Acquiror’s stockholders held following the Closing, consisting of three (3) Company Directors; provided, for clarity, that any subsequent Class I Director shall serve a term for a period of three (3)-years in accordance with the Acquiror Charter and Acquiror Bylaws;

(b)             a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of the Acquiror’s stockholders held following the Closing, consisting of two (2) Company Directors and one (1) Acquiror Director; provided, for clarity, that any subsequent Class II Director shall serve a term for a period of three (3)-years in accordance with the Acquiror Charter and Acquiror Bylaws; and

(c)             a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of the Acquiror’s stockholders held following the Closing, consisting of two (2) Company Directors and one (1) Acquiror Director.

Section 9.10            Extensions. Acquiror may seek an extension during the Interim Period (an “Extension”) of its last date under the Acquiror Certificate of Incorporation to consummate a Business Combination by seeking Acquiror Stockholder Approval necessary to file an amendment to the Acquiror Certificate of Incorporation in accordance with its terms (which date, for the avoidance of doubt, is the same date as the Initial Outside Date as of the date of execution of this Agreement) and by providing written notice thereof to the Company, for additional periods equal to the shortest of (i) six (6) additional months in the aggregate and (ii) the period ending on the last date for Acquiror to consummate its Business Combination pursuant to the last day of the Extension (such date, the “Final Outside Date”).

Article X
CONDITIONS TO OBLIGATIONS

Section 10.01          Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)             HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b)             No Prohibition. No Governmental Authority shall have issued any Governmental Order or other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law or regulation has been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

(c)             Acquiror Stockholder Redemption. The Acquiror Stockholder Redemption shall have been completed.

(d)             Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(e)             Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(f)              Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Stockholder Redemption.

(g)             Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(h)             Nasdaq. The Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq.

Section 10.02          Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)             Representations and Warranties. Each of the representations and warranties of the Company contained in Article V, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Agreement Date and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the Agreement Date or another date shall be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)             Agreements and Covenants. The covenants, agreements, and obligations of the Company in this Agreement to be performed or complied with as of or prior to the Closing shall have been performed in all material respects.

(c)             No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d)             Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(e)             Transaction Agreements. The Company shall have delivered to Acquiror executed counterparts of the following Transaction Agreements to which the Company is a party: (i) the Sponsor Support Agreements, (ii) the Support Agreements, (iii) the Certificate of Merger, and (iv) any instrument entered into in connection with the Future PIPE Investment.

(f)              Termination of Certain Agreements. The Company shall have delivered to Acquiror evidence as to the termination of each agreement set forth on Schedule 10.02(f).

(g)             Reimbursement Approval. For the calendar year ending December 31, 2023, either (i) in the OPPS/ASC Final Rule, or following legislative action, the Centers for Medicare & Medicaid Services shall have (A) used its equitable adjustment authority to extend the Transitional Pass Through Payment (“TPT”) provision applicable for the Company’s TriNav™ Infusion System through December 31, 2023, or (B) assigned the clinical Ambulatory Payment Classification C-APC 5194 (Level 4 Cardiovascular Procedures) to the Company’s TriNav™ Infusion System, or (ii) use of the existing clinical Ambulatory Payment Classification C-APC 5193 (Level 3 Cardiovascular Procedures) with respect to the Company’s TriNav™ Infusion System provides adequate profitability for the Company.

Section 10.03          Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)             Representations and Warranties. Each of the representations and warranties of the Acquiror contained in Article VI, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Agreement Date and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the Agreement Date or another date shall be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b)             Agreements and Covenants. The covenants, agreements, and obligations of the Acquiror Parties in this Agreement to be performed or compiled with as of or prior to the Closing shall have been performed in all material respects.

(c)             Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d)             D&O Resignations. Those directors and officers listed on Schedule 10.03(d) shall have resigned, effective as of the Closing.

(e)             Transaction Agreements. Acquiror shall have delivered to the Company executed counterparts of the following Transaction Agreements to which Acquiror or Merger Sub is a party: (i) the Registration Rights Agreements, (ii) the Lock-Up Agreements, (iii) the Sponsor Support Agreement, (iv) the Support Agreements, (v) the Certificate of Merger, and (vi) any agreement entered into in connection with the Future PIPE Investment.

(f)              Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $60,000,000.

(g)             No Acquiror Material Adverse Effect. Since the Agreement Date, no Acquiror Material Adverse Effect shall have occurred and be continuing.

(h)             Acquiror Transaction Expense Amount. (i) The total amount of the Acquiror Transaction Expenses to be paid out of the Trust Account as of immediately after the Effective Time shall be no greater than the Acquiror Transaction Expenses Cap, and (ii) other than as paid in accordance with the immediately foregoing prong (i), there shall be no other Acquiror Transaction Expenses for which any of the Acquiror Parties, the Company or the Surviving Corporation shall have continuing obligations to pay for such Transaction Expenses in cash.

(i)              Acquiror Charter. The Acquiror Certificate of Incorporation shall be amended and restated in the form of the Acquiror Charter attached as Exhibit C.

(j)              Raymond James Amendment. Acquiror shall have delivered to the Company a fully-executed copy of the Raymond James Amendment, which shall be in full force and effect.

Section 10.04           Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.08.

Article XI
TERMINATION/EFFECTIVENESS

Section 11.01           Termination. This Agreement may be terminated and the Transactions abandoned:

(a)             by written consent of the Company and Acquiror;

(b)             by either Acquiror or the Company, by giving notice of such termination to the other Party, if:

(i)              the Closing has not occurred on or before December 22, 2022 (the “Initial Outside Date”), as such date shall be extended to match the Final Outside Date following Acquiror stockholder approval of the Extension in accordance with the Acquiror Certificate of Incorporation pursuant to Section 9.10; provided, however, the right to terminate this Agreement under this Section 11.01(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of its obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(ii)             the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation;

(iii)            the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); or

(iv)            on and after March 31, 2023, the Acquiror has not yet received commitments for Future PIPE Investments of at least $40,000,0000 in the aggregate;

(c)             prior to the Closing, by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, that, the right to terminate this Agreement under this Section 11.01(c) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)             prior to the Closing, by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(e)             by the Company if Acquiror has made a Change in Recommendation; or

(f)              by written notice to the Company from Acquiror if the Company does not deliver the Company Stockholder Approval to Acquiror within twenty-five days after the Information Statement is delivered to the Company Stockholders in accordance with Section 7.07.

The Party desiring to terminate this Agreement pursuant to this Section 11.01 (other than Section 11.01(a)) shall deliver a written notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made and the factual basis therefor in reasonable detail.

Section 11.02          Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders. The provisions of Section 7.03 (‘No Claim Against the Trust Account’), Section 9.07 (‘Confidentiality; Publicity’), this Section 11.02 (‘Effect of Termination’), Article XII (collectively, with Section 7.03, Section 9.07 and Section 11.02, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 11.01 shall not affect any liability on the part of any Party for its Willful Breach of this Agreement.

Article XII
MISCELLANEOUS

Section 12.01          Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner as this Agreement.

Section 12.02          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)           If to Acquiror or Merger Sub, to:

MedTech Acquisition Corporation
48 Maple Avenue
Greenwich, Connecticut 06830
Attention: Christopher C. Dewey
Email: ccdewey@gmail.com

with copies (which shall not constitute notice) to:

Foley & Lardner LLP
100 N. Tampa Street, Suite 2700
Tampa, FL 33602
Attn:    Kevin Shuler
Email:   kshuler@foley.com

(b)          If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

TriSalus Life Sciences, Inc.
6272 W. 91st Avenue
Westminster, CO 80031
Attn:    Sean Murphy
Email:   sean.murphy@trisaluslifesci.com

with copies (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
Attn:    Rama Padmanabhan; Matt Browne

Email:   rama@cooley.com; mbrowne@cooley.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03          Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04          Rights of Third Parties. Except as otherwise provided in Section 9.06 and Section 12.14, this Agreement is exclusively for the benefit of the Company, and its successors and permitted assigns, with respect to the obligations of Acquiror and the Merger Sub under this Agreement, and for the benefit of Acquiror and the Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 12.05          Expenses.

(a)             If the Closing does not occur, (i) the Company shall be responsible for the Company Transaction Expenses (other than fees and costs associated with the Acquiror D&O Tail, which, for clarity, shall be paid on the Closing Date) and any other fees and expenses of the Company and its Affiliates incurred in connection with the Agreement and the Transactions and (ii) Acquiror shall be responsible for the Acquiror Transaction Expenses and any other fees and expenses of the Acquiror and its Affiliates (including, solely for purposes of this Section 12.05(a), any PIPE Investor Reimbursable Expenses) incurred in connection with this Agreement and the Transactions.

(b)             Upon and subject to the Closing, the Company Transaction Expenses, any PIPE Investor Reimbursable Expenses and the Acquiror Transaction Expenses up to, but not exceeding, the Acquiror Transaction Expenses Cap, shall be paid from the proceeds remaining in the Trust Account by Acquiror at Closing. Any Acquiror Transaction Expenses in excess of the Acquiror Transaction Expenses Cap shall be paid in accordance with the provisions of the Sponsor Support Agreement.

(c)             Notwithstanding the foregoing, the Acquiror and the Company each agree that (i) Acquiror and the Company will split evenly, and each shall be responsible for fifty percent (50%) of, all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the HSR Act (“Antitrust Expenses”), (ii) Acquiror and the Company will split evenly, and each shall be responsible for, fifty percent (50%) of the preparation and filing of the applicable proxy materials and the holding of the stockholder meeting to approve the Extension as contemplated by Section 9.10 (such amounts described in foregoing clause (ii), the “Extension Costs”), and (iii) to the extent the Acquiror’s stockholders approve the Extension, Acquiror and the Company will split evenly, and each shall be responsible for, fifty percent (50%) of the Monthly Extension Amount to be placed each month into the Trust Account with Continental Stock Transfer & Trust Company (the aggregate of such amounts described in foregoing clause (iii), the “Extension Expenses”), with such amounts to be for the benefit of the holders of unredeemed shares of Acquiror Class A Common Stock upon redemption or liquidation of the Acquiror in accordance with the Acquiror’s Amended and Restated Certificate of Incorporation, and shall be payable by the Sponsor and the Company between the 22nd and 29th of each month (or a portion thereof) from December 2022 through June 2023 (provided, however, that the Company’s first payment pursuant to this clause (iii) shall be made on or about December 7, 2022, concurrently with the Sponsor’s execution of the Extension Note and promptly following the Acquiror’s written notice to the Company thereof), up until the earlier of (A) the date on which this Agreement is validly terminated in accordance with its terms and (B) the Effective Date. The Sponsor’s payment referenced in clause (iii) shall be in the form of a loan to the Acquiror, and shall be made pursuant to the terms of a promissory note in substantially the form attached hereto as Exhibit J (the “Extension Note”). For the avoidance of doubt, any Extension Note so issued to Sponsor shall constitute an Acquiror Transaction Expense. Notwithstanding anything to the contrary set forth herein, (x) the Company’s obligation to pay its portion of the Extension Expenses shall terminate immediately at the earliest to occur of (I) the Effective Time, and (II) the valid termination of this Agreement in accordance with its terms, and (y) the Company agrees and acknowledges that Acquiror shall have no obligation to repay any portion of the Extension Expenses paid by the Company hereunder, and the Company hereby further expressly waives any rights to such repayment or recoupment.

Section 12.06          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07          Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08          Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.09          Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements and that certain Confidentiality Agreement, dated as of June 17, 2022, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the Transaction Agreements and the Confidentiality Agreement.

Section 12.10          Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12          Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13          Enforcement. The Parties agree that irreparable damage would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement, in addition to any other remedy to which such Party may be entitled at law or in equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14          Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 12.15          Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability to any Party or its respective Affiliates, officers, directors, employees or stockholders after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.16          Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except solely the Company Representations made by the Company and solely the Acquiror Party Representations made by the Acquiror Parties.

Section 12.17          Conflicts and Privilege.

(a)             Each of the Parties hereby irrevocably acknowledge and agree that: (i) Cooley LLP (the “Designated Firm”) has acted as counsel to the Company prior to the Closing, including in connection with the Transactions contemplated hereby, (ii) in connection with any dispute arising under or in connection with this Agreement, any agreement, instrument or document entered into pursuant to this Agreement or the Transaction or other transactions contemplated by this Agreement (a “Dispute”), Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Subsidiaries after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with the Designated Firm’s representation of the Company prior to and after the Closing; (iii) all communications between or among any of the Company, its Representatives, any of the Company Stockholders or any of the Company’s directors, officers, managers, employees, agents, advisors (including the Designated Firm) or their representatives made in connection with the negotiation, preparation, execution, delivery and closing under, or any Dispute or otherwise relating to any potential sale or acquisition of the Company, and all related documents and files (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications and shall be excluded from the assets to be transferred to Acquiror pursuant to this Agreement or any other agreement, instrument or document contemplated hereby; (iv) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto shall be vested exclusively in the Surviving Company on behalf of the Company and shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Surviving Corporation on behalf of the Company; (v) neither Acquiror nor Merger Sub shall have any right, directly or indirectly, to assert or waive any privilege or protection against disclosure, or discover, use or disclose any Protected Seller Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or the Transaction or other transactions contemplated by this Agreement; and (vi) the Designated Firm shall have no duty to disclose any Protected Seller Communications to Acquiror or Merger Sub or otherwise. This Section 12.17(a) is irrevocable, and no term may be amended, waived or modified without the prior written consent of the Company Stockholders owning a majority of the issued and outstanding Company Shares immediately prior to the Effective Time and the Designated Firm.

(b)             The Company hereby irrevocably acknowledges and agrees, on behalf of itself and its directors, stockholders, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Foley & Lardner LLP (the “Prior Acquiror Firm”)) that represented Acquiror, the Sponsor and/or any director nominee designated by the Sponsor (the “MTAC Designee”) prior to the Closing, including in connection with the Transactions contemplated hereby, (ii) the Prior Acquiror Firm may represent the MTAC Designee, the Sponsor or any of the Sponsor’s Affiliates (excluding, for the avoidance of doubt, Acquiror) or its Affiliates’ respective directors, members, managers, officers or employees, in each case, after the Closing in connection with any Dispute, notwithstanding such counsel’s representation of Acquiror prior to the Closing, and each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby further agrees that, all legally privileged communications prior to the Closing between or among any legal counsel (including the Prior Acquiror Firm) and the Acquiror, the MTAC Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence (i) belongs to the MTAC Designee and the Sponsor, (ii) may be controlled by the MTAC Designee and the Sponsor, and (iii) shall not pass to or be claimed or controlled by Acquiror, the Surviving Corporation or any other Company Waiving Party; provided, that (y) the MTAC Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and (z) the applicable legal counsel (including the Prior Acquiror Firm) that represented the Acquiror, the MTAC Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing shall have no duty to disclose any such communications or information to Acquiror or the Surviving Company, or otherwise.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

MEDTECH ACQUISITION CORPORATION

By:	/s/ Christopher Dewey
Name:	Christopher Dewey
Title:	Chief Executive Officer

MTAC MERGER SUB, INC.

By:	/s/ Christopher Dewey
Name:	Christopher Dewey
Title:	Chief Executive Officer

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

TRISALUS LIFE SCIENCES INC.

By:	/s/ Mary Szela
Name:	Mary Szela
Title:	CEO and President, TriSalus Life Sciences

Signature Page to Merger Agreement

Exhibit A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of November 11, 2022, is entered into by and among MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”) and TriSalus Life Sciences, Inc., a Delaware corporation (the “Company” and, together with Acquiror and the Sponsor, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company, Acquiror and MTAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into the Agreement and Plan of Merger, dated as of November 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement;

WHEREAS, as of the date of this Agreement, the Sponsor is the record holder and the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 6,250,000 shares of Acquiror Class B Common Stock (the “Sponsor Shares”) and (ii) 4,933,333 warrants issued in a private placement simultaneously with the closing of the Acquiror’s initial public offering (the “Warrants”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING; TRANSFER OF SHARES; OTHER COVENANTS

Section 1.01.      Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 9.04 (‘Exclusivity’), 9.07 (‘Confidentiality; Publicity’) and 9.08 (‘Cooperation; Further Assurances’) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.02.      Voting; Waiver of Anti-Dilution Protection.

(a)            The Sponsor irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with Section 5.01 (the “Applicable Period”), at each meeting of the stockholders of Acquiror (whether annual or special, however called, a “Meeting”) and at each adjournment or postponement thereof, and in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable) all of its Sponsor Shares and any New Securities that are owned as of the applicable record date by the Sponsor (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable), in each case as follows:

(i)            in favor of each of the Acquiror Stockholder Matters and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii)            against any proposal (i) providing for a Business Combination Proposal, (ii) any action that is likely to result in a breach of Section 9.04(b) of the Merger Agreement or (iii) the adoption of any agreement to enter into a Business Combination Proposal, in each case, other than with the Company pursuant to the Merger Agreement;

(iii)            against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, issuance of Acquiror Common Stock (other than pursuant to the PIPE Investment), dissolution, liquidation or winding up of or by Acquiror;

(iv)            against any action that would result in the change in the business, management or board of directors of Acquiror (other than in connection with the Acquiror Stockholder Matters); and

(v)            against any action, transaction or agreement that would reasonably be expected to (A) result in a breach of any representation or warranty or covenant of Acquiror or the Merger Sub under the Merger Agreement or this Agreement; (B) prevent, delay or impair (i) any of the Acquiror Stockholder Matters or (ii) consummation of the Transactions in any material respect; (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled; or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

(b)            Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.02 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Sponsor (or entitles any proxy of the Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Acquiror Common Stock.

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(c)            The obligations of Sponsor specified in this Section 1.02 will apply whether or not any of the Acquiror Stockholder Matters is recommended by the board of directors of Acquiror and whether or not the board of directors of Acquiror previously recommended any of the Acquiror Stockholder Matters but later changed such recommendation.

(d)            The Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person (i) to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.02 or (ii) that would make any representation or warranty or obligation of Sponsor contained herein untrue or incorrect in any respect or have the effect of preventing Sponsor from performing its obligations hereunder.

(d)            The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 17, 2020, by and among the Sponsor, Acquiror and other parties thereto (the “Letter Agreement”), including (but not limited to): (i) the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by the Sponsor, including its Sponsor Shares and any New Securities owned by it at any time, including in connection with (A) the transactions contemplated by the Merger Agreement or (B) any Extension and (ii) the obligations of Sponsor pursuant to Section 7 therein to not Transfer (as defined therein), except as otherwise permitted therein, (A) any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (1) one year after the Closing or (2) the early-release provisions described in Section 7(a) therein and (B) any Private Placement Warrants until 30 days after the Closing.

(e)            Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Closing, the Sponsor (i) hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, those certain anti-dilution protection provisions contained in Section 4.3(b)(ii) of the Acquiror Certificate of Incorporation, (ii) agrees to provide its consent, as the sole holder of Acquiror Class B Common Stock, to amend, alter or repeal Section 4.3(b)(ii) of the Acquiror Certificate of Incorporation to waive such anti-dilution protection provisions in accordance with Section 4.3(b)(iii) of the Acquiror Certificate of Incorporation, (iii) agrees not to assert or perfect, any other right to adjustment or other anti-dilution protections with respect to the conversion of its Sponsor Shares into shares of Class A Common Stock in connection with the transactions contemplated by the Merger Agreement and (iv) immediately prior to Closing, agrees to convert its Sponsor Shares into shares of Acquiror Class A Common Stock on a one-for-one basis. Sponsor acknowledges and agrees that in no event shall Sponsor convert its Sponsor Shares into shares of Class A Common Stock at a ratio of greater than one-for-one and agrees to take any and all actions necessary to carry out the intent of this Section 1.02(f). The waiver specified in this Section 1.02(f) shall be effective contingent upon the Closing and shall be void and of no further force and effect if this Agreement is validly terminated in accordance with Section 5.01.

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Section 1.03.      No Transfers. During the Applicable Period and, in the case of Sponsor Earnout Shares, for so long as such Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12, the Sponsor shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), file or participate in the filing of a registration statement with the SEC, exchange, pledge, hypothecate or otherwise encumber or dispose of any of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (b) deposit any shares of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants or any rights to acquire any securities or equity interests of Acquiror into a voting trust or enter into a voting agreement or any other arrangement with respect to such securities or any rights to acquire any securities or equity interests of Acquiror or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any shares of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate, publicly announce or make an offer to enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit (i) Transfers between the Sponsor and any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, (A) Sponsor provides Acquiror and the Company with written notice prior to such Transfer and (B) such Affiliate or transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A, or (ii) any Transfer by Sponsor in connection with any arrangement in connection with any forward purchase agreement, backstop agreement or similar arrangement in connection with the consummation of the Merger (as well as any commitment, agreement or understanding to Transfer such shares or Warrants (and the Transfer of such shares or Warrants) at the Closing in satisfaction of any Transaction Expenses of the Company that are to be paid by Sponsor pursuant to Section 1.10 of this Agreement), so long as, prior to and as a condition to the effectiveness of any such Transfer or commitment, agreement or understanding to Transfer, such transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any shares of Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such shares of such Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period or in the case of Sponsor Earnout Shares, for so long as Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12.

Section 1.04.      Stop Transfer. The Sponsor shall not request that Acquiror register any transfer of any Certificate or other uncertificated interest representing any shares of its Sponsor Shares, Sponsor Earnout Shares, New Shares or Warrants made in violation of the restrictions set forth in Section 1.03 during the Applicable Period or in the case of Sponsor Earnout Shares, during the period which such Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12.

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Section 1.05.      Waiver of Appraisal Rights. The Sponsor hereby agrees not to (a) assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”) or (b) commence or participate in any claim, derivative or otherwise, against Acquiror, the board of directors of Acquiror or Acquiror’s management, the Company, the Board of Directors of the Company or the Company’s management, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or challenging the validity of, or seeking to enjoin any of the Transactions, or (ii) alleging a breach of any fiduciary duty or any self-dealing of the board of directors of Acquiror in connection with this Agreement, the Merger Agreement or the Transactions.

Section 1.06.      No Agreement as Director or Officer. The Sponsor is entering into this Agreement solely in the Sponsor’s capacity as record or beneficial owner of shares of Acquiror Common Stock and Warrants, and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Sponsor to the board of directors of Acquiror) of the Sponsor, solely in his or her capacity as a director or officer of Acquiror (or a Subsidiary of Acquiror).

Section 1.07.      New Securities. In the event that (a) any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Warrants of, on or affecting the shares of Acquiror Common Stock or Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror after the date of this Agreement, including warrants exercisable for shares of Acquiror Class A Common Stock that the Sponsor may receive upon conversion of the Convertible Sponsor Note, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Preferred Stock, Acquiror Common Stock or other equity securities of Acquiror after the date of this Agreement (such shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror, described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares or Warrants owned by the Sponsor as of the date hereof.

Section 1.08.      No Litigation. The Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority against the Company, the Company’s Affiliates, Acquiror or any of their respective successors and assigns (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including (i) challenging the Closing Equity Value of the Company and resulting shares of Common Stock issued as Closing Merger Consideration or (ii) any claim seeking to enjoin or delay the consummation of the Merger in any respect), (b) alleging a breach of any fiduciary duty or self-dealing of any Person in connection with the Merger Agreement or the Transactions, or (c) seeking Appraisal Rights in connection with the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement.

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Section 1.09.      Further Assurances. The Sponsor shall, without further consideration, execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by the Merger Agreement and this Agreement.

Section 1.10.      Assumption of Acquiror Transaction Expenses. The Sponsor shall be solely responsible for the payment of (and neither the Acquiror, the Company, Merger Sub nor the Surviving Company shall have any obligation or liability with respect to) and pay or cause to be paid at Closing any Acquiror Transaction Expenses in excess of the applicable Acquiror Transaction Expenses Cap, either (a) in cash held outside of the Trust Account or (b) via the Transfer of (i) Sponsor Shares held by Sponsor immediately prior to Closing, (ii) shares of Common Stock held by Sponsor immediately after Closing (which equals the number of shares of Sponsor Shares converted into shares of Acquiror Class A Common Stock on a one-for-one basis immediately prior to Closing and upon the filing of the Acquiror Charter, redesignated as Common Stock), in each case of clause (i) or (ii), excluding Forfeited Sponsor Shares and Sponsor Earnout Shares, or (iii) Warrants, to the applicable party to whom such Acquiror Transaction Expenses are payable; provided that, in lieu of direct Transfer of such securities by Sponsor, at the mutual agreement of the Sponsor and the Company, the Sponsor may instead, forfeit such number of shares of Sponsor Shares (if prior to Closing) or shares of Common Stock (if after Closing), in each case, excluding Forfeited Sponsor Shares and Sponsor Earnout Shares, or Warrants held by Sponsor for no consideration and the Acquiror, subject to compliance with applicable securities laws, shall issue, upon the forfeiture of such Sponsor Shares, shares of Common Stock or Warrants previously held by Sponsor, the corresponding number of shares of Acquiror Class A Common Stock (if prior to Closing), shares of Common Stock (if after Closing) or Warrants to the party to whom such Acquiror Transaction Expenses are payable; provided further, that, prior to the payment of such Acquiror Transaction Expenses pursuant to clause (b) of this Section 1.10, Sponsor shall (i) provide Company with advanced written notice describing the terms of such arrangement, including amounts to be satisfied, the name of the proposed transferor and the number of shares of Common Stock or Warrants to be transferred in satisfaction of such Acquiror Transaction Expense and (ii) such holder of Acquiror Transaction Expenses shall enter into a customary release agreement with Sponsor and the Acquiror.

Section 1.11.      Founder Share Forfeiture.

(a)            In connection with the consummation of the Merger, the Sponsor agrees that, upon and subject to the occurrence of the Closing, (i) the Sponsor shall automatically forfeit and cancel, without any further action by the Sponsor or any other Person or any further consideration therefor, 2,187,500 shares of Common Stock held by Sponsor as of immediately after Closing (which such shares represents thirty-five percent (35%) of the total Sponsor Shares held by the Sponsor as of the date of this Agreement to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (the “Forfeited Sponsor Shares”) and (ii) Acquiror shall direct its Transfer Agent to take any and all such actions necessary to retire and cancel such Forfeited Sponsor Shares.

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(b)            This Section 1.11 shall be void and of no force and effect if this Agreement is validly terminated in accordance with Section 5.01.

Section 1.12.      Sponsor Earnout

(a)            At the Closing, 3,125,000 of the shares of Common Stock held by Sponsor as of immediately after Closing (which such shares represents fifty percent (50%) of the total Sponsor Shares held by the Sponsor as of the date of this Agreement to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (the “Sponsor Earnout Shares”) shall be unvested and subject to the vesting and forfeiture provisions set forth in this Section 1.12. For the avoidance of doubt, immediately after Closing, all of the remaining shares of Common Stock held by Sponsor (as to which there are 937,500 of such shares as of the date of this Agreement and which such shares, as of the date of this Agreement, represent fifteen percent (15%) of the total Sponsor Shares held by the Sponsor to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (other than such Sponsor Earnout Shares, Forfeited Shares and Sponsor Shares transferred to satisfy Acquiror Transaction Expenses in accordance with Section 1.10) shall be fully vested and free from forfeiture. The Sponsor shall not (and will cause its Affiliates not to) Transfer any unvested Sponsor Earnout Shares prior to the later of (i) the expiration of the Earnout Period and (ii) the date such Sponsor Earnout Shares become vested pursuant to this Section 1.12, provided that the foregoing restriction on Transfers shall not restrict any Transfers of Sponsor Earnout Shares by Sponsor prior to the expiration of the Earnout Period to any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A. Sponsor acknowledges and agrees that during the Earnout Period, until such Sponsor Earnout Shares become fully vested in accordance with Section 1.12(b), (c) or (e), Acquiror shall issue stop-transfer instructions to its Transfer Agent with respect to the applicable Sponsor Earnout Shares and Acquiror shall not be required to (a) transfer on its books any Sponsor Earnout Shares that have been sold or otherwise transferred in violation of this Section 1.12, including a transfer prior to an applicable Earnout Target is achieved or (b) treat as owner of such shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares have been so transferred.

(b)            Following the Closing, if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”), (i) the VWAP of the shares of Common Stock equals or exceeds $15 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “First Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “First Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, (ii) the VWAP of the shares of Common Stock equals or exceeds $20 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Second Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Second Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, (iii) the VWAP of the shares of Common Stock equals or exceeds $25 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Third Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Third Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, and (iv) the VWAP of the shares of Common Stock equals or exceeds $30 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Fourth Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Fourth Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12. Each of the First Level Earnout Target, Second Level Earnout Target, Third Level Earnout Target and Fourth Level Earnout Target shall be referred to herein as an “Earnout Target.”

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(c)            If any one or more of the Earnout Targets in clause (b) above is, or if all Earnout Targets are, achieved on or prior to the last day of the Earnout Period, then, following the achievement of the applicable Earnout Target, the First Level Sponsor Earnout Shares, Second Level Sponsor Earnout Shares, Third Level Sponsor Earnout Shares or Fourth Level Sponsor Earnout Shares, as applicable, for the particular Earnout Targets or Earnout Targets that are so achieved, shall become fully vested and shall no longer be subject to forfeiture or the transfer restrictions set forth in Section 1.12(a).

(d)            If any of the Sponsor Earnout Shares remain unvested on the first Business Day after the expiration of the Earnout Period, (i) such unvested Sponsor Earnout Shares shall be forfeited immediately and shall be cancelled for no consideration and (ii) Acquiror shall direct its Transfer Agent to take any and all such actions necessary to retire and cancel such unvested Sponsor Earnout Shares.

(e)            Notwithstanding anything in this Agreement to the contrary, if an Acquiror Change of Control occurs during the Earnout Period which results in the holders of Common Stock receiving a Company Sale Price equal to or in excess of the applicable Earnout Target, then immediately prior to the consummation of such Acquiror Change of Control any such Earnout Target that has not previously been satisfied shall be deemed to be satisfied and the related vesting conditions shall also be deemed to have occurred such that the holders of the Sponsor Earnout Shares corresponding to such previously unsatisfied Earnout Targets shall be eligible to participate in such Acquiror Change of Control. For avoidance of doubt, assuming no prior Earnout Targets have been achieved as of the date of the Acquiror Change of Control: (i) if the Company Sale Price is greater than or equal to the First Level Earnout Target, but less than the Second Level Earnout Target, the First Level Sponsor Earnout Shares shall be deemed to have fully vested; (ii) if the Company Sale Price is greater than or equal to the Second Level Earnout Target, but less than the Third Level Earnout Target, the First Level Sponsor Earnout Shares and Second Level Sponsor Earnout Shares shall be deemed to have fully vested; (iii) if the Company Sale Price is greater than or equal to the Third Earnout Target, but less than the Fourth Level Earnout Target, the First Level Sponsor Earnout Shares, the Second Level Sponsor Earnout Shares and the Third Level Sponsor Earnout Shares shall be deemed to have fully vested and (iv)  if the Company Sale Price is greater than or equal to the Fourth Earnout Target, then all of the Sponsor Earnout Shares shall be deemed to have fully vested.

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(f)            For the purposes of this Agreement, an “Acquiror Change of Control” means (i) a merger, consolidation or other business combination of Acquiror in which any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquires more than fifty percent (50%) of the voting power of the then outstanding capital stock of the Acquiror entitled to vote for the election of directors of Acquiror or the surviving person outstanding immediately after such merger, consolidation or other business combination; (ii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of the Acquiror representing more than fifty percent (50%) of the voting power of the capital stock of the Acquiror entitled to vote for the election of directors of the Acquiror; or (iii) any sale, exclusive license or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of Acquiror and its subsidiaries, taken as a whole.

(g)            For purposes of this Agreement, “Company Sale Price” means the price per share payable per share of Common Stock in an Acquiror Change of Control. If the consideration to be paid for Common Stock in an Acquiror Change of Control includes the issuance of securities to the Acquiror’s stockholders, for purposes of valuing such securities the value shall be computed based on the value of such Common Stock provided in the definitive acquisition agreement and to the extent such price per share is not included in the definitive acquisition agreement then, (i) if the securities are then traded on a national securities exchange or The Nasdaq Stock Market (or a similar national quotation system), then the value shall be computed based on the volume-weighted average dollar price of the securities on such exchange or system over the twenty-day period ending three days prior to the date of such Acquiror Change of Control, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the twenty-day period ending three days prior to the date of such Acquiror Change of Control and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof as determined by a third party valuation firm that is mutually agreeable to the Acquiror and Sponsor.

(h)            For purposes of this Section 1.12, (i) “VWAP” means, for shares of Common Stock as of any Trading Day, the volume-weighted average dollar price for such shares traded on Nasdaq or another national securities exchange during the period beginning at 9:30:01 a.m. Eastern Time on each Trading Day during the applicable period and ending at 4:00:00 p.m. Eastern Time on each Trading Day during the applicable period and (ii) “Trading Day” means any day on which the shares of Common Stock are actually traded on Nasdaq or another national securities exchange.

(i)            Until and unless the Sponsor Earnout Shares are forfeited, subject to the provisions of this Agreement, Sponsor will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

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(j)            This Section 1.12 shall be void and of no force and effect if the Merger Agreement shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

Section 1.13.      Public Announcements; Filings; Disclosures.

(a)            Sponsor (and its Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of the Company (which consent may be withheld in Acquiror’s sole discretion), except (i) as required by applicable Law or court process, in which case Sponsor shall use its reasonable best efforts to provide Company, Company’s outside legal counsel, Acquiror and Acquiror’s outside legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures made by Acquiror; provided, that the foregoing shall not apply to any disclosure required to be made by Sponsor to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement.

(b)            Sponsor hereby consents to and authorizes Acquiror to (i) publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement, the Sponsor’s identity and ownership of Subject Shares and Sponsor’s obligations under this Agreement (the “Sponsor Information”) and (ii) the filing of the form of this Agreement as attached as Exhibit A to the Merger Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger; provided that, with respect to the foregoing clause (i), Acquiror shall use its commercially reasonable efforts to provide Sponsor with a reasonable opportunity to review and comment on any Sponsor Information included in such disclosure in advance of its filing and as promptly as practicable thereafter, Sponsor shall notify Acquiror of any required corrections with respect to any Sponsor Information supplied by Sponsor, if and to the extent Sponsor becomes aware that any such Sponsor Information shall have become false or misleading in any material respect.

Section 1.14.      Non-Solicitation. Sponsor acknowledges that Sponsor has read Section 9.04(b) (‘Exclusivity’) of the Merger Agreement. In addition, Sponsor, solely in its capacity as a stockholder of Acquiror, agrees not to, directly or indirectly, take any action that would violate Section 9.04(b) of the Merger Agreement if Sponsor were deemed a “Representative” of Acquiror for purposes of Section 9.04(b) of the Merger Agreement.

Section 1.15.      No Adverse Act. Sponsor hereby agrees that, except as expressly provided or permitted by this Agreement, Sponsor shall not knowingly, and shall cause its Affiliates not to knowingly, without the prior written consent of Company (in the Company’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of Sponsor’s obligations contained under Section 1.01, (b) make any representation or warranty of Sponsor herein materially untrue or inaccurate or (c) otherwise restrict, limit or interfere with Sponsor’s obligations contained under this Agreement.

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Section 1.16.      Satisfaction of Sponsor Notes. Sponsor acknowledges and agrees that, Annex B attached hereto is a complete and accurate list of all outstanding loans, notes and any other amounts for borrowed money owed to it by Acquiror or which Acquiror may be liable as of the date hereof (the “Sponsor Notes”).

Article 2

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

The Sponsor hereby represents and warrants to Acquiror and the Company as follows:

Section 2.01.      Organization; Authorization. The Sponsor (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform the Sponsor’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Sponsor’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Sponsor and this Agreement constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.02.      Governmental Filings; No Violations; Certain Contracts.

(a)            Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Sponsor with, nor are any required to be made or obtained by the Sponsor with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Sponsor and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform the Sponsor’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)            The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated by this Agreement by the Sponsor shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Sponsor or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Sponsor pursuant to, any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Sponsor is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

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Section 2.03.      Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Sponsor, threatened against the Sponsor or any of its Affiliates or to which Sponsor or any of its Affiliates is otherwise a party, and (b) neither the Sponsor nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority that challenges any part of this Agreement or the transactions contemplated hereby.

Section 2.04.      Ownership of Acquiror Common Stock and Warrants; Voting Power. As of the date of this Agreement the Sponsor is the record and beneficial owner of (i) 6,250,000 Acquiror Class B Common Stock, (ii) 4,933,333 Warrants and (iii) a Convertible Sponsor Note in the amount of $1,500,000 that may be converted into additional warrants exercisable for shares of Acquiror Class A Common Stock (if exercised prior to Closing) at a price of $1.50 per warrant, and other than the Acquiror securities described in the immediately foregoing clauses (i) through (iii), as of the date of this Agreement, there are no other Acquiror securities (or any other securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Acquiror securities of any kind) held of record or beneficially owned by the Sponsor or in respect of which the Sponsor has any voting power over. There are no other shares of Acquiror Class B Common Stock outstanding (other than the 6,250,000 shares of Acquiror Class B Common Stock held by Sponsor) and no other Person, other than the Sponsor, has any record or beneficial ownership or title to any shares of Acquiror Class B Common Stock outstanding. The Sponsor is the record holder and beneficial owner of all of its shares of Acquiror Common Stock and Warrants and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all of its Sponsor Shares and Warrants free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of its Sponsor Shares and Warrants (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) the Acquiror Organizational Documents. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Sponsor Shares, Convertible Sponsor Note or Warrants other than pursuant to the Merger Agreement.

Section 2.05.      Reliance. The Sponsor understands and acknowledges that Acquiror and the Company are relying upon the Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Sponsor contained in this Agreement.

Section 2.06.      Finder’s Fees. As of the date of this Agreement, no agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement, the Merger Agreement or the Transaction Agreements based upon any arrangement or agreement made by or on behalf of the Sponsor, except as set forth in Schedule 6.07 to the Merger Agreement.

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Section 2.07.      Affiliate Arrangements. As of the date of this Agreement, neither the Sponsor nor any of its Affiliates or any member of its immediate family (i) is party to, or has any rights with respect to or arising from, any Acquiror Material Contract, except as listed on Annex C attached hereto or (ii) other than the Sponsor Notes, is (or will be) entitled to receive from Acquiror, the Company or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or other consideration, in each case, regardless whether in the form of equity or cash or in respect of any repayment of a loan or other compensation prior to, or in connection with the consummation of the Merger.

Section 2.08.      No Other Representations or Warranties. Except for the representations and warranties made by the Sponsor in this Article 2, neither the Sponsor nor any other Person on behalf of the Sponsor makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Sponsor and the Company as follows:

Section 3.01.      Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02.      Corporate Authority. Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03.      No Other Representations or Warranties. Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person on behalf of Acquiror makes any express or implied representation or warranty to the Sponsor or the Company in connection with this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

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Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Sponsor and the Acquiror as follows:

Section 4.01.      Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.02.      Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of the Company’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03.      No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty to the Sponsor or Acquiror in connection with this Agreement, and the Company expressly disclaims any such other representations or warranties.

Article 5

GENERAL PROVISIONS

Section 5.01.      Termination. This Agreement shall automatically be terminated at the earliest to occur of: (a) the termination of the Merger Agreement pursuant to Article XI thereof and (b) the effective date of a mutual written agreement duly executed and delivered by Acquiror, the Company and the Sponsor terminating this Agreement in accordance with Section 5.03; provided, however, that in the case of any termination pursuant to clause (b) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.08 (‘No Litigation’), Section 1.09 (‘Further Assurances’), and this Article 5 shall survive such termination. Nothing set forth in this Section 5.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 5.02.      Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Sponsor’s obligations to vote its Sponsor Shares and/or New Securities as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

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Section 5.03.      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Acquiror or the Sponsor:

MedTech Acquisition Sponsor LLC

48 Maple Avenue

Greenwich, Connecticut 06830

Attention: Christopher C. Dewey

Email: ccdewey@gmail.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:      Kevin Shuler

Email:      kshuler@foley.com

If to the Company:

TriSalus Life Sciences Inc.

6272 W. 91st Avenue

Westminster, CO 80031

Attn:      Sean Murphy

Email:      sean.murphy@trisaluslifesci.com

with copies (which shall not constitute notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121 Attn:      Rama Padmanabhan; Matt Browne

Email:      rama@cooley.com; mbrowne@cooley.com

Section 5.04.      Miscellaneous. Article XII and Section 1.02 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

Section 5.05.      No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 5.06.      Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MedTech Acquisition Sponsor LLC

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

TriSalus Life Sciences, Inc.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MedTech Acquisition Corporation

By:
Name:
Title:

[Signature Page to Support Agreement]

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of November 11, 2022 (the “Sponsor Support Agreement”) by and among Acquiror, the Company and the Sponsor that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a “Sponsor” under, this Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if he, she or it had executed the Sponsor Support Agreement as “Sponsor”. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement applicable to “Sponsor.”

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:
Email Address:
With copies to:

Annex B

Sponsor Notes

Annex C

Acquiror Material Contracts

Exhibit B

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of November 11, 2022, is entered into by and between MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”), TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder” and, together with Acquiror and the Company, each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of November 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Acquiror and MTAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholder is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), of, and has full voting power over, (a) the number of Company Common Shares and (b) the number of Company Preferred Shares (collectively, the “Shares”) set forth on the Stockholder’s signature page hereto;

WHEREAS, the Company, Acquiror and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, pursuant to the provisions of the DGCL;

WHEREAS, the Stockholder acknowledges that, as a condition and material inducement to Acquiror and Merger Sub’s willingness to enter into the Merger Agreement, Acquiror has required that certain Company Stockholders constituting the Company Requisite Stockholders, concurrently with the execution of the Merger Agreement, execute and deliver Support Agreements, and, in order to induce Acquiror and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement;

WHEREAS, Acquiror desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, to vote its Shares in favor of the Merger (either at a duly called meeting of the Company or by a written consent action) and to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement; and

WHEREAS, Acquiror and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01.      Voting.

(a)            The Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with Section 4.01 (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable) that number of Shares set forth on the Stockholder’s signature page hereto and any New Securities (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i)            in favor of any proposal for stockholders of the Company to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Preferred Conversion;

(ii)            in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)            against any proposal providing for an Acquisition Transaction (other than matters related to the Contemplated Interim Financing) or the adoption of an agreement to enter into an Acquisition Transaction;

(iv)            against any proposal for any amendment or modification of the Company’s organizational documents that would change the voting rights of any Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement (other than in connection with the Contemplated Interim Financing); and

(v)            against any action, transaction or agreement that would, or would reasonably be expected to, (A) result in a breach of any representation or warranty or covenant of the Stockholder under this Agreement or (B) prevent, delay or impair consummation of the Transactions in any material respect, except, for the avoidance of doubt, any Contemplated Interim Financing.

(b)            Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Stockholder (or entitles any proxy of the Stockholder) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Shares.

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(c)            The Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of Section 1.01(a).

Section 1.02.      Proxy.

(a)            The Stockholder, with respect to the Subject Shares, irrevocably grants a proxy appointing the Company and any designee of the Company, and each of them individually and with full power of substitution, as the Stockholder’s true and lawful attorney-in-fact and proxy, for and in the Stockholder’s name, place and stead, to be counted as represented by proxy and vote, at any time during the Applicable Period, each Subject Share as the Stockholder’s proxy, at every Meeting (including at any adjournment or postponement thereof) and to execute and deliver on behalf of the Stockholder any written expression of consent or dissent relating to the Subject Shares in order to cause the Stockholder to perform the covenants set forth in Section 1.01; provided, however, that the Stockholder’s grant of the proxy and power of attorney contemplated by this Section 1.02 will be effective with respect to a Meeting or Consent Solicitation if, and only if, the Stockholder has not delivered or caused to be delivered to the Secretary of the Company (or the Person undertaking the Consent Solicitation, as applicable), at least two (2) Business Days’ prior to the Meeting or deadline for the Consent Solicitation, as applicable, a duly executed irrevocable proxy directing that the Subject Shares be voted in accordance with Section 1.01 or a duly executed irrevocable expression of consent or dissent in writing to be delivered in accordance with Section 7.07 of the Merger Agreement and with respect to the Subject Shares in accordance with Section 1.01, as applicable. The proxy described in this Section 1.02, if it becomes effective, is limited solely to the voting of Subject Shares (or expressing consent or dissent in writing with respect thereto) during the Applicable Period solely in order to cause the Stockholder to perform the covenants set forth in Section 1.01. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02, if it becomes effective, is given in connection with the execution of the Merger Agreement and such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. The proxy described in this Section 1.02, if it becomes effective, is coupled with an interest, including for the purposes of Section 212 of the DGCL, revokes all prior proxies granted by the Stockholder with respect to the Subject Shares and is irrevocable, provided that this proxy shall automatically terminate upon the last day of the Applicable Period. The power of attorney granted by the Stockholder, if it becomes effective, is a durable power of attorney and, subject to its automatic termination at the end of the Applicable Period, shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder. For Subject Shares as to which the Stockholder is the beneficial owner but not the holder of record, the Stockholder shall cause any holder of record of such Subject Shares to grant to Acquiror a proxy to the same effect as that described in this Section 1.02. Acquiror may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

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(b)            Nothing contained in this Agreement, including Section 1.02(a), shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Subject Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Subject Shares, except as otherwise provided in Section 1.02(a).

Section 1.03.      No Transfers. During the Applicable Period, the Stockholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or grant or purport to grant any proxy or power of attorney with respect thereto (except as otherwise expressly provided in Section 1.02), in each case that is inconsistent with this Agreement; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance (other than Permitted Encumbrances) or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein); (d) otherwise grant, permit or suffer the creation of any Encumbrances on any Subject Shares (other than Permitted Encumbrances, applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) if the stockholder is an entity, between the Stockholder and any Affiliate of the Stockholder, including any of its partners or members or (ii) if the Stockholder is an individual, (A) between the Stockholder and any of its immediately family members, (B) to a trust for the benefit of the Stockholder or to any member of a Stockholder’s immediate family or a trust for the benefit of such immediate family member or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; provided, further, that a Transfer referred to in subsections (i) or (ii) of the immediately preceding proviso shall be permitted only if, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any of the Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. For the avoidance of doubt, nothing in this Section 1.03 shall prevent entry into or performance of any obligations pursuant to the Amended and Restated Registration Rights Agreement.

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Section 1.04.      Stop Transfer. The Stockholder shall not request that the Company register any transfer of any Certificate or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05.      Waiver of Appraisal Rights. The Stockholder hereby agrees not to (a) assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) that the Stockholder may have by virtue of ownership of the Subject Shares with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”) or (b) commence or participate in any claim, derivative or otherwise, against the Company, the Board of Directors of the Company or the Company’s management, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or challenging the validity of, or seeking to enjoin any of the Transactions, or (ii) alleging a breach of any fiduciary duty or any self-dealing of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.

Section 1.06.      Public Announcements; Filings; Disclosures.

(a)            The Stockholder (and the Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole discretion), except (i) as required by applicable Law or court process, in which case the Stockholder shall use its reasonable best efforts to provide Company, Company’s outside legal counsel, Acquiror and Acquiror’s outside legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures made by Acquiror; provided, that the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.06(a), (i) if the Stockholder is a director or officer of the Company, in his, her or their capacity as a director or officer of the Company, he, she or they may make public statements in such capacity to the extent permitted under the Merger Agreement and (ii) if the Stockholder is an entity, the Stockholder may make announcements and provide information regarding this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby to its owners, Affiliates and its and their respective directors, officers, managers, advisors and investors without the consent of any party hereto.

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(b)            The Stockholder hereby consents to and authorizes the Company and Acquiror to (i) publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement, the Stockholder’s identity and ownership of Subject Shares and the Stockholder’s obligations under this Agreement (the “Stockholder Information”) and (ii) the filing of the form of this Agreement as attached as Exhibit B to the Merger Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger; provided that, with respect to the foregoing clause (i), Acquiror shall use its commercially reasonable efforts to provide the Stockholder with a reasonable opportunity to review and comment on any Stockholder Information included in such disclosure in advance of its filing and as promptly as practicable thereafter, the Stockholder shall notify Acquiror of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

Section 1.07.      Release of Claims.

(a)            Subject to and contingent upon the Effective Time, the Stockholder, and, if the Stockholder is a legal entity, together with the Stockholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, beneficiaries, trustees, executors, administrators, Representatives, successors and assigns (such persons, the “Releasors”), hereby fully and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Acquiror, Merger Sub, the Company, the Surviving Company, each of their Subsidiaries and Affiliates and their respective past, present or future officers, directors, employees, counsel and agents, and the Company Stockholders prior to Closing (such persons, the “Releasees”), from and against any and all liabilities, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which the Stockholder or any of the Releasors ever had, now has or may hereafter have against any of the Releasees, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing; provided, however, that nothing herein shall be deemed to release (a) any right of the Stockholder expressly set forth in this Agreement, any Transaction Document to which such Stockholder is a party and the Merger Agreement, including the right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof, (b) any claims that are not permitted to be released under applicable Law or applicable public policy and (c) any employment compensation, benefits matter or right to indemnification affecting any Releasor in his or her capacity as a director, manager, officer or employee of the Company, its Affiliates or its Subsidiaries (collectively, the “Retained Claims”).

(b)            The Stockholder acknowledges and agrees that it, he or she is familiar with Section 1542 of the Civil Code of California, as set forth below, and having so reviewed, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California, if and to the extent applicable, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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The Stockholder also specifically waives any right or benefits that it has or may have under any similar provision of the statutory or non-statutory law of any other jurisdiction. The Stockholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts (other than the Retained Claims).

Section 1.08.      Non-Solicitation. The Stockholder acknowledges that the Stockholder has read Section 9.04(a) (‘Exclusivity’) of the Merger Agreement. During the Applicable Period, the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 9.04(a) of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 9.04(a) of the Merger Agreement; provided, that the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 9.04(a) of the Merger Agreement.

Section 1.09.      No Agreement as Director or Officer. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Stockholder to the board of directors of the Company) of the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.

Section 1.10.      New Securities. In the event that (a) any shares of Company Common Shares or Company Preferred Shares are issued to the Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Company Common Shares or Company Preferred Shares, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Shares or Company Preferred Shares after the date of this Agreement or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Company Common Shares or Company Preferred Shares after the date of this Agreement (such shares of Company Common Shares or Company Preferred Shares described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, the Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the shares of Company Common Shares or Company Preferred Shares owned by the Stockholder as of the date hereof.

Section 1.11.      No Adverse Act. The Stockholder hereby agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not knowingly, and shall cause its Affiliates not to knowingly, without the prior written consent of Acquiror (in Acquiror’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of the Stockholder’s obligations contained under Section 1.01, (b) make any representation or warranty of the Stockholder herein materially untrue or inaccurate or (c) otherwise restrict, limit or interfere with the Stockholder’s obligations contained under this Agreement.

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Section 1.12.      No Litigation. The Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority against the Company, the Company’s Affiliates, the Acquiror, the Acquiror’s Affiliates or any of their respective successors and assigns (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including (i) challenging the Closing Equity Value and resulting shares of Common Stock issued as Closing Merger Consideration or (ii) any claim seeking to enjoin or delay the consummation of the Merger in any respect), (b) alleging a breach of any fiduciary duty or self-dealing of any Person in connection with the Merger Agreement or the Transactions, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement or the Merger or other transactions contemplated by the Merger Agreement (other than the Stockholder’s right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement (including, for the avoidance of doubt, pursuant to Section 1.07).

Section 1.13.      Termination of Investment Agreements. Stockholder hereby acknowledges and agrees that, with effect from the Effective Time, the following agreements shall automatically terminate without any action on the part of the parties thereto pursuant to their respective terms and will be of no further force or effect: (i) Series B-2 and B-3 Amended and Restated Investor Rights Agreement, dated October 5, 2022, by and between Company and the investors named therein, (ii) Series B-2 and B-3 Amended and Restated Right of First Refusal and Co-Sale Agreement, dated October 5, 2022, by and between Company and the investors named therein and (iii) Series B-2 and B-3 Amended and Restated Voting Agreement, dated October 5, 2022, by and between Company and the investors named therein (clause (i) through (iii) collectively, the “Investor Agreements”), in each case, other than the provisions of such Investor Agreements that are intended to survive its termination in accordance with its terms.

Section 1.14.      Further Assurances. The Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

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Article 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Acquiror and the Company as follows:

Section 2.01.      Organization; Authorization. In the event the Stockholder is an individual, the Stockholder has full power, right and legal capacity to execute and deliver this Agreement, to grant the proxy described in Section 1.02 and to perform his or her obligations hereunder. In the event the Stockholder is a legal entity, (a) the Stockholder is a legal entity duly organized and validly existing under the Laws of the Stockholder’s jurisdiction of organization, (b) the Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 1.02, to perform the Stockholder’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement and (c) no approval by any holder of the Stockholder’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, in the event the Stockholder is an individual and is married and any of the Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by or on behalf of the Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. If the Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.02.      Governmental Filings; No Violations; Certain Contracts.

(a)            Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Stockholder with, nor are any required to be made or obtained by the Stockholder with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)            The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated by this Agreement by the Stockholder shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Stockholder, if applicable or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Stockholder pursuant to, any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Stockholder is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

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Section 2.03.      Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder in writing and (b) neither the Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, in each case of clause (a) or (b) that challenges any part of this Agreement or the transactions contemplated hereby.

Section 2.04.      Ownership of Company Stock; Voting Power. The Stockholder’s signature page hereto correctly sets forth the number of the Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Stock or Company Preferred Stock held of record or beneficially owned by the Stockholder or in respect of which the Stockholder has full voting power. The Stockholder is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances (other than Permitted Encumbrances) or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) may be included in the Company’s organizational documents, the financing agreements pursuant to any Contemplated Interim Financing, or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s organizational documents.

Section 2.05.      Reliance. The Stockholder understands and acknowledges that the Company, Acquiror and Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.

Section 2.06.      Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement, the Merger Agreement or the Transaction Agreements based upon any arrangement or agreement made by or on behalf of such Stockholder.

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Section 2.07.      Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Acquiror, the Company or any Affiliate of Acquiror and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.08.      No Other Representations or Warranties. Except for the representations and warranties made by the Stockholder in this Article 2, neither the Stockholder nor any other Person on behalf of the Stockholder makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Stockholder and the Company as follows:

Section 3.01.      Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02.      Corporate Authority. Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03.      No Other Representations or Warranties. Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person on behalf of Acquiror makes any express or implied representation or warranty to the Stockholder or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

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Article 4

GENERAL PROVISIONS

Section 4.01.      Termination. This Agreement shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article XI thereof and (c) the effective date of a written agreement duly executed and delivered by Acquiror and the Stockholder terminating this Agreement in accordance with Section 4.03; provided, however, that in the case of any termination pursuant to clauses (a) or (c) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.06 (‘Public Announcements; Filings; Disclosures’), Section 1.07 (‘Release of Claims’), Section 1.12 (‘No Litigation’) and Section 1.13 (‘Further Assurances’) and this Article 4 shall survive such termination.

Section 4.02.      Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Subject Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 4.03.      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

MedTech Acquisition Corporation

48 Maple Avenue

Greenwich, Connecticut 06830

Attn:      Christopher C. Dewey

Email:    ccdewey@gmail.com

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with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:      Kevin Shuler

Email:    kshuler@foley.com

If to the Company:

TriSalus Life Sciences, Inc.

6272 W. 91st Avenue

Westminster, CO 80031

Attn:	Sean Murphy

Email:    sean.murphy@trisaluslifesci.com

with a copy to (which shall not constitute notice):

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attn:      Rama Padmanabhan; Matt Browne

Email:    rama@cooley.com; mbrowne@cooley.com

If to the Stockholder, to the Stockholder’s address set forth on a signature page hereto.

Section 4.04.      Miscellaneous. Article XII and Section 1.02 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MedTech Acquisition Corporation

By:
Name:
Title:

TriSalus Life Sciences, Inc.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

[Signature of Stockholder’s Spouse (if spousal approval is required)]	[Printed Name of Stockholder’s Spouse (if spousal approval is required)]

Address:

Email Address:

Number of Shares

Company Common Stock:	[●]

Company Preferred Shares:	[●]

[Signature Page to Stockholder Support Agreement]

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement dated as of November 11, 2022 (the “Support Agreement”) by and between Acquiror and the stockholder of the Company that is party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:
Email Address:
With copies to:

Exhibit C

Second Amended and Restated Certificate of Incorporation
of

MEDTECH ACQUISITION CORPORATION

MedTech Acquisition Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “MedTech Acquisition Corporation” (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 11, 2020, and was most recently amended and restated on December 17, 2020 (the “Existing Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, as amended from time to time.

3. This Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. Pursuant to Sections 242 and 245 of the DGCL, the text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:

Article I

Name

The name of this Corporation is TriSalus Life Sciences, Inc.

Article II

Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

Article III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

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Article IV

Capitalization

A.                  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is [                         ] shares. [                         ] shares shall be common stock of the Corporation, par value $0.0001 per share (the “Common Stock”). [                           ] shares shall be preferred stock of the Corporation, par value $0.0001 (the “Preferred Stock”).

B.                  Effective immediately upon the filing and effectiveness of this Restated Certificate with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each one share of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and each one share of the Corporation’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or any stockholder thereof. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock or Class B Common Stock (each, a “Prior Certificate”) shall, until surrendered to the Corporation in exchange for a certificate representing the same number of shares of Common Stock, automatically represent that number of shares of Common Stock into which the shares of Class A Common Stock or Class B Common Stock represented by the Prior Certificate shall have been reclassified and redesignated.

C.                  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors and filed in accordance with the DGCL. The number of authorized shares of Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of Preferred Stock or such series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D.                  Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to law or this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

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Article V

Board of Directors

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

A.                  Management of the Business.

Except as otherwise provided by the DGCL or this Restated Certificate, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B.                  Board of Directors

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders held after the effectiveness of this Restated Certificate, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term expiring at the third annual meeting of stockholders held thereafter. At the second annual meeting of stockholders held after the effectiveness of this Restated Certificate, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term expiring at the third annual meeting of stockholders held thereafter. At the third annual meeting of stockholders held after the effectiveness of this Restated Certificate, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term expiring at the third annual meeting of stockholders held thereafter. At each succeeding annual meeting of stockholders, directors shall be elected for a full term expiring at the third annual meeting of stockholders held thereafter, to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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C.                  Removal of Directors

1.       Subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, neither the entire Board of Directors nor any individual director may be removed from office without cause.

2.       Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors.

D.                  Vacancies.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

E.                   Preferred Stockholders Election Rights

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Article V hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.                   Bylaw Amendments.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal any provisions of the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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G.                  Stockholder Actions.

1.          The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2.          No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VI

Limited Liability; Indemnification

A.                  The liability of the directors and officers for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B.                  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

C.                  Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or director under this Article VI as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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Article VII

Forum

A.                  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B.                  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint.

Article VIII

Corporate Opportunity

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal obligation. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director of the Corporation existing at the time of such amendment, repeal or modification.

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Article IX

Miscellaneous

A.                  Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Restated Certificate.

B.                  Subject to Sections A and C of Article VI and the last sentence of Article VIII, the Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in paragraph C. of this Article IX, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended herein are granted subject to this reservation.

C.                  Notwithstanding any other provisions of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by this Restated Certificate or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) or adopt any provision inconsistent with, Articles V, VI, VII, VIII and IX.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of this Corporation on [●], 2023.

By:
Name:
Title:

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Exhibit D

AMENDED AND RESTATED BYLAWS

OF

Trisalus life sciences, inc.
__________________________________________________
(A DELAWARE CORPORATION)

[●], 2023

ARTICLE I

Offices

Section 1.      Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the Amended and Restated Certificate of Incorporation of the corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 2.      Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

Corporate Seal

Section 3.      Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

Stockholders’ Meetings

Section 4.      Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.

Section 5.      Annual Meetings.

(a)            The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date, time and place, if any, as may be designated from time to time by the Board of Directors. For purposes of this Section 5, the corporation’s annual meeting of stockholders for the 2022 calendar year shall be deemed to have been held on [●], 2022. Subject to applicable law, the Board of Directors, or any director or officer of the corporation to whom the Board of Directors delegated such authority, may postpone, reschedule or cancel any meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; (iii) as may be provided in the certificate of designation for any class or series of preferred stock; or (iv) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iv) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b)            At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Amended and Restated Bylaws (“Bylaws”), and as shall have been properly brought before the meeting in accordance with the procedures below.

(i)            For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the Proposing Person must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iv) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such Proposing Person’s notice shall set forth: (A) as to each nominee such Proposing Person proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to applicable requirements of state and federal law, including Section 14 of the 1934 Act and the rules and regulations promulgated thereunder, the Certificate of Incorporation, and these Bylaws (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv) and shall be accompanied by a completed and signed written questionnaire (in the form provided by the Secretary upon written request) with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting of stockholders (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting of stockholders on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(ii)            For business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the Proposing Person must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). The Proposing Person’s notice shall set forth: (A) as to each matter the Proposing Person proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proposing Person (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proposing Person individually, or to the Proposing Persons in the aggregate) in such business of any Proposing Person; and (B) the information required by Section 5(b)(iv).

(iii)            To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the Proposing Person to be timely must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a Proposing Person’s notice as described above.

(iv)            The written notice required by Sections 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the Proposing Person: (A) the name and address of each Proposing Person, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proposing Person (provided, that for purposes of this Section 5(b)(iv), such Proposing Person shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proposing Person and any of its affiliates or associates, and any others, including any nominee (including their names), acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing, including any agreement or arrangement or understanding (whether oral or in writing) relating to any compensation or payments to be paid to any such proposed nominee or nominees; (D) a representation that the Proposing Persons are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proposing Persons (x) intend to solicit proxies from the required number of the corporation’s voting shares in support of any proposed nominee, as promulgated under Rule 14a-19 of the 1934 Act (with respect to a notice under Section 5(b)(i)) or (y) intend to deliver, or make available, a proxy statement and form of proxy to such number of the corporation’s voting shares that would be sufficient to carry such proposal or otherwise solicit proxies or votes from stockholders in support of such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proposing Person, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proposing Person during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c)            A Proposing Person providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the public announcement of the record date for the determination of stockholders entitled to notice of the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d)            Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors to be elected to the Board of Directors at the next annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming all of the nominees for the new positions created by such increase at least 100 days before the first anniversary of the preceding year’s annual meeting, a Proposing Person’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

(e)            A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii), (iii) or (iv) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), (iii) or (iv) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies and votes shall be disregarded). Upon request by the corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proposing Person shall deliver to the corporation, no later than five Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proposing Person does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 5(e), unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 5(e), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(f)            For purposes of Sections 5 and 6,

(i)            “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii)            “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii)            “close of business” means 6:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;

(iv)            “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Person or any of its affiliates or associates, whether record or beneficial:

(A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or

(D) that provides the right to vote or increase or decrease the voting power of, such Proposing Person, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Person in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proposing Person is, directly or indirectly, a general partner or managing member; and

(v)            “Proposing Person” includes each of the stockholders giving the notice, the beneficial owner or beneficial owners, if different, on whose behalf the nomination or proposal for other business subject to Section 5 of Article III is made, any of their respective affiliates or associates (including, if such stockholder or beneficial owner is an entity, each director, executive, managing member or control person of such entity), and any others acting in concert.

(vi)            “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.

Section 6.      Special Meetings.

(a)            Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.

(b)            The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c)            Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections 5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)            A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or if the Proposing Person does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6(d), unless otherwise required by applicable law, if the stockholder or a qualified representative of the stockholder (meeting the requirements specified in Section 5(e)) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(e)            Notwithstanding the foregoing provisions of Sections 5 and 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to matters set forth in Sections 5 and 6, provided, however, that to the fullest extent not prohibited by applicable law, any references in these Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations for the election to the Board of Directors to be considered pursuant to Sections 5 or 6. Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 7.      Notice of Meetings. Except as otherwise provided by applicable law or the Certificate of Incorporation, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall be given in the manner provided in Section 232 of the DGCL and shall specify the date, time, place, if any, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address unless (a) the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or (b) electronic transmission of such notice is prohibited by applicable law. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.      Quorum and Vote Required. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, with or without notice, other than announcement at the meeting or in a manner otherwise permitted by DGCL, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is required by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute or by applicable stock exchange rules, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Section 9.      Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Section 7. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10.      Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. Every proxy must be authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the 1934 Act, filed in accordance with the procedure established for the meeting and signed by the stockholder or by such stockholder’s attorney-in-fact. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board of Directors.

Section 11.      Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.      List of Stockholders. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

Section 13.      Action without Meeting.

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders duly called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

Section 14.      Remote Communication. For the purposes of the Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a)            participate in a meeting of stockholders; and

(b)            be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 15.      Organization.

(a)            At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)            The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)            The corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE IV

Directors

Section 16.      Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation.

Section 17.      Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 18.      Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 19.      Vacancies. Vacancies or newly created directorships on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 20.      Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 21.      Removal.

(a)            Subject to any rights of any series of preferred stock to remove directors elected by such series of preferred stock, neither the Board of Directors nor any individual director may be removed from office without cause.

(b)            Subject to any limitation imposed by applicable law and any rights of any series of preferred stock to remove directors elected by such series of preferred stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of 66 2/3% of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 22.      Meetings.

(a)            Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)            Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.

(c)            Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)            Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

(e)            Waiver of Notice. Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23.      Quorum and Voting.

(a)            Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 47 for which a quorum shall be one-third of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation. At any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)            At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 24.      Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. After an action is taken, such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25.      Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26.      Committees.

(a)            Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)            Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in the Bylaws.

(c)            Term. The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)            Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27.      Duties of Chairperson of the Board of Directors and Lead Independent Director.

(a)            The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(b)            The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will preside over meetings of the independent directors and perform such other duties as may be established or delegated by the Board of Directors.

Section 28.      Interested Directors. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of the corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

Section 29.      Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if a Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

ARTICLE V

Officers

Section 30.      Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.

Section 31.      Tenure and Duties of Officers.

(a)            General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, subject to the officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.

(b)            Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless a Chairperson of the Board of Directors or Lead Independent Director has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)            Duties of President. The President shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless a Chairperson of the Board of Directors , Lead Independent Director, or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)            Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)            Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f)            Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in the Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.

(g)            Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation, shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer or the President. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 32.      Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 33.      Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 34.      Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 35.      Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.

Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 36.      Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

Shares Of Stock

Section 37.      Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation, certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 38.      Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 39.      Transfers.

(a)            Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)            The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 40.      Fixing Record Dates.

(a)            In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 40(a).

(b)            In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 41.      Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 42.      Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII

Other Securities Of The Corporation

Section 43.      Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 37), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

Dividends

Section 44.      Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, or other securities of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45.      Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

Fiscal Year

Section 46.      Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

Indemnification

Section 47.      Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a)            Directors and Executive Officers. The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, any person who was or is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 47.

(b)            Other Officers, Employees and Other Agents. The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 47) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except executive officers) to such officers or other persons as the Board of Directors shall determine.

(c)            Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 47 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 47, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d)            Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 47 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 47 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, or (ii) no disposition of a claim for indemnification is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 47 or otherwise shall be on the corporation.

(e)            Non-Exclusivity of Rights. The rights conferred on any person by this Section 47 shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)            Survival of Rights. The rights conferred on any person by this Section 47 shall continue as to a person who has ceased to be a director, executive officer, other officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)            Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 47.

(h)            Amendments. Any repeal or modification of this Section 47 shall only be prospective and shall not affect the rights under this Section 47 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.

(i)            Saving Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the corporation shall indemnify and advance expenses to each director and executive officer to the full extent under any other applicable law.

(j)            Certain Definitions and Construction of Terms. For the purposes of Article XI of the Bylaws, the following definitions and rules of construction shall apply:

(i)            The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)            The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.

(iii)            The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 47 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv)            References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v)            References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 47.

ARTICLE XII

Notices

Section 48.      Notices.

(a)            Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means in accordance with Section 232 of the DGCL.

(b)            Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in the Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)            Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)            Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)            Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)            Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

Amendments

Section 49.      Amendments. Subject to the limitations set forth in Section 47(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Exhibit E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among (i) TriSalus Life Sciences Inc., a Delaware corporation (the “Company”) (formerly known as MedTech Acquisition Corp. (“MedTech”), a Delaware corporation), (ii) MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and (iii) certain former stockholders of TriSalus Operating Company, a Delaware corporation (formerly known as TriSalus Life Sciences, Inc. (“Legacy TriSalus”)) set forth on Schedule I hereto (the “TriSalus Holders” and, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and Legacy TriSalus were party to that certain Agreement and Plan of Merger, dated as of November 11, 2022 (the “Merger Agreement”), by and among the Company, MTAC Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Legacy TriSalus;

WHEREAS, pursuant to the Merger Agreement, at the Closing (as defined in the Merger Agreement), Merger Sub will merge with and into Legacy TriSalus, with Legacy TriSalus continuing as the surviving company and, after giving effect to the merger, the separate existence of Merger Sub will cease to exist and Legacy TriSalus shall become a wholly owned subsidiary of the Company, which shall survive as the surviving corporation (the “Business Combination”);

WHEREAS, MedTech, the Sponsor and certain of the Holders entered into that certain Registration Rights Agreement, dated as of December 17, 2020 (as it may be amended, supplemented, restated or otherwise modified from time to time until the consummation of the Business Combination, the “Existing Agreement”);

WHEREAS, upon the consummation of the Business Combination, the parties to the Existing Agreement desire to amend and restate the Existing Agreement in its entirety as set forth herein and the Company, the Sponsor and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or chief financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed or was effective, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

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“Action” means any claim, charge, action, suit, complaint, grievance, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).

“Block Trade” has the meaning given in subsection 2.6.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Closing” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the Company’s Common Stock, with a par value of $0.0001 per share.

“Company” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall mean either (i) any Holder or Holders who, in the aggregate, hold at least a majority of the Registrable Securities issued to the Sponsor or (ii) one or more TriSalus Holders holding at least a majority-in-interest of Registrable Securities held by TriSalus Holders.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.2.

“Form S-1 Shelf” shall have the meaning given in subsection 2.3.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.3.1.

“Founder Shares” shall mean the 4,062,500 shares of MedTech’s Class B common stock, par value $0.0001 per share, issued to the Sponsor in a private placement pursuant to the Subscription Agreement that are not forfeited at Closing and not subsequently forfeited by the Sponsor as described in the Sponsor Support Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Lock-up” shall have the meaning given in Section 2.5.

“Lock-up Period” shall mean any lock-up period with respect to the Registrable Securities included in the Company’s governing documents or any agreements between a Holder and the Company or any of the Company’s subsidiaries.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

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“Minimum Takedown Threshold” has the meaning set forth in subsection 2.3.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Opt-Out Requests” has the meaning set forth in Section 5.12.

“Other Coordinated Offering” has the meaning set forth in subsection 2.6.1.

“Other Holders” has the meaning set forth in subsection 2.2.1.

“Permitted Transferees” means, in the case of any Holder, a person to whom, or entity to which, a Holder may transfer Registrable Securities; provided that (a) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries, or this Agreement, and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Qualified Additional Holder” shall mean any stockholder of the Company that is a director or officer of the Company or any other stockholder of the Company that is approved to become a “Holder” under this Agreement by the Holders holding a majority of Registrable Securities then outstanding (such approval not to be unreasonably withheld, conditioned or delayed).

“Registrable Security” shall mean (i) any outstanding shares of Common Stock or any warrants to purchase shares of Common Stock and (ii) shares of Common Stock issued or issuable upon the exercise or conversion of any warrants or equity awards of the Company, in each case held by a Holder immediately following the Closing (including any warrants or equity awards distributable pursuant to the Merger Agreement, any Founder Shares, any warrants issued or issuable in connection with MedTech’s initial public offering or concurrent private placement and any Working Capital Warrants) and (iii) any other equity security of the Company issued or issuable with respect to any such securities by way of a stock dividend, share capitalization or share sub-division or in connection with a reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book entry provisions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without limitation as to volume and manner of sale or public information requirements; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including an Underwritten Shelf Takedown, effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

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“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) reasonable printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities; and

(G) reasonable fees and expenses up to $35,000 of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or majority-in-interest of the Takedown Demanding Holders initiating an Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a Registration of Registrable Securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of November 11, 2022, by and among the Sponsor, MedTech and the Company.

“Subscription Agreement” shall mean that certain Securities Subscription Agreement, dated as of September 11, 2020, between the Sponsor and MedTech.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.3.3.

“Takedown Demanding Holder” shall have the meaning given in subsection 2.3.4.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.4.

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.4.

“Working Capital Warrants” shall mean warrants to purchase Common Stock issuable upon the conversion of loans made to the Company by the Sponsor, an affiliate of the Sponsor, or an officer or director of the Company.

1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

1.2.1 the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

1.2.2 the words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.2.3 references in this Agreement to any law shall be deemed also to refer to such law, and all rules and regulations promulgated thereunder.

1.2.4 whenever the words “include,” “includes” or “including” are used in this Agreement, they shall mean “without limitation.”

1.2.5 the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.2.6 pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

1.2.7 the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsections 2.1.4 and 2.3.1 and Section 2.4 hereof, at any time and from time to time on or after the date the Company consummates the Business Combination, any Demanding Holder may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof separate from a Shelf Registration or Underwritten Shelf Takedown (such written demand a “Demand Registration”). The Company shall, within five (5) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use commercially reasonable efforts to file, as soon thereafter as reasonably practicable, but not more than forty-five (45) days after the Company’s receipt of the Demand Registration, a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) for the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration, and use commercially reasonable efforts to cause such Form S-1 to be declared effective as soon as reasonably practicable after its initial filing. Under no circumstances shall the Company be obligated to effect more than an aggregate of one (1) Registration per Demanding Holder pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities. Notwithstanding anything to the contrary herein, to the extent there is an active Form S-3 Shelf covering a Holder’s or Holders’ Registrable Securities, this subsection 2.1.1 shall be inapplicable and any request by such Holder or Holders to conduct an Underwritten Offering shall follow the procedures of subsection 2.3.4 herein and shall be counted as an Underwritten Shelf Takedown.

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2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, then the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, recission or other termination of such stop order or injunction, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsections 2.1.4 and 2.3.1 and Section 2.4 hereof, at any time and from time to time on or after the date the Company consummates the Business Combination, if a majority in interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holders and Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority in interest of the Demanding Holders initiating the Demand Registration and shall execute a customary lock-up agreement in favor of the Underwriters (in each case on substantially the same terms and conditions as all such Holders participating in such Underwritten Offering).

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5 Demand Registration Withdrawal. A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.1.1 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission pursuant to such Demand Registration; provided, however, that such withdrawn amount shall still be considered a Demand Registration pursuant to subsection 2.1.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates the Business Combination, the Company proposes to file a Registration Statement on Form S-3 under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including pursuant to Section 2.1 or subsection 2.3.4 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan on Form S-8 (or other successor registration statement form thereof), (ii) pursuant to a Registration Statement on Form S-4 (or other successor registration statement form thereof or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (v) for a dividend reinvestment plan, (vi) for a rights offering, (vii) for the exercise of any warrants, (viii) for a Block Trade, (ix) for an equity line of credit, or (x) for an at-the-market offering of securities, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities and the holders of other equity securities that the Company is obligated to register in a Registration (collectively, the “Other Holders”) pursuant to separate written contractual piggy-back registration rights, as soon as reasonably practicable but not less than five (5) Business Days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the anticipated filing of the applicable “red herring” prospectus or prospectus supplement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”); provided, that each such Holder agrees that the fact that such a notice has been delivered shall constitute material non-public confidential information. Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities and the securities of any Other Holders, to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders or Other Holders, as applicable, pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by the Company and shall execute a customary lock-up agreement in favor of the Underwriter or Underwriters (in each case on substantially the same terms and conditions as all such Holders participating in such Underwritten Offering).

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with any Other Holders, (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Other Holders, exceeds the Maximum Number of Securities, then:

(a) If the Registration is initiated and undertaken for the Company’s account, the Company shall include in any such Registration (i) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock, if any, as to which Registration has been requested by any Other Holders pursuant to separate written contractual piggy-back registration rights (pro rata based on the respective number of Registrable Securities or shares of Common Stock that such Holder or Other Holder, as applicable, has requested be included in such Piggyback Registration relative to the total number of Registrable Securities and shares of Common Stock that all Holders and Other Holders have requested be included in such Piggyback Registration), which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is not initiated and undertaken for the Company’s account and is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (i) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata based on the respective number of Registrable Securities that such Holder has requested be included in such Piggyback Registration relative to the total number of Registrable Securities that all Holders have requested be included in such Piggyback Registration), which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities for the account of any other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such other person or entity (pro rata based on the shares of Common Stock that such other person or entity, as applicable, has requested be included in such Piggyback Registration relative to the total number of shares of Common Stock that such other persons or entities have requested be included in such Piggyback Registration), which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

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2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof or Underwritten Shelf Takedown effected under subsection 2.3.4 hereof.

2.3 Shelf Registrations.

2.3.1 Initial Shelf Registration. The Company shall file with the Commission within forty-five (45) days of the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms of this Agreement, and shall use its commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities, subject to Section 3.4 hereof. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3, or any similar short form registration. Notwithstanding anything to the contrary herein, to the extent there is an active Form S-3 Shelf under this subsection 2.3.1, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.1.1 and wish to request an Underwritten Offering, such Underwritten Offering shall follow the procedures of subsection 2.3.4. The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment.

2.3.2 Registrations on Form S-3. The Holders of Registrable Securities may, at any time and from time to time on or after the expiration of the Lock-up Period applicable to the Registrable Securities of a Holder, to the extent that its Registrable Securities are not covered by an effective Shelf, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”), or if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) on an automatic shelf registration statement; provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. As soon as reasonably practicable thereafter, but not more than fifteen (15) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall use commercially reasonable efforts to file a Form S-3 to register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders, and shall use commercially reasonable efforts to cause such Form S-3 to be declared effective as soon as reasonably practicable after its initial filing; provided, that, the Company shall be obligated to effect a Registration pursuant to this subsection 2.3.2 hereof only if (i) Form S-3 is available for such Registration; and (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell Registrable Securities and such other equity securities (if any) with a total offering price to the public reasonably expected to exceed, in the aggregate, $20 million.

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2.3.3 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3, or any similar short form registration, to the extent that the Company is eligible to use such form. Without limiting the foregoing provisions of this Section 2.3.3, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to be declared effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered twice annually after inquiry of the Holders.

2.3.4 Underwritten Shelf Takedown. At any time and from time to time after a Form S-3 Shelf has been declared effective by the Commission, any Demanding Holder (the “Takedown Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Form S-3 Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least five (5) Business Days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least two (2) Business Days prior to the public announcement of such Underwritten Shelf Takedown pursuant to the piggyback registration rights of such Holder set forth in Section 2.2 herein. The Takedown Demanding Holders holding a majority-in-interest of the Registrable Securities proposed to be sold in the underwritten offering shall have the right to select the underwriter(s) for such offering, subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Demanding Holders may demand an aggregate of not more than four (4) Underwritten Shelf Takedowns pursuant to this Agreement (of which the Sponsor may demand not more than two (2)), and the Company is not obligated to effect (x) more than two (2) Underwritten Shelf Takedowns per year (provided, that, the Sponsor may demand not more than one (1) Underwritten Shelf Takedowns per year) or (y) an Underwritten Shelf Takedown within sixty (60) days after the closing of a prior Underwritten Shelf Takedown. The Company shall use its commercially reasonable efforts to effect such Underwritten Shelf Takedowns, including the filing of any prospectus supplement or any post-effective amendments and otherwise taking any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holder to effect such Underwritten Shelf Takedown. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.4 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof or Block Trade or Other Coordinated Offering effected under Section 2.6 hereof.

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2.3.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Takedown Demanding Holders and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Takedown Demanding Holders and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Demanding Holders that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities determined pro rata based on the respective number of shares of Common Stock or other equity securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.3.6 Underwritten Shelf Takedown Withdrawal. A Takedown Demanding Holder shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown; provided that if any Takedown Demanding Holder delivers a written notification to the Company and the Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown, the Company shall not be required to continue such Underwritten Shelf Takedown unless the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.6.

2.4 Restrictions on Registration Rights. If (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all commercially reasonable efforts to cause the applicable Registration Statement to be declared effective; (ii) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (iii) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than two (2) times in any 12-month period.

2.5 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company in which a Holder participates, if requested by the managing Underwriters, such Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders) (a “Lock-Up”). Notwithstanding the foregoing, any release of a Lock-Up by Underwriters shall only be effective if made on a pro rata basis, including with respect to management and employees, and any Lock-Up with Underwriters shall contain a clause to this effect. Each of the Holders that is a director or officer of the Company shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Offering, but only to the extent as is required generally of any executive officers or directors by such managing underwriter.

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2.6 Block Trades; Other Coordinated Offerings.

2.6.1 Notwithstanding any other provision of Article II, but subject to Sections 2.4 and 3.4, at any time and from time to time when an effective S-3 Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $20 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.6.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.6.2.

2.6.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.6.4 The Demanding Holders in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering.

2.6.5 A Demanding Holder may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.6 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.6 shall not be counted as a demand for a Demand Registration pursuant to Section 2.1 hereof or an Underwritten Shelf Takedown pursuant to subsection 2.3.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date of this Agreement the Company is required to effect the Registration of Registrable Securities, subject to applicable law and any regulations promulgated by any securities exchange on which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to be declared effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

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3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be (i) requested by a Holder if additional selling securityholders that are such Holder’s pledgee, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of Holder’s interest in the Registrable Securities other than through a public sale are required to be included in a supplement to the Prospectus or (ii) any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to any public offering of Registrable Securities, use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.4 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.5 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.6 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.9 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, other than as set forth in the definition of “Registration Expenses,” at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and, provided further that such Holders, Underwriters, and their legal counsel must provide any comments promptly (and in any event with five (5) Business Days) after receipt of such Registration Statement;

3.1.10 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the managing Underwriter;

3.1.11 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the Company;

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3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.14 if the Registration involves the Registration of Registrable Securities involving gross proceeds reasonably expected to be in excess of $25 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines in good faith that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the Registration of the other Registrable Securities to be included in such Registration. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Holders holding Registrable Securities included in such Registration Statement. No Holder holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) consecutive days or ninety (90) days in any rolling 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 and (ii) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any reasonably requested legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.4 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1 and 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.4 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.4. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.4 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, email or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, email, or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: TriSalus Life Sciences Inc. c/o Chief Financial Officer, 6272 W 91st Ave, Westminster, Colorado, with a copy to Cooley LLP, c/o Matthew Browne, 10265 Science Center Drive, San Diego, California 92121-1117, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee upon receipt by the Company of (a) written notice from such Holder stating the name and address of the transferee and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (b) a written agreement from such Permitted Transferee agreeing to become bound by the transfer restrictions set forth in this Agreement. A Permitted Transferee of Registrable Securities who satisfies the conditions set forth in this subsection 5.2.2. shall henceforth be a “Holder” for purposes of this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, PDF, DocuSign or similarly executed counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

5.5 Venue. Each party hereto submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

17

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided further, that a provision that has terminated with respect to a party shall not require any consent of such party (and such party’s Registrable Securities shall not be considered in computing any percentages) with respect to amending or modifying such provision. Each Holder agrees that any waiver, amendment or modification effected in accordance with this Section 5.6 shall be binding on all Holders and their successors and assigns. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Term. This Agreement shall terminate upon the earlier of (a) with respect to any Holder on the date that such Holder no longer holds any Registrable Securities; (b) with respect to any Holder (other than any Holder who is a member of the Sponsor and at the Closing was issued Registrable Securities subject to price-based vesting, a “Vesting Sponsor Holder”) on the date that is three (3) years after the Closing; and (c) with respect to a Vesting Sponsor Holder that at the time of vesting continues to hold at least 1% of the aggregate amount of shares of Common Stock that constitute Registrable Securities (including shares underlying equity awards, warrants or other equity instruments convertible or exercisable into shares of Common Stock) immediately following the Closing, the earlier of (A) one (1) year after the price-based vesting condition is met (but in no event less than three (3) years after the Closing) and (B) six (6) years after the Closing; provided that, in all respects, the provisions of Article IV shall survive any termination with respect to any such Holder.

5.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Qualified Additional Holders. In the event that after the date of this Agreement, the Company wishes to provide any Qualified Additional Holders registration rights as contemplated by this Agreement, then the Company shall cause such Qualified Additional Holder to become a party to this Agreement by executing a joinder agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Holder and thereafter such Qualified Additional Holder shall be deemed a Holder for all purposes under this Agreement.

5.11 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.12 Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: TRISALUS LIFE SCIENCES INC., a Delaware corporation

By:
Name:
Title:

HOLDERS:

MedTech Acquisition Sponsor LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER:

By:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

Form of Joinder

FORM OF JOINDER TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

[                 ], 20[●]

Reference is made to that certain Amended and Restated Registration Rights Agreement (as may be amended and/or restated from time to time, the “Registration Rights Agreement”), dated as of [●], 2023, by and among TriSalus Life Sciences Inc., a Delaware corporation (the “Company”), MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), former stockholders of the entity formerly known as TriSalus Life Sciences, Inc., a Delaware corporation (“Legacy TriSalus”) and the undersigned parties listed under Holder on the signature page thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

The undersigned hereby agrees to and does become party to the Registration Rights Agreement as a Holder thereunder. This Joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below the undersigned is deemed to have executed the Registration Rights Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Exhibit F

LOCK-UP AGREEMENT

TriSalus Life Sciences Inc.

6272 W 91st Ave.

Westminster, CO 80031

Re:	Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of November 11, 2022 (the “Merger Agreement”), entered into by and among MedTech Acquisition Corporation, a Delaware corporation (“Parent”), MTAC Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and TriSalus Life Sciences, Inc. (the “Company”), pursuant to which, at the Closing, Parent will acquire 100% of the outstanding equity and equity equivalents of the Company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce Parent to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (each, a “Restricted Securityholder”, and collectively, the “Restricted Securityholders”) hereby agrees with Parent as follows:

1. Subject to the exceptions set forth herein, the Restricted Securityholder agrees not to, without the prior written consent of the board of directors of the Parent, on and following the Closing: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of the Parent’s common stock, par value $0.0001 per share (“Parent Common Stock”), held by it as of the Closing, any shares of Parent Common Stock issuable upon the exercise of options or warrants to purchase shares of Parent Common Stock held by it as of the Closing, or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by it as of the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earliest of 11:59 p.m. (Eastern Time) on (x) the date that is three hundred and sixty five (365) days after the Closing, (y) such date following the Closing that the closing price of Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred and fifty (150) days following the Closing Date and (z) the date following the Closing on which Parent consummates a liquidation, merger, tender offer, capital stock exchange or other similar transaction that results in all of the stockholders of Parent having the right to exchange their shares of Parent Common Stock for cash, securities or other property (the period between the Closing Date and such earliest date, the “Lock-up Period”).

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	transfers of any shares of the Parent Common Stock or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Investment;

(ix)	transactions relating to Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)	the exercise of any options or warrants to purchase Parent Common Stock or the vesting of stock awards of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to Parent’s or Parent’s subsidiaries’ equity incentive plans or arrangements due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of Parent Common Stock subject to such options, warrants or stock awards, it being understood that all shares of Parent Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)	Transfers to Parent pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Parent or forfeiture of the Restricted Securityholder’s Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with the termination of the Restricted Securityholder’s service to Parent;

(xii)	the entry, by the Restricted Securityholder, at any time after the Closing, of any trading plan providing for the sale of Parent Common Stock by the Restricted Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that (a) such plan does not provide for, or permit, the sale of any Parent Common Stock during the Lock-Up Period and (b)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the Restricted Securityholder or the Company regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period; and

(xiii)	Transfers to satisfy any U.S. federal, state, or local income tax obligations of the Restricted Securityholder (or its direct or indirect owners) arising from a change in the Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the Transactions.

provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement with Parent, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Restricted Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Restricted Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

3. The Restricted Securityholder hereby represents and warrants that such Restricted Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Restricted Securityholder, enforceable in accordance with its terms. Upon request, the Restricted Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Restricted Securityholder shall be binding upon the successors and assigns of the Restricted Securityholder from and after the date hereof. The Restricted Securityholder has independently evaluated the merits of its decision to enter into and deliver this Letter Agreement, and such Restricted Securityholder confirms that it has not relied on the advice of Parent, Parent’s legal counsel, or the Company or its legal counsel.

4. For the avoidance of doubt, each Restricted Securityholder shall retain all of its rights as a stockholder of the Parent with respect to the Parent Common Stock during the Lock-Up Period, including the right to vote any Parent Common Stock that are entitled to vote.

5. In furtherance of the foregoing, Parent, and any duly appointed transfer agent for the registration or Transfer of the securities described herein, are hereby authorized to decline to make any Transfer if such Transfer would constitute a violation or breach of this Letter Agreement, and such purported Transfer shall be null and void ab initio. In addition, during the Lock-Up Period, each certificate or book-entry position evidencing the Parent Common Stock held by a Restricted Securityholder shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND AMONG THE COMPANY AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Restricted Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

8. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Letter Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Letter Agreement, and the performance of the obligations imposed by this Letter Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

9. Each party hereto submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Letter Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Letter Agreement in any other courts. Nothing in this paragraph 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LETTER AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LETTER AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10. The parties hereto agree that irreparable damage would occur in the event any provision of this Letter Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Letter Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in the Court of Chancery or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11. This Letter Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement, (ii) the expiration of the Lock-Up Period and (iii) the liquidation of the Parent.

[remainder of page intentionally left blank]

Very truly yours,

(Name of Restricted Securityholder – Please Print)

(Signature)

(Name of Signatory if Restricted Securityholder is an entity – Please Print)

(Title of Signatory if Restricted Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Acknowledged and Accepted by:

MEDTECH ACQUISITION CORPORATION

By:
Name:
Title:

TRISALUS LIFE SCIENCES INC.

By:

By:
Name:
Title:

MTAC Merger Sub, Inc.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit G

CERTIFICATE OF MERGER

OF

MTAC MERGER SUB, INC.

WITH AND INTO

[TRISALUS OPERATING LIFE SCIENCES, INC.]

[●], 2023

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), the undersigned, [TriSalus Operating Life Sciences, Inc.], a Delaware corporation (the “Company”), in connection with the merger of MTAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (each, a “Constituent Corporation”) are as follows:

Name	State of Incorporation
[TriSalus Operating Life Sciences, Inc.]	Delaware
MTAC Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of November 11, 2022, by and among, the Company, TriSalus Life Sciences, Inc. (formerly known as MedTech Acquisition Corporation), a Delaware corporation (“Parent”), and Merger Sub, a wholly-owned subsidiary of Parent (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: At the effective time of the Merger, the Company shall be the surviving entity of the Merger (the “Surviving Company”) and the name of the Surviving Company shall be [“TriSalus Operating Life Sciences, Inc.”]

FOURTH: The amended and restated certificate of incorporation of the Company shall be amended and restated in its entirety at the effective time of the Merger to read as set forth in Annex A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Company, the address of which is 6272 W. 91st Avenue, Westminster, CO 80031.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

* * * *

In Witness Whereof, the undersigned has caused this Certificate of Merger to be duly executed by an authorized officer on the date first written above.

TriSalus Operating Life Sciences, Inc.

By:
Name: Mary Szela
Title: Chief Executive Officer and President

[Signature Page to Certificate of Merger]

Annex A

CERTIFICATE OF INCORPORATION

Exhibit H

TriSalus Life Sciences, Inc.

2022 Equity Incentive Plan

Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]

1.            General.

(a)            Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)            Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)            Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.            Shares Subject to the Plan.

(a)            Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [●] shares of Common Stock (equal to twelve percent (12%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)            Aggregate Incentive Stock Option Limit. Subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●] shares (equal to three hundred percent (300%) of the total number of shares of Common Stock initially reserved for issuance under Section 2(a)), or if lesser, the aggregate number of shares of Common Stock reserved under Section 2(a).

1

(c)            Share Reserve Operation.

(i)            Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)            Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii)            Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.            Eligibility and Limitations.

(a)            Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)            Specific Award Limitations.

(i)            Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)            Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

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(iii)            Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value of a share of Common Stock on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)            Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards qualifies as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c)            Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)            Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $[●] in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[●] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4.            Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

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(a)            Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)            Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)            Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)            by cash or check, bank draft or money order payable to the Company;

(ii)            pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)            by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)            if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

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(v)            in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)            Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)            Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)            Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)            Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)            Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)            Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

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(h)            Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)            three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)            12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)            18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)            18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)            Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty (30) days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

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(j)            Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)            Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.            Awards Other Than Options and Stock Appreciation Rights.

(a)            Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)            Form of Award.

(1)            Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)            RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company's unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

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(ii)            Consideration.

(1)            Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and as is permissible under Applicable Law.

(2)            RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)            Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)            Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)            Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement. Except as provided in an Award Agreement, any dividends or dividend equivalents will only be paid to the Participant at the same time and pursuant to the same conditions as the underlying shares of Restricted Stock or RSUs vest or settle, as applicable.

(vi)            Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

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(b)            Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the amount, timing and form of payment of amounts earned under the Award, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)            Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.            Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)            Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards; and (iv) any Performance Goals affected by the Capitalization Adjustment. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)            Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

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(c)            Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant.

(i)            Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)            Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii)            Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

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(iv)            Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise; provided that the Board may also determine that the payment to be made to the Participant with respect to such Award shall be made in the same form, at the same time and subject to the same conditions as the payments to be made to the Company shareholders in connection with the Corporate Transaction to the exempt permitted by Code Section 409A. If the amount so determined for any Award is $0, then such Award automatically shall be cancelled at the effective time for no consideration.

(d)            Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)            No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.            Administration.

(a)            Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)            Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

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(i)            To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)            To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)            To settle all controversies regarding the Plan and Awards granted under it.

(iv)            To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)            To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to thirty (30) days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)            To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)            To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)            To submit any amendment to the Plan for stockholder approval.

(ix)            To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

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(x)            Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)            To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)            To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)            Delegation to Committee.

(i)            General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)            Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

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(d)            Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)            Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to take any action hereunder that could be taken by the Board or Committee with respect to Employees who are not Officers to the extent permitted by Applicable Law; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.            Tax Withholding

(a)            Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the grant, exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)            Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c)            No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

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(d)            Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.            Miscellaneous.

(a)            Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)            Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)            Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)            Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

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(e)            No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)            Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)            Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)            Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

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(i)            Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)            Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)            Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)            Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company's or any Affiliate's employee benefit plans.

(m)            Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

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(n)            Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)            Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.            Covenants of the Company.

(a)            Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.            Additional Rules for Awards Subject to Section 409A.

(a)            Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

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(b)            Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)            If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)            If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)            If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)            Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)            Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)            If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

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(2)            If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)            Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)            In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)            If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

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(3)            The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)            Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)            If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)            If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)            If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)            Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)            The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)            To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

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(iv)            The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.            Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.            Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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14.            Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)            “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)            “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)            “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)            “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)            “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f)            “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)            “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h)            “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

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(i)            “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or material violation of any provision of Company policy. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)            “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

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(ii)            there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)            there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)            individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k)            “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)            “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)            “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

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(n)            “Company” means TriSalus Life Sciences, Inc., a Delaware corporation.

(o)            “Compensation Committee” means the Compensation Committee of the Board.

(p)            “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)            “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)            “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)            a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)            a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

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(iv)            a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s)            “Director” means a member of the Board.

(t)            “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)            “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)            “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w)            “Effective Time” has the meaning set forth in the Merger Agreement.

(x)            “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y)            “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z)            “Entity” means a corporation, partnership, limited liability company or other entity.

(aa)      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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(bb)      “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc)      “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)            If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)            In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd)      “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(ee)      “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

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(ff)      “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg)      “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh)      “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant's rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant's rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.

(ii)            “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC, and TriSalus Life Sciences, Inc., a Delaware corporation.

(jj)      “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(kk)      “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(ll)      “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

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(mm)      “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(nn)      “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(oo)            “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(pp)      “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(qq)      “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(rr)      “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ss)      “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(tt)      “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu)      “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vv)      “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

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(ww)      “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(xx)            “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(yy)      “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period for any reason. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

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(zz)      “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa)      “Plan” means this TriSalus Life Sciences, Inc. 2022 Equity Incentive Plan, as amended from time to time.

(bbb)      “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(ccc)      “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd)      “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(eee)      “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

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(fff)      “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ggg)      “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(hhh)      “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(iii)            “Rule 405” means Rule 405 promulgated under the Securities Act.

(jjj)      “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(kkk)      “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(lll)      “Securities Act” means the Securities Act of 1933, as amended.

(mmm)      “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(nnn)      “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ooo)            “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ppp)      “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

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(qqq)      “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(rrr)      “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain "window" periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(sss)      “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(ttt)      “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

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Exhibit I

TriSalus Life Sciences, Inc.
2022 Employee Stock Purchase Plan

Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]

1.            General; Purpose.

(a)            The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)            The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as a Qualified Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of a Qualified Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of a Qualified Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.

(c)            The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.            Administration.

(a)            The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)            The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)            To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)            To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)            To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)            To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)            To suspend or terminate the Plan at any time as provided in Section 11.

(vi)            To amend the Plan at any time as provided in Section 11.

(vii)            Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as a Qualified Employee Stock Purchase Plan with respect to the 423 Component.

(viii)            To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.

(c)            The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)            All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

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3.            Shares of Common Stock Subject to the Plan.

(a)            Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [________] shares of Common Stock (equal to three percent (3%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time) (the “Initial Share Reserve”), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (x) two percent (2%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase, and (y) [______] shares of Common Stock (equal to two hundred percent (200%) of the Initial Share Reserve). Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)            If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)            The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.            Grant of Purchase Rights; Offering.

(a)            The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges (except as permitted by any regulations issued thereunder). The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)            If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)            The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

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5.            Eligibility.

(a)            Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are "highly compensated employees" (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)            The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)            the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)            the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)            the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)            No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)            As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Qualified Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

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(e)            Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees (or a subset thereof) within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)            Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that such individuals shall be excluded.

6.            Purchase Rights; Purchase Price.

(a)            On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a maximum percentage of eligible compensation or with a maximum dollar amount, as designated by the Board, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)            The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)            In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)            The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:

(i)            an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)            an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

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7.            Participation; Withdrawal; Termination.

(a)            An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b)            During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)            Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions (and if applicable, accumulated interest).

(d)            Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)            During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 9.

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(f)            Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.            Exercise of Purchase Rights.

(a)            On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)            Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)            No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.            Designation of Beneficiary.

(a)            The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)            If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

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10.            Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)            In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)            In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

11.            Amendment, Termination or Suspension of the Plan.

(a)            The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 10(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)            The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)            Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Qualified Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

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12.            Tax Qualification; Tax Withholding.

(a)            Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan.  The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)            Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)            The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

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13.            Effective Date of Plan.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 11(a) above, materially amended) by the Board.

14.            Miscellaneous Provisions.

(a)            Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)            A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)            The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)            The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)            If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)            If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

15.            Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)            “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for a Qualified Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)            “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)            “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).

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(d)            “Board” means the Board of Directors of the Company.

(e)            “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)            “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)            “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)            “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(i)            “Company” means TriSalus Life Sciences, Inc., a Delaware corporation.

(j)            “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.

(k)            “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)            a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)            a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)            a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)            “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.

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(m)            “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n)            “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o)            “Director” means a member of the Board.

(p)            “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.

(q)            “Effective Time” shall have the meaning set forth in the Merger Agreement.

(r)            “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s)            “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)            “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u)            “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)            In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.

(v)            “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(w)            “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

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(x)            “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC, and TriSalus Life Sciences, Inc., a Delaware corporation.

(y)            “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for a Qualified Employee Stock Purchase Plan may be granted to Eligible Employees.

(z)            “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa)      “Offering Date” means a date selected by the Board for an Offering to commence.

(bb)      “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(cc)      “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd)      “Plan” means this TriSalus Life Sciences, Inc. 2022 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee)      “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff)      “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg)      “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh)      “Qualified Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(ii)            “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj)      “Securities Act” means the U.S. Securities Act of 1933, as amended.

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(kk)      “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ll)      “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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Exhibit J

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Dated as of November [●], 2022
Principal Amount: Up to $[●]	New York, New York

MedTech Acquisition Corporation, a special purpose acquisition company incorporated as a Delaware corporation (the “Maker”), promises to pay to the order of [●], or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to $[●] in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.       Principal. The principal balance of this Note shall be due and payable by the Maker (such date, the “Maturity Date”), subject to Section 12 below, (a) upon the consummation of the Maker’s proposed initial business combination and (b) the date of the liquidation of the Maker.

2.       Interest. No interest shall accrue on the unpaid principal balance of this Note.

3.       Drawdown Requests. The Payee will fund up to $[●] into the trust account of the Maker established in connection with its initial public offering and currently maintained by Continental Stock Transfer & Trust Company, a New York corporation (the “Trust Account”), such amounts to be for the benefit of the holders of the Maker’s unredeemed shares of Class A common stock upon redemption or liquidation of the Maker in accordance with the Maker’s amended and restated certificate of incorporation, as amended. The principal of this Note may be drawn down in six equal amounts of $[●] per withdraw, between the 22nd and 29th of each month (or portion thereof) from December 2022 through June 2023 (provided that the first withdrawal hereunder may be made concurrently with the execution hereof), up until the date on which the Maker consummates its initial business combination, upon written request from the Maker to the Payee (each, a “Drawdown Request”). Each Drawdown Request must be made before the 7th of each applicable monthly period (provided that, with respect to the first Drawdown Request hereunder, such Drawdown Request may be made concurrently with the execution hereof), and state the amount to be drawn down. The Payee, in its sole discretion, shall fund each Drawdown Request via a wire transfer directly to the Trust Account no later than the 29th of each appliable monthly period; provided, however, that the maximum amount of drawdowns collectively under this Note shall not exceed $[●]. Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests. Except as set forth herein, no fees, payments or other amounts shall be due to the Payee in connection with, or as a result of, any Drawdown Request by the Maker.

4.       Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including, without limitation, reasonable attorneys’ fees, and then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5.       Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)       Failure to Make Required Payments. Failure by the Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b)       Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(c)       Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

6.       Remedies.

(a)       Upon the occurrence of an Event of Default specified in Section 5(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)       Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

7.       Waivers. The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment, and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

8.       Unconditional Liability. The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

9.       Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (a) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (b) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (c) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10.       Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11.       Severability. Any provision contained in this Note, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.       Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the Trust Account in which the proceeds of the initial public offering (“the “IPO”) conducted by the Maker (including the deferred underwriters’ discounts and commissions) and the proceeds of the sale of the units issued in a private placement that occurred prior to the closing of the IPO were deposited, as described in greater detail in the Maker’s Registration Statement on Form S-1 (File No. 333-251037) filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

13.       Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14.       Assignment. Maker may not assign or transfer this Note or any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of Payee and any attempted assignment without the required consent shall be void.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

MedTech Acquisition Corporation

By:
	Name:	Christopher C. Dewey
	Title:	Chief Executive Officer

[●]

By:
	Name:	[●]
	Title:	[●]

[Signature Page – Promissory Note]